Exhibit 10.46

NY-717 FIFTH AVENUE, L.L.C.,

Landlord

to

MF GLOBAL HOLDINGS USA INC.

Tenant

Lease

Dated as of December 31, 2007

Premises:	Entire Ninth (9th), Entire Eleventh (11th) and Entire Twelfth (12th) Floors and Storage Space 717 Fifth Avenue, New York, New York 10022

INDEX OF DEFINED TERMS

Definition	Where Defined
11th Floor Commencement Date	2
9th Floor Space Commencement Date	2
AAA	71
Abatement Space	6
Above Building Standard Installations	60
ACM	6
Additional Rent	8
all-risk	54
Alterations	26
Architect’s Certification	31
Assignment Profit	41
Bankruptcy Code	48
Base Operating Expenses	10
Base Real Estate Taxes	10
Base Rent	8
Brokers	70
Building	1
Building Services	10
Building Systems	26
Business Days	72
Business Hours	72
Commencement Date Agreement	2
Common Areas	1
Conditions	67
Constructive Total Taking	59
Control	38
Controlled	38
Controls	38
Cornerstone	2
Cornerstone Lease	2
Declaration	65
Decorative Alterations	28
Electric Rates	19
Electrical Requirements	20
Environmental Activity	5
Event of Default	50
Existing Premises	2
Expiration Date	2
Extraordinary Fixture	64
First Portion of the 12th Floor Space	1
First Portion of the 12th Floor Space Commencement Date	2

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First-Class Office Buildings	11
Force Majeure	68
Generator Operating Costs	73
Gross Rent	8
Guarantor	50
Hazardous Materials	6
Holidays	72
Indemnified Party Notice	58
Initial Improvements	Section 7.01
Land	1
Landlord	1,66
Landlord Services	21
Landlord’s ROFO Notice	76
Landlord’s Contribution	30
Landlord’s Protected Parties	57
Landlord’s Statement	10
Landlord’s Work	3
Legal Requirements	34
Merrill Lynch	2
NYRPL	4
Offering Amendment	76
Operating Expenses	10
Partnership Tenant	66
Payment Dates	16
Pre-Existing Rights	76
Premises	1
Project Costs	72
Qualified Alteration	26
Real Estate Taxes	14
re-enter	51
re-entering	51
Renewal Notice	Section 26.01
Renewal Term	Section 26.01
Rent Commencement Date	8
Requisition	30
Restoration Notice	61
Retainage	30
ROFO Space	76
Second Portion of the 12th Floor Space	1
Second Portion of the 12th Floor Space Commencement Date	2
Senior Interest Holder	46
Stipulated Rate	9
Storage Space	1
Storage Unit B13 Commencement Date	2
Storage Unit B15 Commencement Date	2
Subletting Profit	41

2

Subordinated Mortgage	45
Successor Landlord	46
Superior Leases	45
Superior Lessor	45
Superior Mortgagee	45
Superior Mortgages	45
Tax Year	14
Tenant	1
Tenant Delay	22
Tenant’s Estimated Operating Payment	15
Tenant’s Operating Payment	15
Tenant’s Operating Share	14
Tenant’s Property	29
Tenant’s Tax Payment	16
Tenant’s Tax Share	15
Term	1
Termination Notice	61
Terrace	77
TICA	11
Transaction Costs	41
Transferee	66
transfers	43
Wages	10
Yale	1

3

TABLE OF CONTENTS

ARTICLE 1 PREMISES; TERM		1
1.01	Demise	1
1.02	Term	1
1.03	Delivery of Premises	2
1.04	Storage Space	4

ARTICLE 2 USE		4
2.01	Use	4
2.02	Permits	5
2.03	Environmental	5
2.04	Floor Density	8

ARTICLE 3 RENT		8
3.01	Gross Rent	8
3.02	Base Rent	8
3.03	Manner of Payment	9
3.04	Illegality	9
3.05	Occupancy Tax	9

ARTICLE 4 ESCALATIONS		10
4.01	Definitions	10
4.02	Tenant’s Operating Payment	15
4.03	Tenant’s Tax Payment	16
4.04	Records	17
4.05	Landlord’s Statements	18
4.06	Survival	18

ARTICLE 5 ELECTRIC		18
5.01	Electric Facilities	18
5.02	Tenant Electricity	19
5.03	Termination of Service	19
5.04	Electric Fixtures	21

ARTICLE 6 LANDLORD COVENANTS		21
6.01	Standard of Operation; Landlord Services	21
6.02	Access	23
6.03	Cleaning	24
6.04	Service Interruption	24
6.05	Riser Space	26

ARTICLE 7 LEASEHOLD IMPROVEMENTS		26
7.01	Initial Improvements	26
7.02	Alterations	26
7.03	Tenant’s Property	29

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7.04	Effect of Landlord’s Approval	29
7.05	Survival	29
7.06	Landlord’s Contribution	30

ARTICLE 8 REPAIRS		31
8.01	Repairs by Landlord	31
8.02	Repairs by Tenant	32
8.03	Changes in Facilities	32

ARTICLE 9 COMPLIANCE WITH LAWS		34
9.01	Compliance with Laws by Tenant	34
9.02	Right to Contest	35
9.03	Compliance with Laws by Landlord	35

ARTICLE 10 RIGHT TO PERFORM TENANT COVENANTS		35
10.01	Right to Perform Tenant Covenants	35

ARTICLE 11 ASSIGNMENT AND SUBLETTING		36
11.01	No Assignment or Subletting	36
11.02	Tenant’s Notice	36
11.03	Landlord’s Termination	37
11.04	Conditions to Assignment or Subletting	37
11.05	No Release of Tenant; Indemnification of Landlord	40
11.06	Tenant’s Failure to Complete	41
11.07	Profits	41
11.08	Transfers	43
11.09	Assumption of Obligations	44
11.10	Tenant’s Liability	44
11.11	Lease Not Affirmed or Rejected	44
11.12	Other Permitted Occupancies	44

ARTICLE 12 SUBORDINATION		45
12.01	Subordination	45
12.02	Attornment	46
12.03	Right to Cure	47
12.04	Subordination, Non-Disturbance and Attornment	47

ARTICLE 13 BANKRUPTCY; CONDITIONS OF LIMITATION		48
13.01	Bankruptcy	48
13.02	Default	49
13.03	Intentional Default	51
13.04	Re-entry by Landlord	51
13.05	Damages	51
13.06	Right to Injunction	52
13.07	Other Remedies	52
13.08	Certain Waivers	53
13.09	No Waiver	53

13.10	Attorneys’ Fees	53

ARTICLE 14 QUIET ENJOYMENT		53
14.01	Quiet Enjoyment	53

ARTICLE 15 RULES OF THE BUILDING		53
15.01	No Nuisance	53
15.02	Building Rules	53
15.03	Graphics	54

ARTICLE 16 INSURANCE		54
16.01	Compliance with Insurance Standards	54
16.02	Landlord Insurance	54
16.03	Tenant Insurance	54
16.04	Waiver of Subrogation	55
16.05	Policy Requirements	56

ARTICLE 17 NONLIABILITY AND INDEMNIFICATION		56
17.01	Exculpation	56
17.02	Indemnity	57
17.03	Limitation of Landlord’s Personal Liability	58

ARTICLE 18 CONDEMNATION		58
18.01	Condemnation	58

ARTICLE 19 CASUALTY		60
19.01	Restoration	60
19.02	Landlord’s Termination Right	60
19.03	Tenant’s Termination Right	61
19.04	Final 24 Months	61
19.05	Waiver of Real Property Law §227	62
19.06	Inability to Collect	62
19.07	Cooperation	62
19.08	Landlord’s Liability	62
19.09	Windows	63

ARTICLE 20 SURRENDER		63
20.01	Surrender	63
20.02	Holding-Over	64

ARTICLE 21 ESTOPPEL CERTIFICATES		65
21.01	Estoppel Certificates	65

ARTICLE 22 CONDOMINIUM		65
22.01	Future Condominium Declaration	65

ARTICLE 23 PARTIES BOUND		66
23.01	Successors and Assigns	66

23.02	Landlord for Time Being	66
23.03	Partnership Tenant	66
23.04	No Offer	67
23.05	Inability to Perform	68

ARTICLE 24 MISCELLANEOUS PROVISIONS		68
24.01	Waiver of Counterclaims and Jury Trial	68
24.02	Notices	68
24.03	Severability	69
24.04	Amendments	69
24.05	No Joint Venture	69
24.06	Brokers	69
24.07	Merger	70
24.08	Applicable Law	70
24.09	Shoring; No Dedication	70
24.10	Notice of Occurrences	70
24.11	Vaults	70
24.12	Window Cleaning	71
24.13	Intentionally Deleted	71
24.14	Consents and Approvals	71
24.15	Development Rights	71
24.16	Business Hours	72
24.17	Confidentiality	72
24.18	Exhibits	72
24.19	Roof Rights	72

ARTICLE 25 EMERGENCY GENERATOR		72

ARTICLE 26 OPTION TO RENEW		74
26.01	Renewal Option	74
26.02	Arbitration	74
26.03	Time of Essence	76
26.04	Right No Longer Valid	76

ARTICLE 27 RIGHT OF FIRST OFFER		76
27.01	Right of First Offer	76

ARTICLE 28 TERRACE		77
28.01	Terrace	77
28.02	Conditions	78

ARTICLE 29 SIGNAGE		80
29.01	Signage	80

GUARANTY		2

WITNESSETH:		2

EXHIBITS
A	Description of Land
B	Floor Plans for Premises
C	Elevator Lobby Signage
D	Certificate of Occupancy
E	Building Rules and Regulations
F	HVAC Specifications
G	Cleaning Specifications
H	Approved Contractors
I	Current Building Standard Charges
J	Guaranty
K	Base Rent Schedule
L	Landlord’s Work
M	Generator and Cooling Tower
N	Superior Rights to 10th Floor
O	Completion Schedule for Exhibit M Work
P	Plan for Terrace

v

LEASE, dated as of December 31, 2007, between NY-717 FIFTH AVENUE L.L.C., a Delaware limited liability company (“Landlord”) having an address c/o Equity Office, 717 Fifth Avenue, New York, New York 10022, and MF GLOBAL HOLDINGS USA INC., a New York corporation (“Tenant”), having an office at 717 Fifth Avenue, New York, New York 10022.

WITNESSETH:

WHEREAS, Landlord is the owner of the office portion of the building (the “Building”) located on the land (the “Land”) more particularly described on Exhibit A annexed hereto and known as 717 Fifth Avenue, New York, New York and

WHEREAS, Landlord is willing to lease to Tenant and Tenant is willing to lease from Landlord certain space in the Building on the terms hereinafter set forth.

NOW, THEREFORE, Landlord and Tenant agree as follows:

ARTICLE 1

PREMISES; TERM

1.01 Demise. Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, subject to the covenants, conditions and agreements contained in this Lease, the entire rentable area located on the ninth (9th) floor, the entire rentable area located on the eleventh (11th) floor, and the entire rentable area located on the twelfth (12th) floor of the Building, together with Storage Unit B15 and Storage Unit B13 (such Storage Units, collectively or individually, the “Storage Space”), all as substantially shown on the plan(s) annexed as Exhibit B (the “Premises”).

Landlord and Tenant confirm that (a) the Premises are deemed and agreed to consist, of an aggregate 64,525 rentable square feet of office space, consisting of 23,369 rentable square feet contained in the 9th Floor Space; 20,509 rentable square feet contained in the 11th Floor Space; and 20,647 rentable square feet contained in the 12th Floor Space (being comprised of 12,486 rentable square feet contained in the “First Portion of the 12th Floor Space” and 8,161 rentable square feet contained in the “Second Portion of the 12th Floor Space”, and Storage Unit B15 shall consist of 400 square feet and Storage Unit B13 shall consist of 500 square feet) and (b) the total rentable area of the Building is 352,951 rentable square feet.

Tenant shall have, as an appurtenance to the Premises, the nonexclusive right to use, and permit its employees and invitees to use, in common with others the common areas of the Building (collectively, the “Common Areas”); but such rights shall always be subject to (i) the rights of Landlord pursuant to Section 8.03 and (ii) such reasonable rules and regulations from time to time established by Landlord pursuant to Section 15.02.

1.02 Term. The term of this Lease (the “Term”) shall commence

(i) with respect to the 9th Floor Space on October 1, 2010, or upon the earlier expiration or termination of that certain Lease dated May 27, 1998 (the “Merrill Lease”) between Landlord, as successor in interest to Yale University (“Yale”) Landlord’s predecessor-in-interest as landlord, and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) as tenant (the “9th Floor Space Commencement Date ”);

(ii) with respect to the 11th Floor Space, on August 1, 2008 or upon the earlier expiration or termination of that certain Lease dated February 9, 1998 (the “Cornerstone Lease”) between Landlord, as successor in interest to Yale, as landlord, and Cornerstone Equity Investors, LLC (“Cornerstone”), as tenant (the “11th Floor Space Commencement Date”);

(iii) with respect to the First Portion of the 12th Floor Space, on the date on which Landlord shall deliver possession of such space to Tenant (the “First Portion of the 12th Floor Space Commencement Date”);

(iv) with respect to the Second Portion of the 12th Floor Space, on February 1, 2008 (the “Second Portion of the 12th Floor Space Commencement Date”);

(v) with respect to Storage Unit B15 on the date Landlord shall deliver possession of such Storage Unit to Tenant (the “Storage Unit B15 Commencement Date”); and

(vi) with respect to Storage Unit B13 on October 1, 2010, or upon the earlier termination of the Merrill Lease (the “Storage Unit B13 Commencement Date”)

and the Term of this Lease shall end with respect to the entire Premises, unless sooner terminated as herein provided, on the day immediately preceding the fifteenth (15th) anniversary of the 12th Floor Space Rent Commencement Date (as defined in Section 3.2) (the “Expiration Date”). However, if the 12th Floor Space Rent Commencement Rent is a date other than the first day of a calendar month, than the Expiration Date shall be the last day of the calendar month in which the fifteenth (15th) anniversary of the 12th Floor Space Rent Commencement Date occurs. If Tenant shall exercise the renewal right set forth in Article 26, the Term shall include the Renewal Term.

The 9th Floor Space Commencement Date, the 11th Floor Space Commencement Date, the First Portion of the 12th Floor Space Commencement Date and the Second Portion of the 12th Floor Space Commencement Date shall be referred to herein individually as a “Commencement Date”. The 9th Floor Space, the Storage Unit B13 Space and the 11th Floor Space shall be collectively referred to herein as the “Existing Premises”. Promptly after the occurrence of each such respective Commencement Dates, the parties shall execute and deliver to one another an agreement in form reasonably satisfactory to both Landlord and Tenant (each, a “Commencement Date Agreement”), each of which Commencement Date Agreements shall state, among other things, the Commencement Date with respect to each portion of the Premises and the Expiration Date of the Term hereof. The delay or failure of the parties to enter into the Commencement Date Agreement shall not affect the dates therein described as the respective Commencement Dates or the Expiration Date.

1.03 Delivery of Premises. The parties acknowledge that Tenant is currently occupying the Existing Premises pursuant to, in the case of the 9th Floor Space and Storage Unit B13, a sublease from Merrill Lynch, and in the case of the 11 th Floor Space, a license from

Cornerstone, and Tenant agrees to continue its occupancy and possession of the Existing Premises as a direct tenant of Landlord in such portion of the Premises in “as is” condition in all respects on the date hereof and on the 9th Floor Commencement Date and on the 11th Floor Commencement Date, respectively. Landlord hereby acknowledges Tenant’s right to use shaft, riser and conduit space currently serving the 9th Floor Premises for Tenant’s electrical, mechanical and telecommunications equipment. Such rights of Tenant to continue to use such shaft riser and conduit space currently serving the 9th Floor Premises shall be subject to (i) such rights, if any, to such spaces as may be held by Merrill Lynch pursuant to its lease with Landlord, and (ii) the right of Merrill Lynch to gain access (upon reasonable notice to Tenant and to Landlord, except in the event of an emergency) to any shaft riser and conduit space used by Merrill Lynch, but Landlord will designate alternative spaces for any such of Tenant’s requirements that may be disrupted or unaccommodated as a result of Merrill Lynch’s exercise of any such rights, and Tenant shall have the right to utilize such alternative spaces at Tenant’s sole cost and expense and pursuant to the provisions of Article 7. Subject to the performance by Landlord, at Landlord’s sole cost and expense, of certain work (“Landlord’s Work”) as described in Exhibit L, and certain work described in Section 2.03(b), Landlord’s obligations contained in Section 6.01(b)(ii), Tenant agrees to accept the 12th Floor Space vacant and free of tenants or occupants, with moveable personal property removed therefrom, and broom clean, but otherwise in its “as is” condition in all respects as of the date hereof. The taking of occupancy of the whole or any part of the 12th Floor Space by Tenant shall be conclusive evidence, as against Tenant, that Tenant accepts possession of the same and that the 12th Floor Space so occupied and the portions of the Building affecting the 12th Floor Space, including the lobby and the Building equipment servicing the 12th Floor Space, were in good and satisfactory condition at the time such occupancy was so taken and that the 12th Floor Space or such portion thereof, were substantially as shown on Exhibit B. Notwithstanding the foregoing, the taking of occupancy shall not be deemed to be conclusive evidence, as against Tenant that Landlord shall have satisfactorily completed Landlord’s Work, completed the work described in Section 2.03(b) or complied with Landlord’s covenants contained in Section 6.01(b)(ii). Tenant acknowledges that the performance by Landlord of Landlord’s Work shall occur contemporaneously with the performance by Tenant of the Initial Improvements, and that such performance by Landlord of Landlord’s Work shall not affect the occurrence of the 12th Floor Commencement Date. No promise of Landlord to alter, remodel, repair or improve the Premises or the Building and no representation respecting the condition of the Premises or the Building have been made by Landlord to Tenant, other than as may be otherwise expressly provided in this Lease. If Landlord, for any reason whatsoever, shall be unable to deliver to Tenant possession of any portion of the Premises on the respective Commencement Dates set forth herein, Landlord shall not be subject to any liability, nor shall the validity of this Lease or the obligations of Tenant hereunder be thereby affected, provided, however, that if (i) subject to Landlord’s obligation to perform certain work described in Section 2.03(b) as described in such Section, Landlord shall fail to deliver to Tenant possession of the entire 12th Floor Space on or before the Second Portion of the 12th Floor Space Commencement Date, then 12th Floor Rent Commencement Date shall be deferred for one (1) day for each day from the 12th Floor Commencement Date through the date upon which Landlord shall deliver to Tenant possession of the 12th Floor Space, and (ii) if such failure to deliver extends beyond ninety (90) days after the Second Portion of the 12 th Floor Space Commencement Date for any reason other than Force Majeure (it being expressly agreed that for the purposes hereof the holding over by the existing occupant of any portion of the 12th

Floor shall not be considered to constitute Force Majeure), then as Tenant’s sole and exclusive remedy for such delay Tenant shall be entitled to one (1) additional day of rent abatement, in addition to any other free rent periods provided for herein, for each day that Landlord is delayed in delivering the entire 12th Floor Space to Tenant. Without limiting the foregoing, the parties hereto expressly waive the provisions of Section 223-a of the New York Real Property Law (the “NYRPL”) and agree that this Section 2.02 constitutes an express “provision to the contrary” within the meaning of Section 223-a of the NYRPL.

1.04 Storage Space. Landlord shall lease to Tenant Storage Unit B15 for storage purposes only, and Tenant shall accept possession of the same for the Term in its “as is” condition commencing on the Storage Unit B15 Commencement Date, and at the Base Rent set forth on Exhibit K hereof. Additionally, Landlord shall lease to Tenant Storage Unit B13 for storage purposes only (in its “as is” condition) for the Term commencing on the Storage Unit B13 Commencement Date at the Base Rent set forth on Exhibit K hereof.

ARTICLE 2

USE

2.01 Use. The Premises shall be used and occupied by Tenant (and its permitted assignees and subtenants) solely as general, administrative and executive offices including the use of the offices to trade securities and such ancillary uses in connection therewith as shall be reasonably required and as are consistent with a First-Class Office Building) and for no other purpose; provided, however, that in no event shall any of the following be permitted in the Premises: (a) sale of wine, ale, beer or other alcoholic beverages kept in the Premises; (b) sale at wholesale or retail of any other products or materials kept in the Premises, by vending machines (except to Tenant’s employees and business guests) or otherwise, or demonstrations to the public, or as a restaurant or bar, or for the sale of candy, food, cigarettes, cigars, tobacco, newspapers, magazines, beverages or similar items, or for the preparation, dispensing or consumption of food or beverages in any manner whatsoever (except by Tenant’s employees and business guests); (c) manufacturing, printing or electronic data processing, except for the operation of normal business office equipment and machines for Tenant’s own requirements, as distinguished from operation for commercial hire or for the sale of the products or services to others; (d) rendition of medical, dental or other diagnostic or therapeutic services, except that Tenant shall have the right to employ a resident nurse for Tenant’s employees normally working at the Premises; (e) conduct or maintenance of any gambling or gaming activities or any political activities or any club activities, whether private or public; (f) the offices or business of a governmental or quasi-governmental bureau, department or agency, foreign or domestic, including an autonomous governmental corporation or diplomatic or trade mission, or any other person or entity entitled to diplomatic or sovereign immunity; (g) a retail banking, trust company, depository, guarantee or safe deposit business; (h) a retail savings bank, savings and loan association or loan company; (i) sale to the public of travelers checks, money orders, drafts, foreign exchange or letters of credit or the receipt of money for transmission; (j) a retail stockbroker’s or retail dealer’s office or the retail sale of securities; (k) an employment agency, executive search firm or similar enterprise, (l) a labor union, school or vocational training center (except for the training of employees of Tenant intended to be employed at the Premises); (m) a barber shop or beauty salon; or (n) a travel agency.

2.02 Permits. If any governmental license or any permit, other than a certificate of occupancy for the entire Building and/or Premises, shall be required for the proper and lawful conduct of Tenant’s business in the Premises and if failure to secure such license or permit would in any way adversely affect Landlord or the Building, then Tenant, at its expense, shall duly procure and thereafter maintain such license or permit and submit the same to Landlord for inspection. Tenant shall at all times comply with the terms and conditions of each such license or permit. In no event shall Tenant’s failure to procure or maintain such license or permit relieve Tenant from its obligations under this Lease. Landlord, throughout the Term, shall refrain from altering or modifying the permanent or temporary certificate of occupancy for the Building in any manner which would have the effect of (I) depriving Tenant of the legal right to the use of the Premises as “offices” at occupancy levels which are not less than the occupancy levels set forth in the existing certificate of occupancy for the Building, a copy of which is attached hereto as Exhibit O (the “existing certificate of occupancy”), or (II) eliminate Tenant’s right to cause each floor of the Premises to be loaded with a load at least equal to the permitted floor load set forth on the existing certificate of occupancy. Landlord and Tenant acknowledge that the current certificate of occupancy for the Building does not provide for Tenant’s use of the Terrace as described in Article 28, and that Tenant’s use thereof shall be subject to Tenant obtaining an amendment to the certificate of occupancy permitting such use. Tenant shall engage Landlord’s expeditor, Millrose Associates, to seek such amendment, and Landlord shall cooperate with Tenant and such expeditor by executing applications, and providing information and plans such as may be in Landlord’s possession, all without liability to Landlord and at Tenant’s sole but reasonable expense.

2.03 Environmental. (a) Throughout the Term, Tenant shall not undertake or permit any Environmental Activity (as defined below) to be undertaken in the Premises, or Building by Tenant’s employees, agents, contractors, or invitees other than (i) in compliance with all applicable Legal Requirements, (ii) as is customary for general office tenants in first-class office buildings in the Borough of Manhattan and (iii) in such a manner as shall avoid any liability on the part of Landlord and shall keep the Premises, Building and Land (as defined in Exhibit A) free from any lien imposed pursuant to any Legal Requirement in respect of such Environmental Activity. Tenant shall take all necessary steps to ensure that any Environmental Activity undertaken or permitted at the Premises is undertaken in a manner as to provide prudent safeguards against potential risks to human health or the environment. Tenant shall notify Landlord as soon as practicable after Tenant becomes aware of the release of any Hazardous Materials (as hereinafter defined) from or at the Premises which could form the basis of any claim, demand or action by any party. Landlord, at its sole cost and expense, shall have the right from time to time to conduct an environmental audit of the Premises and Tenant shall cooperate, all reasonable respects, in the conduct of such environmental audit. If Tenant shall breach the covenants provided in this Section, then, in addition to any other rights and remedies which may be available to Landlord under this Lease or otherwise at law or in equity, Landlord may require Tenant to take all actions, or to reimburse Landlord for the costs of any and all actions taken by Landlord, as are necessary or reasonably appropriate to cure such breach. For purposes of this Section, “Environmental Activity” means any use, storage, installation, existence, release, threatened release, discharge, generation, abatement, removal, disposal, handling or transportation from, under, into or on the Premises of (A) any “hazardous substance” as defined in § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601(14), as amended; (B) any “hazardous waste” as defined in § 27-1301(1) of the

New York Environmental Conservation Law; (C) petroleum, crude oil or any fraction thereof, natural gas or synthetic gas used for fuel; and (D) any additional substances or materials which at such time are classified or considered to be hazardous or toxic under the laws of the State of New York or any other Legal Requirements (the materials described in clauses (A) through (D) above are collectively referred to herein as “Hazardous Materials”). The obligations of Tenant under this Section 2.03 shall survive the expiration or sooner termination of this Lease.

(b) Landlord and Tenant acknowledge and agree that promptly following the 12th Floor Space Commencement Date, Tenant shall, at Tenant’s sole cost and expense, demolish portions of the 12th Floor Space in stages in connection with the performance of Tenant’s Initial Improvements to the 12th Floor Space, but, pursuant to applicable Legal Requirements, such demolition may be performed by Tenant only pursuant to the delivery to the New York City Department of Buildings (the “Department”) of either an ACP-5 Certificate (indicating that no asbestos containing materials (“ACM”) will be affected by such demolition), or an ACP-7 Certificate (indicating that ACM will be affected by such demolition and will be abated in accordance with Legal Requirements). Because Landlord has agreed to abate any ACM as may exist in the 12th Floor Space at Landlord’s sole cost and expense, and Tenant has agreed to perform all demolition at Tenant’s sole cost and expense, Landlord and Tenant have agreed to cooperate as hereinafter set forth. If Tenant shall seek to demolish any portion of the 12th Floor Space, Tenant shall give Landlord fifteen (15) days notice of Tenant’s intent to so demolish such portion, which notice shall be accompanied by a demolition plan therefore, in form and substance suitable for submission to the Department. Landlord shall within fifteen (15) days thereafter, and at Landlord’s sole cost and expense, (i) engage a licensed ACM investigator to enter upon and examine such premises and take such actions as may be required to issue an ACP-5 or an ACP-7, as the case may be, with respect to such demolition plan, and (ii) apply for and secure a permit from the Department for Tenant to perform such demolition. If Landlord shall fail to deliver to Tenant a permit for the performance by Tenant of such demolition within such fifteen (15 days period for any reason (including Force Majeure) other than as a result of Tenant Delay, then for each day after such fifteen (15) day period until the date Landlord shall deliver such permit to Tenant, the 12th Floor Rent Commencement Date with respect to such portion of the 12th Floor space shall be deferred for one (1) additional day, or, if the 12th Floor Space Rent Commencement Date has already occurred, then the Gross Rent payable for such portion of the 12th Floor Space shall be abated one (1) day for each day after such fifteen (15) day period. If such demolition by Tenant shall be performed in a portion of the 12th Floor Space that requires the abatement of ACM (“Abatement Space”), then Landlord shall enter upon such Abatement Space following notice by Tenant that such Abatement Space is available for abatement (and that any demolition required to be performed in order to permit such abatement has been completed), and Landlord shall abate such ACM in accordance with all Legal Requirements, and shall thereafter deliver to Tenant an ACP-5 Certificate with respect to such Abatement Space indicating that such Abatement Space is free of any ACM as would be required to be abated in connection with the performance of Tenant’s Initial Improvements (as defined in Article 7), which abatement of ACM and delivery to Tenant of such ACP-5 Certificate shall be completed by Landlord in not more than five (5) Business Days, provided, however, if the ACM to be so abated from such Abatement Space shall include friable ACM, then such abatement and delivery to Tenant of an ACP-5 Certificate shall be completed in not more than eight (8) Business Days. If Landlord’s abatement of ACM from any Abatement Space

(including the delivery of such ACP-5 Certificate to Tenant) shall not be completed within such five (5) Business Day or eight (8) Business Day period, as the case may be, for any reason (including Force Majeure) other than as a result of Tenant Delay, then for each day of actual delay beyond such five (5) Business Day or eight (8) Business Day period, as the case may be until the date Landlord shall complete such abatement of ACM in such a Abatement Space, the 12th Floor Space Rent Commencement Date with respect to such Abatement Space shall be deferred for one (1) additional day, or, if the 12th Floor Space Rent Commencement Date has already occurred, then the Gross Rent payable for the Abatement Space shall be abated for one (1) day for each day beyond such five (5) Business Day or eight (8) Business Day period, as the case may be. Notwithstanding the specific time provisions set forth in this Section 2.03(b), Landlord will use all commercially reasonable efforts to complete all such ACM inspections, abatements and filings as may be required, and will coordinate such activities with Tenant’s Initial Improvements, so as to minimize any delay of or interference with the performance of Tenant’s Initial Improvements.

(c) If during the course of Tenant’s Initial Improvements to any portion of the 12th Floor Space with respect to which Landlord shall have delivered an ACP-5 Certificate pursuant to the provisions of Section 2.03(b) above, Tenant shall encounter ACM required to be abated pursuant to applicable Legal Requirements then Tenant shall cease its performance of such Initial Improvements as may be necessary so that Landlord, with all reasonable promptness, at Landlord’s sole cost and expense, and as Landlord’s sole obligation to Tenant with respect thereto, shall abate such ACM in compliance with Legal Requirements, and if and to the extent that Tenant’s performance of the Initial Improvements to such portion of the 12th Floor Space shall actually be delayed as a result of Landlord’s performance of such ACM abatement, then for each day of actual delay, the 12th Floor Space Rent Commencement Date shall be deferred for one (1) day, but only with respect to such portion of the 12th Floor Space actually so affected. Upon completion of such work by Landlord, Landlord shall obtain such permits and approvals as may be required to permit Tenant to resume the performance of Tenant’s Initial Improvements.

(d) Landlord represents that, to the best of Landlord’s knowledge (except for the presence of asbestos-containing materials described in Section 2.03(b) above), there are no Hazardous Materials present at or in the 12th Floor Space, the nature, concentration or condition of which violates any Legal Requirement, and Landlord agrees that it shall use all commercially reasonable efforts to not undertake or permit any Environmental Activity in the Common Areas other than (i) in compliance with all applicable Legal Requirements, (ii) as is customary for first-class office buildings in the Borough of Manhattan and (iii) in such a manner as to provide reasonably prudent safeguards against reasonably anticipated risks to human health or the environment. If, at any time during the Term, (y) Tenant becomes aware of any circumstance or condition which renders Landlord’s representation above to be inaccurate or breached in any material respect, Tenant shall promptly advise Landlord thereof, and the basis of such contention, or (z) if Landlord becomes aware that the foregoing representation or covenant was inaccurate or breached in any material respect (other than by the acts of Tenant or its agent), then in either of such cases Landlord’s sole obligation to Tenant, and in lieu of any other remedy available to Tenant in connection with such inaccuracy or breach, Landlord shall take all commercially reasonable actions necessary to correct any condition or conditions the existence of which renders such representation inaccurate or results in a breach of such covenant.

2.04 Floor Density. The parties acknowledge that the existing certificate of occupancy for the Building with respect to the Premises permits a maximum of 240 occupants per each of the 9th, 11 th and 12th floors, and Tenant shall in no event exceed such permitted floor density on such floors.

ARTICLE 3

RENT

3.01 Gross Rent. The “Gross Rent” or the “Rent” shall consist of (a) Base Rent (as herein defined) and (b) additional rent (“Additional Rent”) consisting of all other sums of money that shall become due from and payable by Tenant to Landlord hereunder.

3.02 Base Rent. (a) The annual base rent (the “Base Rent”) for the Premises payable by Tenant is set forth in Exhibit K.

(b) Base Rent for the Premises shall be payable by Tenant in twelve (12) equal monthly installments in advance on or before the first day of each calendar month during the Term commencing on the applicable Rent Commencement Date (prorated in the case of the first installment if the Rent Commencement Date is not the first day of the month) and on the first day of each calendar month thereafter. Upon the execution of this Lease, Tenant shall deliver to Landlord a Guaranty executed by MF Global Limited, an entity whose shares are publicly traded on the New York Stock Exchange in the form annexed hereto as Exhibit J.

(c) Notwithstanding anything to the contrary provided elsewhere in this Lease, but except as otherwise provided in this Subsection (c), and subject to the penultimate sentence of Section 1.03, no Base Rent or Additional Rent shall be payable with respect to the period beginning on the First Portion of the 12th Floor Space Commencement Date and ending on the day preceding the 12 th Floor Space Rent Commencement Date (as herein defined). Notwithstanding the foregoing, Tenant shall pay for electricity furnished to the Premises from and after the First Portion of the 12th Floor Space Commencement Date, the 9th Floor Space Commencement Date and the 11th Floor Space Commencement Date, respectively in accordance with the terms of Article 5 hereof. The 9th Floor Space Rent Commencement Date shall mean the 9th Floor Space Commencement Date; the 11th Floor Space Rent Commencement Date shall mean the 11th Floor Space Commencement Date; and the 12th Floor Space Rent Commencement Date (with respect to both the First Portion of the 12th Floor Space and the Second Portion of the 12th Floor Space) shall mean the date which is five (5) consecutive calendar months following the Second Portion of the 12th Floor Space Commencement Date. The 9th Floor Space Rent Commencement Date, the 11th Floor Space Rent Commencement Date and the 12th Floor Space Rent Commencement Date shall be referred to herein individually as a “Rent Commencement Date”. Notwithstanding the foregoing, in the event the Merrill Lease terminates prior to September 30, 2010, Tenant will pay rent and additional rent (on account of operating expenses and real estate taxes) to Landlord for the 9th Floor Space in the amount as would be payable pursuant to that certain sublease dated July 18, 2002, between Merrill Lynch, as Sublandlord, and Man Group USA, Inc., as Subtenant, and the 9th Floor Space Rent Commencement Date will not occur until October 1, 2010; in the event the Cornerstone Lease terminates prior to July 31, 2008, Tenant will pay rent and additional rent (on account of operating expenses and real estate taxes) to Landlord for the 11th Floor Space in the amount as would be payable pursuant to that certain license agreement dated June 18, 2004, between Cornerstone, as Licensor, and Man Group USA Inc., as Licensee, and the 11th Floor Space Rent Commencement Date will not occur until August 1, 2008.

3.03 Manner of Payment. (a) Tenant may pay the Base Rent and Additional Rent by unendorsed check, subject to collection, payable to Landlord and drawn on a New York City branch of a bank or trust company located in New York City or, if requested by Landlord, by wire transfer of immediately available federal funds to an account as may be described in such request by Landlord.

(b) Tenant covenants to pay all Gross Rent as the same shall become due and payable under this Lease at the times and in the manner provided herein without notice or demand and without setoff, abatement, deduction or counterclaim, except as expressly provided in this Lease. Landlord shall have the same rights for default in the payment of Additional Rent as for default in the payment of Base Rent hereunder. If Tenant shall fail to pay any installment of Base Rent or Additional Rent when due and such failure shall continue for a period of five (5) Business Days, Tenant shall pay interest thereon from the date when such Base Rent or Additional Rent became due and payable to the date of Landlord’s receipt thereof at a rate per annum (the “Stipulated Rate”) equal to the lesser of (i) four percentage points (4%) above the rate from time to time announced by Citibank, N.A., or its successor, as its “base rate” to be in effect at its principal office in New York, New York or (ii) the maximum rate permitted by applicable law.

3.04 Illegality. If any of the Gross Rent payable hereunder shall be or become uncollectible, reduced or required to be refunded because of any Legal Requirement, Tenant shall enter into such agreements and take such other actions (without additional expense to Tenant) as Landlord may reasonably request and as may be legally permissible to permit Landlord, during the continuance of such Legal Requirement, to collect the maximum rents as may be legally collectible (and not in excess of the amounts reserved therefor under this Lease). Upon the termination of such Legal Requirement, (a) the Gross Rent shall become and thereafter be payable in accordance with the amounts reserved herein and (b) Tenant shall pay to Landlord upon demand, to the extent legally permissible, an amount equal to (i) the Gross Rent which would have been paid pursuant to this Lease but for such Legal Requirement less (ii) the rents and payments in lieu of rent paid by Tenant during the period in which such Legal Requirement was in effect.

3.05 Occupancy Tax. Tenant shall pay to Landlord upon demand any occupancy tax or tax in lieu thereof related to Tenant’s occupancy of the Premises if the same shall become payable by Landlord (and not by Tenant) in the first instance, or is at any time required to be paid by Landlord and not by Tenant.

ARTICLE 4

ESCALATIONS

4.01 Definitions. As used in this Lease:

“Base Operating Expenses” means the Operating Expenses (as hereafter defined) paid or incurred by Landlord for the calendar year commencing January 1, 2008 (the “Base Year”).

“Base Real Estate Taxes” means the Real Estate Taxes (as hereafter defined) payable by Landlord with respect to the Building for the Tax Year commencing on January 1, 2008, i.e., one-half of the Real Estate Taxes for the fiscal Tax Year beginning July 1, 2007 and ending June 30, 2008, plus one-half of the Real Estate Taxes for the first Tax Year beginning July 1, 2008, and ending June 30, 2009 (the “Base Year”).

“Landlord’s Statement” means a statement furnished by Landlord to Tenant containing (i) a reasonably itemized statement of Operating Expenses for such calendar year and (ii) with respect to any calendar year after the Base Year, a computation of the Tenant’s Operating Payment for such calendar year.

“Operating Expenses” means, without duplication, all costs, expenses and amounts (and taxes thereon, if any) of every kind and nature which are paid, incurred or accrued for by or on behalf of Landlord determined on an accrual basis, and, except as expressly set forth below, in accordance with generally accepted accounting principles, consistently applied (“GAAP”), with respect to the operation, cleaning, repair, safety, management, administration, security, maintenance, replacement, restoration, and operation of the Building and with respect to the provision of services to tenants (all of the foregoing, collectively, being “Building Services”), including without limitation (i) salaries, wages and bonuses and any hospitalization, medical, surgical, union and general welfare benefits (including group life insurance), pension, retirement or life insurance plans and other benefits for or similar expenses for all persons engaged in the rendering of Building Services; (ii) social security, unemployment and other payroll taxes, disability and workmen’s compensation coverage imposed by Legal Requirements, union contract or otherwise with respect to said employees (collectively with the items referred to in clause (i) above, “Wages”), provided, however, that if any such employees are not engaged exclusively in rendering the Building Services, then the Wages of or for such employees shall be included in the Operating Expenses on a pro-rated basis, based upon the proportion of such employees’ total work time that is spent engaged in rendering the Building Services; (iii) the cost of obtaining or providing utilities for the Building, including without limitation electricity (other than electricity to portions of the Building (herein called “Leaseable Areas”) that are leased to tenants or are available for lease, whether or not the same are then being marketed), gas, steam, water, sewer, heat, ventilation, air conditioning, chilled or condenser water, oil and other fuel; (iv) insurance applicable to the Building, including without limitation casualty, rent, liability, fidelity, plate glass and any other insurance; (v) the cost of repairs, maintenance and painting (other than painting of Leaseable Areas); (vi) the cost or rental (on commercially reasonable terms) of all building and cleaning supplies, tools, materials and equipment;

(vii) the cost of uniforms and work clothes and dry cleaning thereof of employees of Landlord (or personnel whose wages are chargeable to Landlord) engaged in the rendering of Building Services; (viii) the cost of janitorial and cleaning services, window cleaning, trash collection and removal, snow removal, concierge, guard, watchman or other security personnel, or services, if any; (ix) expenditures for capital improvements and capital equipment (a) made primarily to reduce Operating Expenses, or to comply with any Laws or other governmental requirements, or (b) for replacements (as opposed to additions or new improvements) of non-structural items located in the common areas of the Building, as the case may be) and required to keep such areas in good condition; provided, all such permitted capital expenditures (together with reasonable financing charges) shall be amortized for purposes of this Lease on a straight line basis over the useful life of the item in question, as reasonably determined in accordance with GAAP, provided, however, that in no event shall the amount to be included in Operating Expenses for any capital improvement or capital equipment made primarily to reduce Operating Expenses for any calendar year exceed the amount by which such expenses were reasonably estimated by Landlord’s consultants to be reduced in that calendar year by reason of such capital improvement or capital equipment; (x) management fees in an amount which shall not exceed the lesser of (i) the fees actually paid to any managing agent, or (ii) a sum equal to three percent (3%) of Gross Rents from the Building; (xi) charges of independent contractors and consultants performing Building Services; (xii) telephone, stationery, office supplies and other office costs of administration; (xiii) legal, accounting and other professional fees and disbursements incurred in connection with the provision of Building Services; (xiv) association fees and dues with respect to associations of which owners of other non-institutional, nongovernmental first-class office buildings located in the Borough of Manhattan (“First-Class Office Buildings”) are customarily members; (xv) decorations of the type customarily installed in First-Class Office Buildings (except that Operating Expenses shall not include (A) the cost of decorating any Leaseable Areas or (B) the cost of acquiring leasing, restoring, removing or replacing sculpture, paintings or other objects of art); (xvi) depreciation of hand tools and other movable equipment used in the rendering of Building Services to the extent the cost thereof is not expensed in the year of purchase; (xvii) interior and exterior landscaping; (xviii) the cost of providing pest extermination services; (xix) the rental value of the Landlord’s building office and any other leaseable premises in the Building utilized by the personnel of either Landlord or Landlord’s agents in connection with the rendering of Building Services provided, that, the same does not exceed 3,000 square feet in the aggregate; (xx) all other fees, costs, charges and expenses properly allocable to the repair, replacement, maintenance, operation and/or security of the Building in accordance with then prevailing customs and practices of the commercial real estate industry in the Borough of Manhattan, City of New York; (xxi) permits, licenses, and certificates necessary to operate, manage and lease the Building; (xxii) cost of any amenities provided for the benefit of all tenants of the Building, such as the conference center; and (xxiii) payments under any easement, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs in any planned development, including but not limited to a certain Tenancy in Common Agreement dated as of September 8, 2004, by and between NY-717 Fifth Avenue, L.L.C., NY-717 Fifth Avenue Office, L.L.C., and 717 GFC, LLC (the “TICA”).

The foregoing costs and expenses however, shall exclude or have deducted from them, as the case may be, (A) expenditures for capital improvements, other than those referred to in clause (ix) above and in the paragraph following this proviso; (B) any cost for which Landlord is reimbursed through proceeds of insurance, condemnation awards, guarantees or by other tenants or occupants (other than pursuant to the payment of Operating Expenses); (C) costs of repairs, replacements or restorations incurred by reason of fire or other casualty or condemnation to the extent Landlord is compensated therefor or in any case where Landlord is so entitled to compensation, but Landlord fails to be so compensated due to Landlord’s negligent acts or omissions in the collection thereof, the amount of compensation to which Landlord would have been entitled; (D) depreciation or amortization, except as provided in clause (ix) above and in the paragraph following this proviso; (E) brokerage commissions, advertising, attorneys’ fees and other expenses incurred by Landlord or its agents in connection with the leasing of space in the Building to tenants or the renewal of leases, including, without limitation, tenant allowances, lease takeover or takeback costs, incentives and all costs and expenses of any demolition in, painting, carpeting, or refurbishing of, or alterations or improvements to, any Leaseable Areas to prepare the same for leasing or re-leasing; (F) the cost of any work or service, including the provision of electricity, performed for any tenant (including Tenant) which is paid for by such tenant other than pursuant to this Article 4 or comparable provisions in the leases of such tenants; (G) financing and refinancing costs, mortgage interest and amortization payments, ground rent or any other payments paid under ground leases, together with any related interest or penalties; (H) expenditures for any alteration, renovation, layout and finish of any space in the Building performed in connection with occupancy of such space by a tenant or in connection with a renewal of a lease for such space with the existing tenant thereof; (I) costs and expenses, including legal fees, incurred in connection with the enforcement of leases (other than in connection with a tenant maintaining a nuisance in the Building); (J) Real Estate Taxes; and (K) franchise and income taxes of Landlord, capital stock, transfer, inheritance, estate, succession or gift taxes; (L) any fee or other expenditure paid to any corporation or entity related to or affiliated with Landlord in excess of the amount which would be reasonably paid in the absence of such relationship (but expressly excluding management fees as permitted pursuant to (x) above); (M) the portion of any employee’s Wages allocable to the portion of such employee’s time spent providing services to properties other than the Building; (N) Wages of executives above the position of Building manager; (O) all costs and expenses for any special events, receptions and concerts; (P) all costs and expenses relating to any common areas used exclusively by or independently paid by or on behalf of, or for the benefit of, the retail tenants in the Building; (Q) all costs and expenses relating to any garage, dining facility, athletic, fitness or recreational club facility or any observatory, antenna or other specialty facility not made available to all tenants including Tenant; (R) the costs of acquisitions with respect to all sculptures, paintings and other works of art; (S) the cost of any electricity, or condenser water furnished to the Premises or any other Leaseable Areas of the Building for which Landlord is compensated by the tenant(s) thereof, (T) legal and accounting fees relating (i) to disputes with tenants, prospective tenants or other occupants of the Building or any part thereof, (ii) to disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Building or any part thereof or (iii) to negotiations of underlying leases or space leases, contracts of sale or mortgages; (U) costs incurred with respect to a sale or transfer of all or any portion of the Building or any interest therein or in any person of whatever tier owning an interest therein; (V) to the extent any costs includable in Operating Expenses are incurred with respect to both the

Building and other properties, there shall be excluded from Operating Expenses a fair and reasonable percentage thereof which is properly allocable to such other properties; (W) the cost of any judgment, settlement or arbitration award resulting from any liability of Landlord and all expenses incurred in connection therewith, except to the extent that the underlying basis of such liability is for costs which would otherwise be includable in Operating Expenses hereunder; (X) the cost of acquiring, installing or replacing any electric, water, steam, gas or chilled or condenser water meter or submeter which Landlord may provide to any of the tenants in the Building; (Y) costs relating to withdrawal liability or unfunded pension liability under the Multi-Employer Pension Plan Act or similar law; (Z) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord (or any affiliate of Landlord); (AA) the cost of installing any sign on or in the Building which identifies any occupant of the Building; (BB) costs incurred to remedy violations of Legal Requirements (except that such compliance costs shall not be excluded if and to the extent that such costs, (i) would otherwise be includable in Operating Expenses and (ii) relate to work which, if made to any Leaseable Area of the Building (or to the passenger elevator lobby or any common corridors on any multi-tenant floor of the Building), would not, if such Leaseable Area (or such lobby or corridors on a multi-tenant floor, as the case may be) were demised by this Lease, be the responsibility of Tenant under any of the provisions of this Lease, and in no event shall there be included in Operating Expenses any interest, fines or penalties resulting therefrom, that arise by reason of Landlord’s failure to construct, maintain or operate the Building or any part thereof in compliance with such Legal Requirements or any violation of Legal Requirements by another Tenant in the Building; (CC) costs paid or incurred in connection with the removal, replacement, enclosure, encapsulation or other treatment of any Hazardous Materials in the Building, except non-capital costs of storage or handling of Hazardous Materials (as distinguished from the treatment or disposal of Hazardous Materials) the nature or presence of which does not constitute a breach of the representations or constitute an obligation of Landlord pursuant to Section 2.03(b); (DD) any payments or credits actually received by Landlord for recyclable materials and wastepaper for a particular calendar year within the Term shall be deducted from Operating Expenses for such calendar year; (EE) all costs and expenses incurred by Landlord in connection with the formation, and maintaining in good standing, of any corporate or legal entity that constitutes Landlord; (FF) all charitable and political contributions; (GG) if any space used for office space as of the date of this Lease is converted to another use, any incremental costs incurred as a result of such conversion and new use; and (HH) all costs and expenses directly attributable to the repair, maintenance and operation of the Co-generation facility to generate electricity for the Building.

If during all or part of any calendar year Landlord shall not furnish any particular item of Building Services (the cost of which would otherwise constitute an Operating Expense) due to the fact that (A) any portion of the Building is not occupied or leased, (B) any tenant of the Building is itself obtaining and providing such item of Building Services, (C) such item of Building Services is not required or desired by the tenant or any portion of the Building or (D) for any similar reason, then, for the purposes of computing Operating Expenses, the cost of Building Services for such period, including the Base Year, shall be deemed to be increased by an amount equal to the additional costs and expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such items of Building Services and the Building had been 100% occupied throughout the calendar year.

“Real Estate Taxes” means all federal, state, county and local governmental or municipal taxes, fees, charges, or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, including without limitation, real estate, ad valorem and personal property taxes, assessments (special or otherwise), sewer and water rents, rates and charges, transit taxes, taxes or fees based upon the receipt of rent or other revenue including gross receipts or sales taxes applicable to the receipt of rent or service or value added taxes, other than general income and gross receipts taxes, provided that any such tax shall exclude Commercial Rent or Occupancy Taxes imposed pursuant to Title 11, Chapter 7 of the New York City Administrative Code so long as such tax is required to be paid by tenants directly to the taxing authority, county taxes and any other governmental levies, impositions or charges of any nature, whether general, special, ordinary, extraordinary, foreseen or unforeseen, which may be or become payable by Landlord with respect to, or be assessed, levied or imposed upon, all or any part of the Building, and all expenses, including fees and disbursements of counsel, experts and consultants, reasonably incurred by, or reimbursable by, Landlord in connection with the assessment process or any application for a reduction in the assessed valuation for the Building or for a judicial review thereof. If due to a future change in the method of taxation (x) any franchise, income (other than an income tax which is applicable to other parties in addition to owners of real property), profit or other tax shall be levied against Landlord in substitution in whole or in part for or in lieu of, or in lieu of an increase in, any tax which would otherwise constitute a Real Estate Tax, or (y) a tax or excise shall be imposed upon or measured by rents, in substitution in whole or in part for or in lieu of any tax which would otherwise constitute a Real Estate Tax, then in either of such events, such franchise, income, profit or other tax, or tax or excise imposed upon or measured by rents, shall be deemed to be a Real Estate Tax for the purposes hereof; provided that for purposes of such inclusion, the amounts described in clause (x) and (y) above shall be computed as if Landlord owned the entire Building (subject, however, to Article 22) and the same was the only real estate owned by Landlord. If any assessment included in Real Estate Taxes may be payable over time, Landlord shall elect to pay the same in installments over the longest period permitted by law without incurring a penalty, and each such installment and the interest thereon, if applicable, shall be deemed to be a Real Estate Tax for the purposes hereof but only to the extent that such installment becomes due during any Tax Year. “Real Estate Taxes” shall not include any franchise, capital stock, transfer, inheritance, estate, succession, gift or net income taxes, or any interest or penalties thereon charged or imposed by the applicable taxing authority.

“Tax Year” means each period of twelve (12) months commencing on July 1st of each year, or such other period of twelve (12) months as hereafter may be adopted as the fiscal year for real estate tax purposes in the Borough of Manhattan, that includes any part of the Term, with appropriate adjustment in the event of any change in such fiscal year.

“Tenant’s Operating Share” means, for any period, a fraction whose numerator is the number of square feet of rentable area in the Premises and whose denominator is the number of square feet of rentable area of the Building. Landlord and Tenant hereby agree that for purposes of this Lease the fraction described in the foregoing sentence is on the date hereof: with respect to the 9th Floor Space, 6.62%; with respect to the 11th Floor Space, 5.81%; and with respect to the 12th Floor Space, 5.84%.

“Tenant’s Tax Share” means, for any period, a fraction whose numerator is the number of square feet of rentable area in the Premises and whose denominator is the number of square feet of rentable area in the Building. Landlord and Tenant hereby agree that for purposes of this Lease the fraction described in the foregoing sentence is on the date hereof: with respect to the 9th Floor Space, 6.62%; with respect to the 11th Floor Space, 5.81%; and with respect to the 12th Floor Space, 5.84%.

4.02 Tenant’s Operating Payment. (a) If the Operating Expenses for any calendar year during the Term shall exceed Base Operating Expenses, Tenant shall pay as Additional Rent a sum (“Tenant’s Operating Payment”) equal to Tenant’s Operating Share of such excess. If any Commencement Date or Expiration Date shall occur on a date other than January 1 or December 31, respectively, or if Tenant’s Operating Share shall be increased or deceased during any calendar year during the Term, then Tenant’s Operating Payment shall be appropriately prorated.

(b) Prior to the beginning of each calendar year during the Term commencing with the calendar year 2009, Landlord shall present to Tenant an estimate in reasonable detail of (i) Operating Expenses for such calendar year and (ii) Tenant’s Operating Payment for such calendar year (“Tenant’s Estimated Operating Payment”), which estimate shall be based on actual expenses for the prior calendar year and reasonably anticipated changes therein for the current calendar year. Tenant shall pay Tenant’s Estimated Operating Payment for each calendar year in twelve (12) equal monthly installments in advance on the first day of January, 2009 and on the first day of each calendar month thereafter. Tenant’s Estimated Operating Payment for any calendar year, and Tenant’s monthly installments, may be adjusted from time to time, but not more than twice, during such calendar year by notice from Landlord to Tenant. In the event that Tenant’s Estimated Operating Payment with respect to any calendar year during the Term shall not have been established in accordance with this subsection (b) prior to the beginning of the applicable calendar year, then Tenant’s Estimated Operating Payment for such year shall be deemed to be equal to Tenant’s Estimated Operating Payment for the immediately preceding calendar year until Landlord adjusts the amount thereof.

(c) Within one hundred twenty (120) days after the end of each calendar year, any portion of which falls during the Term commencing with 2009, or as soon as reasonably practicable thereafter, Landlord shall deliver to Tenant a Landlord’s Statement showing the Operating Expenses for such calendar year, computed on an accrual basis, certified by an authorized financial officer, not personally, but on behalf of Landlord, and comparing Tenant’s Estimated Operating Payment with Tenant’s Operating Payment; provided, however, that Landlord shall use commercially reasonable efforts to deliver to Tenant a Landlord’s Statement no later than six (6) months after the end of any applicable calendar year. If Tenant’s Estimated Operating Payment exceeds Tenant’s Operating Payment for such calendar year, Landlord shall pay to Tenant (in the form of a credit against the Additional Rent next due and the balance, if any, against the installment of Base Rent next due or, if neither Additional Rent nor Base Rent is to thereafter become due, by payment to

Tenant within thirty (30) days after the rendering of such statement) an amount equal to such excess. If Tenant’s Operating Payment exceeds Tenant’s Estimated Operating Payment for such calendar year, Tenant shall pay to Landlord, within thirty (30) days of receipt of the statement, an amount equal to such difference.

4.03 Tenant’s Tax Payment. (a) If Real Estate Taxes for any Tax Year shall exceed Base Taxes, Tenant shall pay as Additional Rent for such Tax Year a sum (“Tenant’s Tax Payment”) equal to Tenant’s Tax Share of such excess. If any Commencement Date or the Expiration Date shall occur on a date other than July 1 or June 30, respectively, or if Tenant’s Tax Share shall be increased or decreased during any New York City fiscal tax year during the Term, then Tenant’s Tax Payment shall be appropriately prorated.

(b) When Real Estate Taxes for a Tax Year have been determined, Landlord shall deliver to Tenant a Landlord’s Statement, accompanied by copies of the relevant tax bills, setting forth the Real Estate Taxes for such Tax Year and, for each Tax Year that occurs after the Base Tax Year, Tenant’s Tax Payment for such Tax Year and the dates on which Landlord is obligated under law to pay the Real Estate Taxes in respect of such Tax Year (the “Payment Dates”), with the percentage of the Real Estate Taxes payable on each Payment Date. Subject to the next succeeding sentence, Tenant shall pay to Landlord fifteen (15) days before each Payment Date the same percentage of Tenant’s Tax Payment for such Tax Year as the percentage of Real Estate Taxes for such Tax Year payable by Landlord on such Payment Date. In no event shall Tenant be obligated to make any payment of Tenant’s Tax Payment sooner than twenty (20) days after receipt by Tenant of the relevant Landlord’s Statement.

(c) If there shall be any increase or decrease in Real Estate Taxes for any Tax Year, whether during or after such Tax Year, Landlord shall furnish to Tenant a revised Landlord’s Statement for such Tax Year, and Tenant’s Tax Payment for such Tax Year shall be adjusted. The amount of any overpayment by Tenant reflected in such Landlord’s Statement shall be credited against succeeding installments of Additional Rent and the balance, if any, against the installment of Base Rent next due or, if neither Additional Rent nor Base Rent is to thereafter become due, by payment to Tenant within thirty (30) days after the rendering of such statement. The amount of any underpayment reflected in such Landlord’s Statement shall be paid by Tenant within thirty (30) days after receipt of such Landlord’s Statement. If Landlord shall receive a refund of Real Estate Taxes for any Tax Year, Landlord, within thirty (30) days after receipt of such refund, shall pay to Tenant Tenant’s Tax Share of the net refund (i.e., the refund minus the costs and expenses of obtaining the same, including, without limitation, appraisal, accounting and legal fees, to the extent that such costs were not included in the Real Estate Taxes for such Tax Year).

(d) For purposes of this Lease, the amount of any decrease in Real Estate Taxes for any Tax Year shall be reduced by the sum of (i) all costs and expenses, including reasonable counsel fees, incurred by Landlord in connection with such decrease (including, without limitation, costs and expenses related to any application or proceeding brought by or on behalf of Landlord) and (ii) all such costs and expenses incurred by Landlord in connection with efforts to reduce Real Estate Taxes for any other Tax Years (whether or not any reduction was actually obtained) not theretofore recovered through tax refunds for such other

Tax Years or otherwise. Nothing herein contained shall obligate Landlord to bring any application or proceeding seeking a reduction in Real Estate Taxes or assessed valuation, provided, however, that in the event Landlord shall enter into any settlement with the City of New York or any other applicable taxing authority with respect to Real Estate Taxes or the assessed valuation of the Building for any Tax Year, and if such settlement encompasses properties other than the Building, Landlord shall ensure that the Real Estate Taxes allocated to the Building under such a settlement shall be reasonably equitable. Tenant, for itself and its immediate and remote subtenants and successors in interest hereunder, hereby waives, to the fullest extent permitted by applicable law, any right Tenant may now or in the future have to protest or contest any Real Estate Taxes or to bring any application or proceeding seeking a reduction in Real Estate Taxes or assessed valuation or otherwise challenging the determination thereof.

(e) The benefit of any discount for the early payment or prepayment of Real Estate Taxes shall accrue solely to the benefit of Landlord and such discount shall not be subtracted from Real Estate Taxes except to the extent Tenant shall have provided prior to the date of such early payment or prepayment the funds for Tenant’s Tax Share thereof.

4.04 Records. Landlord shall maintain in an orderly manner all of its records pertaining to Tenant’s Operating Payment and Tenant’s Tax Payment for a period of three (3) years after the completion of each calendar year, or Tax Year, as the case may be. Landlord shall maintain such records on a current basis, in a manner consistent with the provisions of this Lease. At Tenant’s sole cost and expense, Tenant or its representative (provided such representative shall not be compensated, in whole or in part, on a contingency fee basis) shall have the right to examine and photocopy at Tenant’s expense such records upon reasonable prior notice specifying such records Tenant desires to examine, during normal business hours at the place or places where such records are normally kept by sending such notice no later than one hundred eighty (180) days following the furnishing of the Statement. Tenant may take exception to matters included in Taxes, Operating Expenses, or Landlord’s computation of Tenant’s Operating Share or Tenant’s Tax Share, as the case may be, by sending notice specifying such exception and the reasons therefor to Landlord no later than ninety (90) days after Landlord makes such records available for examination. Such Statement shall be considered final, except as to matters to which exception is taken after examination of Landlord’s records in the foregoing manner and within the foregoing times. Tenant acknowledges that Landlord’s ability to budget and incur expenses depends on the finality of such Statement, and accordingly agrees that time is of the essence of this paragraph. If Tenant takes exception to any matter contained in the Statement as provided herein, Landlord, subject to the provisions of the next sentence, shall refer the matter to an independent certified public accountant of national reputation (“CPA”), selected by Landlord and reasonably satisfactory to Tenant, whose certification as to the proper amount shall be final and conclusive as between Landlord and Tenant. If Landlord has already retained, in response to another tenant’s exceptions, a CPA to certify one or more of the matters to which Tenant has taken exception, then, upon Landlord’s receipt of such CPA’s certification, Landlord shall provide a copy of the relevant portions thereof to Tenant and, based upon such certification, Landlord shall recalculate, to the extent applicable and for the period of time in question, the amount of those particular matters included in Tenant’s Pro rata Share of Taxes or Operating Expenses to which Tenant took exception. In connection with any examination by Tenant of Landlord’s books and records, Tenant agrees to treat, and to instruct its employees, accountants and representative to treat, all information as confidential and not disclose it to any other person and to confirm and, if requested, cause its employees, accountants and agents to confirm such agreement in a separate written agreement if requested by Landlord. As a condition precedent to Tenant’s exercise of its right to examine the records under this Article, Tenant must deliver to Landlord a signed agreement from Tenant’s representatives who will perform such examination acknowledging that all of the results of such examination, as well as any compromise, settlement, or adjustment reached between Landlord and Tenant shall be held in strict confidence and not be revealed in any manner to any person except (i) with the prior written consent of Landlord, (ii) as may be required by applicable law or in connection with any court proceeding, arbitration, mediation or other proceeding where such information is relevant, and (iii) to accountants, Tenant’s counsel, and other persons who prepare or otherwise deal with the financial statements of Tenant provided the such persons agree to keep such information confidential.

4.05 Landlord’s Statements. Landlord’s failure to render a Landlord’s Statement as provided in this Article 4 shall not prejudice Landlord’s right to thereafter render such a statement with respect to such calendar year or Tax Year or any calendar year or Tax Year thereafter. Notwithstanding the provisions of the first sentence of this Section 4.05(a) to the contrary, if Landlord shall not have rendered a Landlord’s Statement for any calendar year or Tax Year prior to the date that is two (2) years after the end of such calendar year or such Tax Year, then (A) Landlord shall no longer have the right to deliver a Landlord’s Statement for such calendar year or such Tax Year for the purpose of collecting a deficiency for such calendar year or such Tax Year (and Tenant shall not be obligated to pay any deficiency for such calendar year or such Tax Year), (B) Landlord shall still be obligated to deliver a Landlord’s Statement for such calendar year or such Tax Year, and (C) within thirty (30) days after delivery of such Landlord’s Statement, Landlord shall refund to Tenant the amount of any overpayment made by Tenant, together with interest on such overpayment at the Stipulated Rate from the date Tenant made the overpayment to the date the same is refunded to Tenant. If all or any portion of such overpaid amount is not paid by Landlord when due, then such unpaid amount shall bear interest at the Stipulated Rate until paid.

4.06 Survival. The obligations of Landlord and Tenant under this Article 4 shall survive the expiration or sooner termination of this Lease.

ARTICLE 5

ELECTRIC

5.01 Electric Facilities. Landlord shall, not later than the substantial completion of Tenant’s Initial Improvements with respect to the First Portion of the 12th Floor Space and the Second Portion of the 12th Floor Space, respectively, install or cause to be installed in the Premises such electrical risers, feeders and wiring as are necessary to permit Tenant to receive 1000 Kilowatts, on a continuous basis (the “Permitted Capacity”) in the Premises for Tenant’s reasonable use of normal office equipment and such lighting, electrical appliances and other machines and equipment as Landlord may reasonably permit to be installed in the Premises, subject, however, to the limitations set forth in Section 5.03. Landlord shall also furnish, at Landlord’s cost and expense, all necessary sub-meters and related connections for the Premises.

5.02 Tenant Electricity. (a) During the Term, Landlord shall furnish electrical energy to Tenant in the Premises, through the electrical facilities installed in accordance with Section 5.01. The electrical usage of Tenant in the Premises shall be determined by reference to the meter referred to in Section 5.01. Tenant shall pay to Landlord, on a monthly basis, as Additional Rent, within ten (10) Business Days after Landlord renders a bill to Tenant therefor, one hundred percent (100%) of the cost of such electricity, which cost shall be determined by applying such usage in KWH (power) and KW (demand) against the Electric Rates (as hereinafter defined). Bills rendered to Tenant shall at reasonable intervals, set forth separately the sales tax payable by Tenant thereunder and Landlord shall remit to the appropriate governmental agency all sales tax paid by Tenant pursuant to each such bill. Provided that Tenant has paid to Landlord all sums due hereunder and has provided prior written notice to Landlord, Tenant shall have the right, at its sole cost and expense, to review Landlord’s meter readings and Landlord’s calculation of Electric Rates. Tenant shall have the right, at its sole cost and expense, subject to Article 7 hereof, to install a totalizing meter to combine the submeters serving the Premises.

(b) The term “Electric Rates” shall mean the actual rates at which Landlord from time to time purchases (or, if Landlord generates electricity in whole or in part from Landlord’s own facilities, the rates at which Landlord would have purchased) electrical energy from the public utility supplying electrical service to the Building, including any fuel or other adjustments, charges or taxes payable on or in respect thereof. If any tax is imposed upon Landlord’s receipts from the sale or resale of electrical energy to Tenant, the pro rata share allocable to the electrical energy service received by Tenant shall be passed on to Tenant to the extent permitted by law.

5.03 Termination of Service. (a) Landlord reserves the right to terminate the furnishing of electrical energy at any time, upon thirty (30) days’ prior notice to Tenant; provided, however, that such termination date shall be extended for such period of time as shall reasonably be necessary for Tenant to make arrangements for and obtain electric service directly from the public utility company servicing the Building. If Landlord shall so discontinue furnishing electrical energy (i) Tenant shall arrange to obtain same directly from the public utility company furnishing electrical energy to the Building, (ii) Landlord shall permit the existing feeders, risers, wiring and other electrical facilities serving the Premises to be used by Tenant, to the extent available, suitable and safe, (iii) from and after the effective date of such discontinuance, Landlord shall not be obligated to furnish electrical energy to Tenant, (iv) this Lease shall otherwise remain in full force and effect and such discontinuance shall be without liability of Landlord to Tenant therefor and (v) Landlord shall, at Tenant’s expense if such discontinuance shall be a result of Legal Requirement or the actions of Landlord’s utility provider, or at Landlord’s expense if such discontinuance shall be a result of Landlord’s election, install and maintain at locations in the Building selected by Landlord any necessary electrical metering equipment, panel boards, feeders, risers, wiring and other conductors and equipment to enable Tenant to obtain electrical energy directly from the public utility supplying the same.

(b) Notwithstanding the first sentence of Section 5.03(a), Landlord shall not terminate the furnishing of electrical energy to Tenant unless Landlord terminates the furnishing of electrical energy to all other tenants in the Building.

(c) Tenant’s use of electrical energy shall never exceed the capacity of the then existing feeders to the Building or the risers or wiring installations therein as properly allocable to the Premises based on rentable square foot area of the Premises and at no time shall Tenant’s electrical demand load in the Premises exceed that for which the Premises have been designed. Without the prior consent of Landlord (which consent shall not be unreasonably withheld), Tenant shall not perform or permit any Alteration (as defined in Section 7.02) to wiring installations or other electrical facilities in or serving the Premises or make any additions to the electrical fixtures, business machines or electrical office equipment or appliances in the Premises (other than lamps and similar low energy-consuming office machines and equipment). Landlord’s consent to Tenant making any Alteration to wiring installations or electrical facilities in or serving the Premises, which consent shall not be unreasonably withheld if, in Landlord’s reasonable judgment, the same will not (i) create a hazardous condition, (ii) entail excessive repairs or expense to Landlord, (iii) interfere with or disturb other tenants other than to a de minimis extent, (iv) preclude other tenants from proportionately expanding their electrical capacity or (v) violate any Legal Requirement or the provisions of any insurance policy with respect to the Premises or the Building. At the time Tenant shall deliver to Landlord Tenant’s full and finished electrical engineering plans and specifications with respect to the Initial Improvements, if such plans and specifications shall demonstrate to Landlord’s reasonable satisfaction that Tenant requires a greater amount of electricity than the Permitted Capacity, Landlord shall, or, at Landlord’s election, shall allow Tenant to, at Tenant’s sole cost and expense as hereinafter set forth, provide and install additional risers, transformers and panels required to supply Tenant’s additional electrical requirements and all other equipment necessary in connection therewith and the cost thereof shall be paid by Tenant within fifteen (15) days after being billed therefor. Tenant acknowledges, however, that Landlord has a limited quantity of electric power in the Building for supplying the current and future requirements of all existing and prospective tenants of the Building (“Electrical Requirements”). Tenant therefore agrees that if Tenant requires additional electric power during the Term, Landlord, in evaluating the reasonable cost to Tenant to provide such additional service, may include (i) the cost of installing all risers and other equipment, (ii) the cost of relocating power within the Building to the Premises, and (iii) Landlord’s reasonable projections of the Electrical Requirements and the costs associated with bringing additional electrical power to the Building and distributing such power to the Premises.

(d) Landlord shall have no liability to Tenant for any loss, damage or expense sustained or incurred by reason of any change, failure, inadequacy, unsuitability or defect in the supply or character of the electrical energy furnished to the Premises or if the quantity or character of the electrical energy is no longer available or suitable for Tenant’s requirements, except for any actual damage suffered by Tenant by reason of any such failure, inadequacy or defect caused by the gross negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors and then only after actual notice of such failure, inadequacy or defect and, in such event, Tenant, and those claiming by or through Tenant, waive, to the fullest extent permitted by applicable law, any consequential damages resulting therefrom. Tenant shall be responsible for any repair, maintenance or replacement of any electrical panel board and all wires and wiring located within and serving the Premises, all at Tenant’s sole expense; provided, however, that Landlord shall perform any repairs to such panel board or wiring to the extent same may, in Landlord’s reasonable judgment, materially and adversely impact upon the Building electrical systems and Tenant shall pay Landlord’s reasonable out-of-pocket costs for such repairs within thirty (30) days after demand by Landlord.

5.04 Electric Fixtures. Landlord or its designee shall furnish and install at Tenant’s request, all replacement lighting, tubes, lamps, starters, bulbs and ballasts required in the Premises and Tenant shall pay to Landlord or its designee within thirty (30) days after demand therefor the then established reasonable charges therefor.

ARTICLE 6

LANDLORD COVENANTS

6.01 Standard of Operation; Landlord Services. Landlord shall operate and maintain the Building in a manner consistent with the standards of other First-Class Office Buildings, and, subject to curtailment as required by Legal Requirements, shall furnish to Tenant commencing on the (after the respective Commencement Date for such portion of the Premises) date Tenant occupies the Premises for the conduct of its business with the following services (“Landlord Services”):

(a) reasonably adequate supplies of (i) cold domestic water to each floor on which the Premises are located for use for pantries or kitchenettes and (ii) hot water to the core lavatories and Building core janitor’s closets on each floor on which the Premises are located, in either case, for ordinary lavatory, cleaning and drinking use;

(b) (i) heat, ventilation and air conditioning on Business Days (as defined in Section 24.16) during Business Hours (as defined in Section 24.16) as may be required for comfortable occupancy of the Premises in accordance with the specifications set forth in Exhibit F attached hereto; and upon request, using Landlord’s on-line requisition system by Tenant received by Landlord prior to 3:00 P.M. on the Business Day immediately preceding the day for which such service is requested, Landlord shall furnish air conditioning ventilation and heating at times other than the times specified above, in which event Tenant shall pay to Landlord Landlord’s then established charge for furnishing such services at the Building standard rate, for the time period for which Tenant requested such service, pro-rated to reflect concurrent use by other tenants in the same zone during the same (or for overlapping) time period(s), if applicable, within thirty (30) days after demand therefor.

(ii) Landlord acknowledges that Tenant’s Initial Improvements shall include the installation by Tenant of supplemental or auxiliary HVAC equipment to serve the Premises and any such supplementary or auxiliary HVAC system, and any associated requirements in excess of the standards set forth in Exhibit F, shall be installed, maintained and repaired at Tenant’s sole cost and expense. Tenant’s supplemental HVAC must be in compliance with all Legal Requirements, including regulations pertaining to sound generation from the Premises. Landlord shall supply condenser water to Tenant’s supplemental HVAC system 24 hours per day, 7 days a week for use in such system, and Tenant shall pay to Landlord, regardless of actual usage, as Additional Rent, for such condenser water, a rate of $1,000.00 per ton of installed capacity per year, subject to increases as generally imposed by Landlord for other tenants in the Building. Landlord shall connect the supplementary HVAC system to the condenser water supply risers in the Building. Landlord shall reserve for and supply to Tenant, for Tenant’s sole and exclusive use in connection with any supplemental HVAC system installed in the Premises, condenser water at the Building standard rate stated above, to be supplied 24 hours per day, 365 days per year (subject, however, to periodic shutdowns for scheduled maintenance, or unforeseen shutdowns for repairs and necessary maintenance and Force Majeure (as herein defined). Tenant shall deliver a notice to Landlord not later than 120 days following the Second Portion of the 12th Floor Commencement Date, setting forth the number of tons of condenser water Landlord shall reserve for Tenant pursuant to the terms hereof, which shall be not fewer than 160 tons, but not more than 250 tons of condenser water. Such condenser water shall be supplied by a new cooling tower system to be installed by Landlord at Landlord’s sole cost and expense, as more particularly described in Exhibit M annexed hereto, and Landlord shall supply emergency power to such new cooling tower from the Generator referred to in Article 25 and in Exhibit M, so that in the event of a failure of standard electricity service, condenser water from such new cooling tower will be interrupted only until the commencement of operation of the Generator. Landlord shall use all commercially reasonable efforts to cause such new cooling tower to be purchased, constructed, installed, erected and commissioned in accordance with the Schedule set forth in Exhibit O attached hereto and made a part hereof, subject to Force Majeure and Tenant Delay. As used in this Lease “Tenant Delay” shall mean any delay which results from any act or omission of Tenant or Tenant’s agents or employees, including, but not limited to, delays due to changes in or additions to, or interference with, any work to be performed by Landlord, or delays by Tenant in submission of information required to be provided by Tenant, or selecting materials or approving drawings or estimates or giving any required authorizations or approvals. If, notwithstanding Landlord’s use of such commercially reasonable efforts, such new cooling tower shall not be installed, commissioned and capable of providing the condenser water required to be provided to Tenant hereunder on or before the date set forth in Exhibit O, then in addition to the condenser water being provided to the Premises on the date hereof, Landlord shall provide to Tenant condenser water from other facilities in the Building on a temporary basis until such time as the condenser water from such new cooling tower actually shall be made available to Tenant in accordance herewith, in the amounts and at the times, as follows:

(I) 20 tons of condenser water upon the later to occur of (A) the date Tenant substantially completes and is prepared to operate the IT Room to be located in the 12th Floor Space, or (B) September 12, 2008;

(II) 45 (additional) tons of condenser water upon the later to occur of (A) the date Tenant substantially completes and is prepared to operate the data center to be located in the 11th Floor Space, or (C) November 1, 2008;

(III) 3 (additional) tons of condenser water to service the 3 ton supplementing air conditioning currently existing in the 12th Floor Space, upon the first portion of the 12 th Floor Space Commencement Date; and

(IV) 3 (additional) tons of condenser water to service an additional 3 ton supplementing air conditioner to be installed by Tenant in the 12th Floor Space, upon the installation of such air conditioner on or about May 15, 2008.

(c) cleaning service for the Premises (including the exterior windows on each floor of the Premises, at least once per year), except any portion thereof used for service or consumption of food or beverages (including pantries), including, without limitation, flues and related equipment, or as computer areas, in accordance with the specifications set forth in Exhibit G attached hereto or such cleaning specifications as Landlord may adopt for general application to tenants of the Building and communicate on reasonable notice to Tenant which cleaning specifications shall be consistent with the character of the Building as a First-Class Office Building;

(d) nonexclusive passenger elevator service to the Premises 24 hours per day, seven days per week, and (ii) freight elevator service to the Premises on a first come-first served basis during the hours of 8:00 a.m. to 4:45 p.m., subject to standard labor union required lunch and other breaks, on Business Days (as defined in Section 24.16) (it being agreed that during such hours Landlord shall not cause or permit any of the Building’s freight elevators to be “locked out” or reserved for the exclusive use of any other person or entity) provided, however, that Tenant shall have the right to reserve exclusive use of one or more freight elevators at times prior to 8:00 A.M. or after 6:00 P.M. on Business Days, or on days other than on Business Days, provided that Tenant shall comply with Landlord’s then established standard Building procedures for reserving such use and shall pay to Landlord its then established reasonable charge therefor. Tenant shall pay, within thirty (30) days after its receipt of a bill therefor, for overtime freight elevator service requested by Tenant. Notwithstanding anything to the contrary contained in this Subsection 6.01(d), Landlord shall waive any overtime freight elevator charges for the first twenty-four (24) hours of aggregate usage by Tenant in connection with Tenant’s initial move into the Premises, to be performed over one (1) weekend, which shall be used in blocks of time of not less than four (4) hours, subject to labor restrictions at the Building and applicable union contract requirements;

(e) electricity, pursuant to Article 5; and

(f) security, pursuant to Section 6.02.

6.02 Access. Subject to the terms and conditions of this Lease, Landlord shall provide Tenant with reasonable access to the Premises on a 24-hour, 365/366-day year basis. In connection with such access, Landlord will provide security for the Building (including a stationed attendant in the lobby of the Building) on a 24 hour, 365/366 day year basis, provided, however, that Landlord shall have no liability to Tenant whatsoever in connection with any such security service so provided by Landlord. Acknowledging that Tenant’s ability to continuously have access to and occupy the Premises for the operation of Tenant’s business therein is of critical importance to Tenant, Landlord agrees that the Building shall not be “closed” so as to deny Tenant access to and the opportunity to occupy the Premises for the conduct of Tenant’s business except (i) pursuant to any Legal Requirement, or (ii) under any circumstance under which prudent landlords of comparable first class office buildings would close their buildings as a result of the existence of material risk to life, safety and/or security.

6.03 Cleaning. (a) Landlord’s cleaning contractor and its employees shall have access to the Premises after 6:00 p.m. and before 6:00 a.m., and shall have the right to use Tenant’s light, power and water therein as reasonably required to perform its duties, except that such access shall not be made in a manner which would unreasonably interfere with the operation of Tenant’s business.

(b) Landlord shall have the right to cause any area in the Premises used for the service or consumption of food or beverages (including pantries) to be exterminated for vermin by a reputable extermination contractor selected by Landlord with such frequency as shall be reasonably satisfactory to Landlord and Tenant shall pay the cost thereof (which cost shall be commercially reasonable) to Landlord within thirty (30) days after demand. Tenant shall contract directly with the cleaning contractor (whose charges shall be commercially reasonable) servicing the Building for (i) cleaning work in the Premises or the Building required because of (A) misuse or neglect on the part of Tenant or Tenant’s agents, contractors, employees, licensees or invitees, (B) use of portions of the Premises for the storage (other than the Storage Space), service or consumption of food or beverages (whether or not occurring in pantries), reproduction, data processing or computer operations, private lavatories or toilets or other special purposes requiring greater or more difficult cleaning work than office areas. (C) interior glass surfaces (except the interiors of exterior Building windows), or (D) increases in frequency or scope in any of the items of cleaning service requested by Tenant; (ii) removal from the Premises and the Building of (A) so much refuse and rubbish of Tenant as shall exceed that normally accumulated in the daily routine of ordinary business office occupancy and (B) all of the refuse and rubbish of any eating facilities requiring special handling; and (iii) cleaning work in the Premises or the Building occasioned by after hours use of the Premises (i.e., extra pickups or other additional services) on other than an occasional basis.

6.04 Service Interruption. (a) Landlord shall not be liable for damages to either person or property nor shall Landlord be deemed to have evicted Tenant nor shall there be any abatement of Gross Rent nor shall Tenant be relieved from performance of any covenant on its part to be performed hereunder by reason of (i) failure by Landlord to furnish Landlord Services due to Force Majeure, (ii) breakdown of equipment or machinery utilized in supplying any Landlord Service or (iii) cessation of any Building Service due to causes or circumstances beyond the boundaries of the Land. Subject to Force Majeure, Landlord shall use reasonable diligence to make such repairs as may be required to machinery or equipment within the Building to provide restoration of any Building Service and, where the cessation or interruption of such Building Service has occurred due to circumstances or conditions beyond the Land boundaries, to cause the same to be restored by diligent application or request to the provider. Landlord shall employ commercially reasonable levels of overtime labor to remedy any stoppage, diminution or interruption of any of the Landlord Services or of the Generator (as hereinafter defined), if such stoppage, diminution or interruption (i) results in a denial of access to any portion of the Premises, (ii) threatens the health or safety of any occupant of the Premises, or (iii) materially interferes with the ability of the occupants of the Premises to conduct in the Premises the business typically conducted therein. At any time that Landlord is not required to employ overtime labor to remedy any such stoppage, diminution or interruption, at Tenant’s request, Landlord shall employ overtime labor and Tenant shall pay to Landlord, within thirty (30) days after demand, an amount equal to the difference between the overtime or other premium pay rates and the regular pay rates.

(b) In addition to any remedies which Landlord may have under this Lease, if Tenant shall default in the payment of any Additional Rent payable pursuant to this Article 6 in respect of additional or overtime services provided by Landlord, then, after Landlord has given Tenant notice of such default, for so long as such default remains uncured, Landlord shall not be obligated to furnish Tenant any such additional or overtime services without pre-payment by Tenant for such additional or overtime service. Landlord shall not, as a result of any default by Tenant, stop, diminish (other than to a de minimis extent) or interrupt any Landlord Services or stop, diminish (other than to a de minimis extent) or interrupt the use of any of the Building’s facilities or systems serving the Premises and/or Tenant without using reasonable efforts to the extent possible, to give Tenant such prior notice of the stoppage, diminution or interruption in question as shall be reasonable under the circumstances.

(c) Notwithstanding anything contained in this Lease to the contrary, if Landlord fails to provide any Essential Service (as hereinafter defined) for twenty (20) consecutive days if due to Force Majeure, or for five (5) days if Landlord’s failure is not due to Force Majeure, after Tenant has notified Landlord of such failure to provide any Essential Service, and as a result thereof Tenant is unable to use and occupy the Premises, (or any portion of the Premises consisting of not less than one (1) full floor) and Tenant actually ceases to occupy and conduct its business in the Premises (or in any affected portion of the Premises consisting of not less than one (1) full floor), then notwithstanding anything to the contrary contained in the Lease, provided and upon the condition that no Event of Default then exists, and Tenant is unable to use and occupy the Premises (or such portion thereof consisting of not less than one (1) full floor), and Tenant does not actually use the Premises (or such portion thereof) during such period for the conduct of its business, the Fixed Rent and Additional Rent with respect to Tenant’s payment of its share of Operating Expenses and Taxes only shall be abated with respect to all or such portion of the Premises so affected, as the case may be, commencing on the expiration of such twenty (20) day period, if Landlord’s failure is due to Force Majeure, or such five (5) day period, if Landlord’s failure is not due to Force Majeure, through the date such Essential Service is restored. In the event Landlord is unable to restore any Essential Service where the failure of such service was initially not due to Force Majeure, but Force Majeure intervenes, then such five (5) day period shall be extended one (1) day for each day while such Force Majeure event shall continue to exist before the rent abatement shall be deemed to take effect. In the event Landlord is unable to restore any Essential Service due to acts or omissions of Tenant or any of Tenant’s agents, employees or contractors, then the five (5) day period or the twenty (20) day period, as the case may be, shall be extended one (1) day for each day such act or omission of Tenant (or Tenant’s agents, employees or contractors) event shall continue to prevent restoration of the interrupted service. A copy of any notice from Tenant to Landlord given pursuant to this Section 11.8 shall not be deemed effective unless and until a copy of said notice is sent simultaneously to the Mortgagee or holder of any superior interest encumbering the Building, provided Landlord provides Tenant with notice of the existence of such party, the name of such Mortgagee or holder of a superior interest encumbering the Building and such entities’ respective address and contact person. “Essential Service” shall mean service which Landlord is obligated under this Lease to provide to Tenant which, if not provided, shall render the Premises unusable for the reasonable conduct of Tenant’s business, including access to the Premises, heat and air-conditioning (in respective seasons), electricity and elevator service.

6.05 Riser Space. In addition to such conduit space as Tenant is currently using in the Building pursuant to its occupancy under the Merrill Lease and the Cornerstone Lease, Landlord shall identify and reasonably designate to Tenant spaces in the Building for the installation by Tenant, at Tenant’s sole cost and expense and in accordance with Article 7 hereof, of conduits to carry telecommunications, voice and data, electric power and other services which Tenant (at the time Tenant submits to Landlord plans and specifications for Tenant’s Alterations) shall demonstrate to Landlord’s reasonable satisfaction are reasonably required for the operation of Tenant’s business at the Premises, provided, however, such additional conduit space to be made available to Tenant pursuant hereto shall not exceed:

Four (4) 4 inch conduits routed from the 11th floor computer room to the basement, two (2) of which shall be conduits routed to the 56th street side POE and two (2) of which shall be routed to the 55th street side POE.

Six (6) 4 inch conduits routed between the 9th and 11th and/or 12th floors.

Notwithstanding the foregoing, if Tenant’s submission so demonstrates that Tenant’s actual conduit requirements exceed the foregoing amounts, Landlord shall use commercially reasonable efforts to identify and make available such additional required conduit space.

ARTICLE 7

LEASEHOLD IMPROVEMENTS

7.01 Initial Improvements. (a) Landlord acknowledges that Tenant desires to perform initial leasehold improvements to prepare all or certain portions of the Premises for Tenant’s occupancy or continued occupancy, as the case may be (the “Initial Improvements”), and Tenant shall deliver plans and specifications therefor in accordance with the terms, provisions and time periods set forth in Section 7.02.

(b) Tenant shall cause the Initial Improvements, if any, to be constructed in accordance with Article 7 and Exhibit C. All Initial Improvements shall be constructed at Tenant’s sole cost and expense, subject, however, to the application of Landlord’s Contribution.

7.02 Alterations. (a) Tenant shall not make or allow to be made any alterations or physical additions, including, without limitation, fixtures (not including furniture and furnishings), to the Premises (“Alterations”), other than Decorative Alterations (as herein defined) or place safes, vaults, filing systems, libraries or other heavy furniture or equipment within the Premises without first obtaining the consent of Landlord, which consent shall not be unreasonably withheld or delayed in the case of an Alteration (a “Qualified Alteration”) which (i) has no adverse affect on the Building’s structure or systems, including, without limitation, the mechanical, electrical, plumbing, HVAC, fire safety, fire protection or elevator systems of the Building (collectively, “Building Systems”); (ii) is not visible from the exterior of the Premises (not including window coverings approved by Landlord); (iii) does not result in a violation of, or require a change in, any certificate of occupancy for the Building, except as provided in Article 28 hereof; (iv) does not affect any area of the Building outside of the Premises other than the Terrace (but mere connection to Building Systems shall not be deemed to “affect” the Building or such Building Systems for the purposes hereof), except for Tenant’s Signage as provided for in Article 29; (v) does not materially affect the curtain wall of the Building; (vi) does not reduce the gross area of the Premises other than to a de minimis extent; and (vii) does not, in Landlord’s reasonable judgment, adversely affect the character or value of the Building. Landlord shall be entitled to retain independent consultants to review the plans and specifications for and the progress of construction, as reasonably required, of any proposed Alteration and to reimbursement from Tenant, within thirty (30) days after request therefor, for all of the reasonable and actual fees of such consultants and other out-of-pocket costs reasonably and actually incurred by Landlord in connection with such proposed Alteration. Tenant shall, prior to commencing any work in the Premises in connection with any Alteration, the nature of which would under good construction industry practice or Legal Requirements involve the preparation of plans and specifications, furnish Landlord with three (3) sets of complete plans and specifications for such work. Landlord agrees to respond to Tenant’s request for consent to its plans and specifications for Alterations within (A) ten (10) Business Days after submission thereof to Landlord in the case of the original submission and (B) five (5) Business Days in the case of any resubmission of disapproved plans. Landlord reserves the right to disapprove any plans and specifications in part, to reserve approval of items shown thereon pending its review and approval of other plans and specifications necessary under good construction practice to the review of such items, and to condition its approval upon Tenant making reasonable revisions to the plans and specifications or supplying additional information. Any disapproval given by Landlord shall be accompanied by a written statement of the reason(s) for such disapproval. Any Alterations for which consent has been received shall be performed substantially in accordance with plans and specifications approved by Landlord, and no material amendments or additions thereto shall be made without the prior consent of Landlord, which consent shall be granted or withheld in accordance with the same criteria applied in granting initial consent to the applicable Alterations.

(b) Tenant agrees that all Alterations shall at all times comply with all Legal Requirements and any rules and regulations which Landlord may reasonably adopt from time to time (and enforce in the Building on a non-discriminatory basis) with respect to the making of Alterations. Tenant, at its expense, shall (i) obtain all necessary municipal and other governmental permits, authorizations, approvals and certificates for the commencement and prosecution of such Alterations and for final approval thereof upon completion, (ii) deliver copies thereof to Landlord and (iii) cause all Alterations to be performed in a good and first-class workmanlike manner, using new materials and equipment at least equal in quality to a first-class office installation.

(c) Landlord, at Tenant’s expense and upon request of Tenant, and whether or not Landlord has yet approved Tenant’s plans and specifications, shall join in any applications for any permits, approvals or certificates required to be obtained by Tenant in connection with any permitted Alteration (provided that the provisions of the applicable Legal Requirement require that Landlord join in such application) and shall otherwise cooperate with Tenant in connection therewith, provided that (i) if Landlord shall incur any cost or liability in connection therewith, Tenant shall reimburse Landlord for all such costs, expenses and liabilities within fifteen (15) days after receipt of Landlord’s invoice therefor, and (ii) such joining in any such application by Landlord shall not be deemed to be Landlord’s approval of the subject plans and specification, which shall nonetheless be subject to the terms hereof.

(d) Tenant agrees that all Alterations shall be promptly commenced and completed and shall be performed so as not to materially interfere with the occupancy of any other tenant or delay Landlord in the construction, maintenance, cleaning, repair, safety, management, security or operation of the Building or the space of any other tenant in the Building, and if any additional expense shall be incurred by Landlord as a result of Tenant’s making of any Alterations, Tenant shall pay such additional expense within thirty (30) days after demand therefor. If any violation of record which is the responsibility of Landlord or any other tenant in the Building shall prevent Tenant from obtaining any permit required for Tenant to perform Alterations approved by Landlord hereunder, Landlord shall use commercially reasonable efforts to promptly cure such violation (if the same shall be the responsibility of Landlord) or to cause such other tenant to promptly cure such violation, provided, however, that Landlord shall have no obligation to take legal action against such other tenant.

(e) Notwithstanding the foregoing, Tenant shall have the right, without Landlord’s consent, but upon not less than five (5) days prior notice to Landlord, to perform Alterations which are purely decorative or cosmetic, such as painting, replacement of wall coverings and floor coverings (“Decorative Alterations”) and which shall not require the issuance of a building permit (as reasonably estimated by Landlord’s architect, licensed professional engineer, general contractor or consultant).

(f) All contractors retained by Tenant shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld or delayed. Tenant shall not permit the use of any contractors, labor, material or equipment in the performance of any work if such use, in Landlord’s judgment (reasonably exercised), will disturb harmony with any trade engaged in performing any other work in and about the Building or contribute to any labor dispute. As of the date of this Lease, the contractors listed in Exhibit H are approved. Notwithstanding anything to the contrary contained in this Article 7, with respect to any Alterations (including the Initial Improvements) affecting any Building Systems (i) Tenant shall employ Landlord’s designated contractor, provided the rates of such contractor are competitive with like qualified contractors, and (ii) at Landlord’s option, such Alteration shall, at Tenant’s expense, be designed by Landlord’s engineer, provided the rates of such engineer are competitive with like qualified engineers. Tenant may submit additional contractors for Landlord’s approval, which shall not be unreasonably withheld or delayed, so long as such contractors complete the qualification process used generally for contractors in the Building.

(g) Tenant shall indemnify and hold Landlord and any Superior Mortgagee (as hereinafter defined) harmless from and against all costs, expenses (including, without limitation, reasonable attorneys’ fees and disbursements), damages, claims, losses, liabilities or causes of action arising out of or relating to any Alteration, including, without limitation, any mechanics’ or materialmen’s liens asserted in connection with such Alteration, unless the same is the result of the gross negligence or willful misconduct of Landlord’s agents, employees, or contractors.

(h) Should any mechanics’ or other liens be filed against the Building or any portion of the Building by reason of Tenant’s acts or omissions or because of a claim against Tenant, Tenant shall cause the same to be canceled or discharged of record by bond or otherwise within twenty (20) Business Days after notice from Landlord. If Tenant shall fail to cancel or discharge said lien or liens within said twenty (20) Business Day period, Landlord may cancel or discharge the same and upon Landlord’s demand Tenant shall reimburse Landlord for all reasonable costs incurred in canceling or discharging such liens.

(i) Throughout the making of all Alterations, Tenant, at its expense, shall carry or cause to be carried (i) worker’s compensation insurance in statutory limits covering all persons employed in connection with such Alterations, (ii) builder’s risk property insurance, completed value form, covering all physical loss (including any loss of or damage to supplies, machinery and equipment) in connection with the making of such Alterations and (iii) commercial general liability insurance, with completed operations endorsement, covering any occurrence in or about the Building in connection with such Alterations, which comprehensive liability insurance policy shall satisfy the requirements of Sections 16.03 and 16.05. Tenant shall be obligated to furnish Landlord with evidence reasonably satisfactory to Landlord that such insurance is in effect before the commencement of such Alterations and, on request, at reasonable intervals thereafter.

(j) Tenant shall install blinds which shall be Building standard window coverings only or any other window coverings upon Landlord’s prior approval, which approval shall not be unreasonably withheld.

7.03 Tenant’s Property. All Alterations shall be and remain part of the Premises and be deemed the property of Landlord except such Alterations as are installed at the expense of Tenant and which may be removed without material damage to the Premises (collectively, “Tenant’s Property”). Tenant may remove Tenant’s Property from the Premises during the Term and Tenant shall repair, or shall reimburse Landlord upon fifteen (15) days notice for the reasonable out-of-pocket cost of repairing, any damage to the Premises or the Building occasioned by such removal. Any structural repairs or repairs to Building Systems necessitated by the removal of Tenant’s Property shall be performed by Landlord and Tenant shall reimburse Landlord for the reasonable out-of-pocket cost thereof within thirty (30) days after demand.

7.04 Effect of Landlord’s Approval. Landlord’s approval of plans or specifications or consent to the making of Alterations in the Premises shall not be deemed to be (i) an agreement by Landlord that the contemplated Alterations comply with any Legal Requirements, or the certificate of occupancy for the Building; (ii) an approval of the sufficiency, completeness or effective coordination of the proposed Alteration; or (iii) a waiver by Landlord of compliance by Tenant with any of the other terms of this Lease.

7.05 Survival. Tenant’s obligations under this Article 7 shall survive the expiration or sooner termination of this Lease.

7.06 Landlord’s Contribution.

(a) Provided this Lease shall be in full force and effect and no Event of Default shall have occurred and be continuing hereunder, Landlord agrees to contribute an amount which shall not exceed One Million Four Hundred Fifty Eight Thousand One Hundred Ninety and 00/100 Dollars ($1,458,190.00) (“Landlord’s Contribution”) towards the cost to be incurred by Tenant for constructing and installing Tenant’s Initial Improvements. In no event shall Landlord’s Contribution exceed the aggregate amount of all costs and expenses actually incurred by Tenant for the Initial Improvements. Landlord’s Contribution shall be applicable to the cost of labor and materials for the Initial Improvements, and may include the “soft costs” incurred in connection with the Initial Alterations, including architectural, consulting, engineering and legal fees, provided that such “soft costs” shall not exceed thirty percent (30%) of Landlord’s Contribution.

(b) Any costs and expenses of the Initial Improvements in excess of Landlord’s Contribution shall be paid by Tenant. Tenant shall not be entitled to receive any portion of Landlord’s Contribution if such funds are not actually expended by Tenant in the performance of the Initial Alterations or as otherwise permitted herein, nor shall Tenant have any right to apply any unexpended portion of Landlord’s Contribution as a credit against Gross Rent, or any other obligation of Tenant hereunder. No portion of Landlord’s Contribution may be assigned by Tenant prior to the actual payment thereof by Landlord to Tenant.

(c) Landlord’s obligation to pay all or any portion of Landlord’s Contribution to Tenant shall be expressly conditioned (i) upon Tenant performing the applicable Tenant’s Initial Improvements and submitting to Landlord a proper requisition for reimbursement in accordance with Section 7.06(d) on or before the second anniversary of the First 12th Floor Commencement Date, time being of the essence, but subject to Force Majeure, and (ii) Tenant performing, as part of the Initial Improvements the complete renovations of the 9th Floor Space, and 11th Floor Space lavatories in the Premises, which renovations shall be in compliance with all applicable Legal Requirements, including but not limited to New York City Local Law 58, as amended, and to a standard of quality comparable to new Building standard lavatory rooms or better. If Tenant fails to duly and timely requisition all or any portion of Landlord’s Contribution, then Landlord shall have no further obligation to pay such Landlord’s Contribution to Tenant and Tenant shall have no further right to request Landlord to pay such amount, provided, however, that shall Tenant have the right to take such unfunded balance of Landlord’s Contribution as a credit against the Base Rent due hereunder.

(d) Provided this Lease shall be in full force and effect and no Event of Default shall exist, Landlord shall make progress payments to Tenant of Landlord’s Contribution on a monthly basis for the work performed to date and/or for materials delivered to the job site during the previous month, as described in a requisition to be delivered by Tenant to Landlord (each a “Requisition”), less a retainage of not less than five percent (5%) (“Retainage”) which progress payments shall be made upon completion of the work (or actual delivery of the materials) described in the contractor’s or materialman’s invoice. Landlord shall make such progress payments within thirty (30) days after receipt of a complete Requisition therefor (but not more frequently than one time per month), which Requisition shall set forth the names of each contractor, subcontractor or materialman to whom payment is due and the amount due to each of them, and shall include (i) a written certification from Tenant’s architect (the “Architect’s Certification”) evidencing that the portion of the Initial Improvements described in such Requisition has been substantially completed in accordance with the plans and specifications previously approved by Landlord and that all materials have actually been delivered, provided, however, that in the case of “soft costs” as described in Section 7.06(a), Tenant shall only be required to provide an invoice from such soft cost consultant in order to be reimbursed therefor pursuant hereto, (ii) copies of any invoices evidencing the work performed and/or materials delivered which are the subject of such Requisition, (iii) with the exception of the first Requisition, waivers of lien in recordable form from all contractors, subcontractors and materialmen covering all work and materials which were the subject of all previous Requisitions (but in no event shall lien waivers be required for professional service invoices for “soft costs”, and (iv) with the exception of the first Requisition, copies of paid invoices covering all work and materials which were the subject of all previous Requisitions and payments by Landlord. Landlord hereby agrees to disburse the Retainage to Tenant upon submission of a final Requisition by Tenant to Landlord, with accompanying documentation, including (A) evidence of satisfactory completion of construction of Tenant’s Initial Improvements and the satisfactory completion of all required inspections and issuance of any required approvals and signoffs of public authorities with respect thereto, (B) evidence of payment in full for all work performed and materials delivered in connection with the Initial Improvements, (C) all final lien waivers in recordable form from all contractors, subcontractors and materialmen who performed work and/or delivered materials to the Premises in connection with the Initial Improvements, and (D) such other evidence that the Initial Improvements have been properly completed as Landlord may reasonably require.

ARTICLE 8

REPAIRS

8.01 Repairs by Landlord. Except for damage covered by Article 19, Landlord shall make all repairs, interior or exterior, structural or non-structural, ordinary or extraordinary, needed to keep the Building structure and common areas (as herein defined) of the Building and the Building Systems (which include, without limitation, the perimeter induction units serving the Premises and the Generator to be installed by Landlord pursuant to Article 25) in good order and repair and in a condition comparable to other First Class Office Buildings, excluding, however, repairs which Tenant is obligated to make pursuant to Section 8.02 or the other terms of this Lease. No liability of Landlord to Tenant shall accrue under this Section 8.01 with respect to any repair within the Premises or to any Building System servicing the Premises unless and until Tenant has given notice to Landlord of the specific repair required to be made (or specific condition requiring repair) or of the failure properly to furnish any Landlord’s Services, and Landlord’s failure, subject to Force Majeure, thereafter promptly to remedy the same. Landlord shall use commercially reasonable efforts in view of the particular circumstances to perform Landlord’s repair obligations diligently and in a manner which minimizes interference with Tenant’s business at the Premises or Tenant’s use of the Premises; provided, however, and subject to Landlord’s obligations pursuant to Section 6.04(a), Landlord shall not be obligated to pay for overtime or after hours services.

8.02 Repairs by Tenant. Except as expressly set forth in Section 8.01 and except for customary cleanings as provided in Section 6.03 and damages covered by Article 19, Tenant, at its expense, shall keep the Premises good and sanitary condition, working order and repair, including, without limitation, (a) any Alterations, (b) the internal air distribution system located in and exclusively serving the Premises to the point at which same connects to the main distribution duct for the Premises (except for the perimeter induction units serving the Premises, even if located in the Premises), (c) the internal electrical system located in and around Tenant’s electrical closet and exclusively servicing the Premises, (d) all plumbing fixtures and lines in and serving the Premises exclusively to the point at which same join the main vertical risers for the Building, (e) the life safety and emergency power systems exclusively servicing the Premises to the point at which same join the main vertical risers for the Building, (f) Tenant’s Property, and (g) the Terrace pursuant to Section 28; provided, however, that Tenant shall only be responsible for exterior (other than the Terrace) or structural repairs if the need for same arises out of (i) the making, installation, use, operation or existence of Alterations by or on behalf of Tenant, (ii) the moving of Tenant’s Property in or out of the Building or the Premises, (iii) the negligence of Tenant or any other occupant of the Premises or any of Tenant’s employees, contractors, agents, licensees or invitees or their manner of use or occupancy of the Premises, subject, however, in the case of fire or other insured casualty, to the waiver set forth in Section 16.04, or (iv) Tenant’s compliance or non-compliance with Legal Requirements in accordance with Section 9.01. Any repairs to the Building, or Building Systems (including those elements of the Building Systems described in clauses (a) through (e) above) shall be performed by Landlord at Tenant’s expense, unless Landlord elects by notice to Tenant to have Tenant perform such repairs. If Landlord performs any such repair to the Building for which Tenant is responsible, (i) Landlord shall perform the same promptly and shall use reasonable efforts to do so in a manner so as to minimize interference with the ability of the occupants of the Premises to conduct in the Premises the business typically conducted therein, and (ii) the cost to Tenant therefore shall be limited to Landlord’s actual out-of-pocket costs, reasonably incurred, (which, for the purposes hereof, may include charges allocable to work performed by Building employees). Tenant, at Tenant’s expense, shall have the right to monitor the progress of such repair taken by Landlord. Tenant shall promptly notify Landlord of Tenant’s knowledge of the need for structural repairs, repairs to the exterior (including exterior glass) of the Building, and/or repairs to any Building Systems which are the responsibility of Tenant. In no event shall Tenant be required to make, be responsible for, or pay for any repairs which are required as a result of the negligent act or negligent omission or willful misconduct of Landlord or Landlord’s agents, employees or contractors.

8.03 Changes in Facilities. Except to the extent expressly limited herein, Landlord reserves full rights to control the Building (which rights may be exercised without subjecting Landlord to claims for constructive eviction, abatement of Rent, damages or other claims of any kind), including more particularly, but without limitation, the following rights:

(A) To change the name or street address of the Building or any part thereof; install and maintain signs on the exterior and interior of the Building or any part thereof; retain at all times, and use in appropriate instances, keys to all doors within and into the Premises; grant to any Person the right to conduct any business or render any service at the Building, whether or not it is the same or similar to the use permitted Tenant by this Lease; and have access for Landlord and other tenants of the Building to any mail chutes located on the Premises according to the rules of the United States Postal Service.

(B) To enter the Premises by means of a master key at reasonable hours for reasonable purposes upon reasonable prior notice: including inspection and supplying cleaning service or other services to be provided Tenant hereunder, to show the Premises to current and prospective mortgage lenders, ground lessors, insurers, and prospective purchasers, tenants and brokers, at reasonable hours, and if Tenant shall abandon the Premises at any time, or shall vacate the same during the last three (3) months of the Term, to decorate, remodel, repair, or alter the Premises.

(C) To limit or prevent access to the Building or any parts thereof, shut down elevator service, activate elevator emergency controls, or otherwise take such action or preventative measures deemed reasonably necessary by Landlord for the safety of tenants or other occupants of the Building or the protection of the Building and other property located thereon or therein, in case of fire, invasion, insurrection, riot, civil disorder, public excitement or other dangerous condition, or threat thereof.

(D) To decorate and to make alterations, additions and improvements, structural or otherwise, in or to the Building or any part thereof (but not including alterations, additions or improvements to the Premises, except as may be reasonably required with respect to some other portion of the Building of, or to any Building system), including the Building, and to any adjacent building, structure, parking facility, land, street or alley (including without limitation changes and reductions in corridors, lobbies, parking facilities and other public areas and the installation of kiosks, planters, sculptures, displays, escalators, mezzanines, and other structures, facilities, amenities and features therein, and changes for the purpose of connection with or entrance into or use of the Building in conjunction with any adjoining or adjacent building or buildings, now existing or hereafter constructed). In connection with such matters, or with any other repairs, maintenance, improvements or alterations, in or about the Building, Landlord may erect scaffolding and other structures reasonably required, and during such operations may enter upon the Premises and take into and upon or through the Premises, all materials required to make such repairs, maintenance, alterations or improvements, and may close public entry ways, other public areas, restrooms, stairways or corridors and Tenant agrees to pay Landlord for overtime and similar expenses incurred if such work is done other than during ordinary business hours at Tenant’s request.

(E) To take any other action which Landlord deems reasonable in connection with the operation, maintenance, marketing, or preservation of the Building.

(F) To approve the weight, size, and location of safes or other heavy equipment or articles, which articles may be moved in, about, or out of the Building or the Premises only at such times and in such manner as Landlord shall reasonably direct, at Tenant’s sole risk and responsibility.

(G) To re-determine the rentable square footage of the Premises or the Building (or any part thereof) at any time during the Term by remeasuring the area thereof in accordance with the then current REBNY standards so long as any such remeasurement shall not result in an increase or decrease in Base Rent as set forth in this Lease for the balance of the Term.

(H) To take any action necessary or desirable to comply with the provisions of any Mortgage.

In connection with entering the Premises to exercise any of the foregoing rights, Landlord or Landlord’s agents, employees or contractors shall: (a) provide reasonable advance written or oral notice to Tenant’s on-site manager or other appropriate person (except in emergencies, or for routine cleaning or other routine matters), and (b) take all commercially reasonable steps to minimize any interference, including minimizing the extent and duration of any interference, with Tenant’s business. Landlord shall employ commercially reasonable levels of overtime labor if any entry of the Premises by Landlord pursuant to this Section 8.03 (i) results in a denial of Tenant’s access to any portion of the Premises, (ii) threatens the health or safety of any occupant of the Premises, or (iii) materially interferes with the ability of the occupants of the Premises to conduct in the Premises the business typically conducted therein. At any time that Landlord is not required under the terms of this Lease to employ overtime labor to minimize such interference, Landlord shall, at Tenant’s request, employ overtime labor and Tenant shall pay to Landlord, within thirty (30) days after demand, an amount equal to the incremental difference between the overtime or other premium pay rates and the regular pay rates.

ARTICLE 9

COMPLIANCE WITH LAWS

9.01 Compliance with Laws by Tenant. Tenant, at its expense, shall comply with all laws and ordinances and all rules, orders or regulations (present, future, ordinary, extraordinary, foreseen or unforeseen) of any governmental authority, of the Condominium Board pursuant to the Declaration (as herein defined) or of any insurer with respect to the Building and Land (collectively, “Legal Requirements”), at any time duly issued and in force, affecting or related to the Premises or any part thereof, including any Legal Requirements required to be complied with pertaining to the Premises, the Building and Building Systems as a result of the Initial Improvements or other Alterations of Tenant; provided, however, that nothing contained in this Section 9.01 shall require Tenant to make any structural changes unless the same (a) are necessitated by a condition which has been created by, or at the instance of, Tenant, including the Initial Improvements and other Alterations, (b) are attributable to Tenant’s particular manner of use, other than as permitted by Section 2.01, of the Premises, including, without limitation, use as a “place of public accommodation” as defined in the Americans with Disabilities Act, (c) are necessitated by reason of a breach of Tenant’s obligations hereunder, or (d) are occasioned, in whole or in part, by any act of omission of Tenant or any person claiming by, through or under Tenant, including Tenant’s employees, agents, contractors, licensees and invitees. Landlord shall cooperate with Tenant in connection with the performance of Tenant’s obligations under this Section 9.01. Notwithstanding anything to the contrary contained in this Lease, Tenant shall be fully responsible for compliance with the ADA and New York City Local Law 58 with respect to the Premises, including all lavatory rooms on the 9th, and 11th Floors, but excluding ADA requirements associated with or arising out of the modifications to the elevator bank serving the 12th Floor Space to be performed by Landlord pursuant to Exhibit L. Tenant need not comply with any Legal Requirement so long as Tenant shall be diligently contesting the validity or applicability thereof in accordance with Section 9.02.

9.02 Right to Contest. Tenant, at its expense, after notice to Landlord, may contest, by appropriate proceedings prosecuted diligently and in good faith, the validity or applicability of any Legal Requirement, provided that: (a) Landlord shall not be subject to civil or criminal penalty or to prosecution for a crime, nor shall the Building or any part thereof be subject to being condemned or vacated, or subject to any lien or encumbrance, by reason of non-compliance or otherwise by reason of such contest; (b) before the commencement of such contest, if required by any Superior Interest Holder (as defined in Section 12.02), Tenant shall furnish to Landlord the bond of a surety company reasonably satisfactory to Landlord, in form, substance and amount reasonably satisfactory to Landlord, and shall indemnify Landlord and the Landlord Protected Parties (as herein defined) against the cost of such compliance and liability resulting from or incurred in connection with such contest or non-compliance (including the costs and expenses in connection with such contest); (c) such non-compliance or contest shall not constitute or result in any violation of a Superior Mortgage or Superior Lease (each as defined in Section 12.01) or if any Senior Interest Holder (as defined in Section 12.02) shall condition such non-compliance or contest upon the taking of action or furnishing of security by Landlord, such action shall be taken and such security shall be furnished at the expense of Tenant; and (d) Tenant shall keep Landlord regularly advised as to the status of such proceedings. Landlord shall be deemed subject to prosecution for a crime if Landlord, a Senior Interest Holder or Landlord’s managing agent, or any of their respective officers, directors, managers, members, partners, shareholders, agents or employees could be or is charged with a crime of any kind whatever whether or not such charge is withdrawn.

9.03 Compliance with Laws by Landlord. To the extent a failure to comply would materially and adversely affect Tenant’s use of the Premises for the conduct of Tenant’s business, Landlord, at its expense, shall comply with all Legal Requirements applicable to the Premises which are not the obligation of Tenant pursuant to Section 9.01, but Landlord may defer compliance so long as Landlord shall be contesting in good faith by appropriate proceedings the validity or applicability thereof, provided that (i) Tenant shall not be subject to criminal penalty or to prosecution for a crime, or any other fine or charge (unless Landlord pays such other fine or charge), (ii) neither Tenant’s use and occupancy thereof, shall be subject to being condemned or vacated by reason of non-compliance or otherwise by reason of such contest, (iii) such non-compliance or contest shall not prevent Tenant from lawfully occupying the Premises, or performing the Initial Improvements, or obtaining any and all permits and licenses required to be obtained by it in connection therewith, and (iv) Landlord, after request, shall use reasonable efforts to keep Tenant advised as to the status of such proceedings. Landlord may also contest Legal Requirements with which Landlord is required to comply pursuant to this Section 9.03.

ARTICLE 10

RIGHT TO PERFORM TENANT COVENANTS

10.01 Right to Perform Tenant Covenants. If Tenant shall fail to perform any of its obligations under this Lease (other than any obligation of Tenant to pay money), Landlord may perform the same at the expense of Tenant (a) immediately and with telephonic notice in the case of emergency or in case such failure materially and adversely interferes with the use of space by any other tenant in the Building or with the provision of Landlord’s Services or may result in a violation of any Legal Requirement and (b) in any other case if such failure continues after fifteen (15) days from the date of the giving by Landlord to Tenant of notice of Landlord’s intention so to perform the same. Tenant’s obligations under this Section shall survive the expiration or sooner termination of this Lease.

ARTICLE 11

ASSIGNMENT AND SUBLETTING

11.01 No Assignment or Subletting.

(a) Tenant shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, whether by operation of law or otherwise, and shall not sublet (or underlet), license, franchise or permit or suffer the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without Landlord’s prior written consent in each instance, unless expressly set forth herein to the contrary. Any assignment, sublease, license, franchise, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article 16 shall be null and void.

(b) Collection of Rent. If, without Landlord’s consent, this Lease is assigned, or any part of the Premises is sublet or occupied by anyone other than Tenant (except to the extent expressly permitted herein), or this Lease or the Premises or any of Tenant’s Property is encumbered (by operation of law or otherwise), Landlord may collect rent from the assignee, subtenant or occupant and apply the net amount collected to the Rent herein reserved. No such collection of rent shall be deemed to be (i) a waiver of the provisions of this Article 11, (ii) an acceptance of the assignee, subtenant or occupant as tenant, or (iii) a release of Tenant from the performance of any of the terms, covenants and conditions to be performed by Tenant under this Lease, including the payment of Rent.

(c) No Waiver. Landlord’s consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord’s express consent to any further assignment or subletting, if such consent is required hereunder. In no event shall any permitted subtenant assign or encumber its sublease or further sublet any portion of its sublet space, or otherwise suffer or permit any portion of the sublet space to be used or occupied by others. The listing of any name other than that of Tenant in the directory, or on the doors of the Premises or elsewhere, shall not vest in any such named party any right or interest in this Lease or in the Premises, nor be deemed to constitute Landlord’s consent to any assignment or transfer of this Lease, or to any sublease of the Premises, or to the use or occupancy thereof by others.

11.02 Tenant’s Notice. If Tenant desires to assign this Lease or sublet all or any portion of the Premises, Tenant shall give notice thereof to Landlord, which shall be accompanied by (1) the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (2) current financial information with respect to the proposed assignee or subtenant, including its most recent financial statements (unless such entity is a newly formed entity without financials and in such case other financial information with respect to such proposed assignor or subtenant as Landlord may reasonably request, (3) any other information Landlord may reasonably request, (4) with respect to an assignment of this Lease, the date Tenant desires the assignment to be effective, and any consideration passing between Tenant and the proposed assignee, and (5) with respect to a sublet of all or a part of the Premises, (A) the material business terms on which Tenant would sublet such premises, and (B) a description of the portion of the Premises to be sublet. Such notice shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) shall be granted the right, at Landlord’s option (i) to terminate this Lease with respect to such space, and for such portion of the term as Tenant proposes to sublease, upon the terms and conditions hereinafter set forth, or (ii) if the proposed transaction is an assignment of this Lease or a subletting of one or more full floors of the Premises, or a subletting of any portion of the Premises for a term expiring later than three (3) years prior to the Expiration Date, to terminate this Lease with respect to the entire Premises, or with respect to such full floor or floors, or with respect to such portion of the Premises proposed to be sublet for a term expiring later than three (3) years prior to the Expiration Date, as the case may be. Such option may be exercised by notice from Landlord to Tenant within thirty (30) days after Landlord’s receipt of Tenant’s notice described above, including all of the items described above.

11.03 Landlord’s Termination. If Landlord exercises its option to terminate all or a portion of this Lease pursuant to Section 11.02: (i) this Lease shall end and expire with respect to all or a portion of the Premises, as the case may be, on the date that such assignment or sublease was to commence pursuant to Tenant’s notice, (ii) Base Rent, and Tenant’s Tax Payment and Tenant’s Operating Payment shall be apportioned, paid or refunded as of such date, (iii) Tenant, upon Landlord’s request, shall enter into an amendment of this Lease ratifying and confirming such total or partial termination, and setting forth any appropriate modifications to the terms and provisions hereof, which shall include the elimination of the obligation of Landlord to pay to Tenant, with respect to the portion of the Premises so terminated, any unexpended portion of any Landlord’s Contribution which would have been payable by Landlord hereunder, (iv) Landlord shall be free to lease the Premises (or any part thereof) to Tenant’s prospective assignee or subtenant, as the case may be, and (v) if this Lease shall end with respect to a portion of the Premises, Tenant shall, at Tenant’s sole cost and expense, separately demise such portion of the Premises, and make available all utility services so as to make such portion of the Premises a self-contained rental unit satisfactory in all respects to Landlord and in compliance with all Requirements, provided, however, that Tenant shall not be obligated to so demise such portion of the Premises if Tenant would not have incurred such obligation pursuant to the terms of the sublease proposed by Tenant in Tenant’s notice under Section 11.02.

11.04 Conditions to Assignment or Subletting.

(a) If Landlord does not exercise its option to terminate all or a portion of this Lease pursuant to Section 11.02, and provided no Event of Default then exists, and further provided that all of the conditions set forth in this Section 11.04 (including the conditions set forth in Section 11.04(a)(i) through (xiii) and Section 11.04(b)(i) through (v)) shall be satisfied, Landlord’s consent to the proposed assignment or subletting shall not be unreasonably withheld or delayed. Such consent shall be granted or declined, as the case may be, within the thirty (30) day period referred to in Section 11.02, provided that:

(i) in Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in a business or activity, and the Premises will be used in a manner, which (A) is in keeping with the then standards of the Building, (B) limits the use of the Premises to general and executive offices, and (C) does not violate any restrictions set forth in this Lease, any Mortgage or Superior Lease;

(ii) the proposed assignee or subtenant is a reputable Person of good character with, independently or with a guarantor, sufficient financial means to perform all of its obligations under this Lease or the sublease, as the case may be, and Landlord has been furnished with reasonable proof thereof, and Landlord or any Affiliate of Landlord is not litigating against or has been threatened with litigation by such proposed assignee or subtenant or its affiliates within the prior twelve (12) months;

(iii) neither the proposed assignee or subtenant nor any Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with, the proposed assignee or subtenant is then an occupant of the Building, provided that this restriction shall not apply unless Landlord has, or reasonably expects to have, within four (4) months thereafter, comparable space available in the Building for lease for a term that is not materially shorter than (i) the term for which Tenant proposes to sublet the space in the case of a sublease, or (ii) the then remaining Term of this Lease, in the case of a proposed assignment, as the case may be. As used herein, “Control”, “Controls” or “Controlled” shall mean (a) The ownership, directly or indirectly, of more than fifty (50) percent (50%) of the voting stock of a corporation, or (b)(i) in the case of any Person which is not a corporation, the ownership, directly or indirectly, of more than fifty percent (50%) of the beneficial ownership interests in such Person, or (ii) in the case of any such Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person;

(iv) the proposed assignee or subtenant is not a Person (or Affiliate of a Person) with whom Landlord is then, or has been within the prior four (4) months, negotiating in connection with the rental of space in the Building provided that this restriction shall not apply unless Landlord has, or reasonably expects to have, within six (6) months thereafter, comparable space available in the Building for lease for a term that is not materially shorter than (i) the term for which Tenant proposes to sublet the space in the case of a sublease, or (ii) the then remaining Term of this Lease, in the case of a proposed assignment, as the case may be (it being agreed that, upon Tenant’s request, Landlord shall, within five (5) Business Days after Landlord’s receipt of such request, advise Tenant as to whether or not Landlord is then negotiating or has within the prior four (4) months negotiated with the proposed subtenant or assignee);

(v) there shall be not more than three (3) occupants on any full floor of the Premises, including Tenant, but excluding any permitted occupancies as described in Section 11.12 below;

(vi) Intentionally Deleted;

(vii) Tenant shall, upon demand, reimburse Landlord for all reasonable, out-of-pocket expenses incurred by Landlord in connection with such assignment or sublease, including any investigations as to the acceptability of the proposed assignee or subtenant, reviewing any plans and specifications for Alterations proposed to be made in connection therewith, and all out-of-pocket legal costs reasonably incurred in connection with the granting of any requested consent;

(viii) Tenant has not and shall not publicize the availability of the Premises for subletting at a rental rate of less than the aggregate Base Rent and Additional Rent at which Landlord is then offering to lease other space in the Building, determined as though the Premises were vacant and in their then “as is” condition, and taking into account (A) the length of the term of the proposed sublease and (B) the location of the Premises in the Building. Nothing herein shall preclude Tenant from actually subleasing all or a portion of the Premises at a rental rate that is less than the aggregate Base Rent and Additional Rent at which Landlord is then offering to lease other space in the Building;

(ix) the proposed assignee or subtenant shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the proposed assignee or subtenant agrees to waive such diplomatic or sovereign immunity, and shall be subject to the service of process in, and the jurisdiction of the courts of, the City and State of New York;

(x) if the proposed assignee or subtenant is an entity organized under the laws of any jurisdiction other than the United States or any state thereof, or is not a United States citizen, if an individual, such Person shall waive any immunity to which it may be entitled, and shall be subject to the service of process in, and the jurisdiction of the courts of, the City and State of New York; and

(xi) in Landlord’s reasonable judgment, the proposed assignee or subtenant shall not be of a type or character, or engaged in a business or activity, or owned or controlled by or identified with any entity, which may result in protests or civil disorders or commotions or other disruptions of the normal business activities at the Land.

(b) With respect to each and every assignment of this Lease or subletting of all or any portion of the Premises, it is further agreed that:

(i) the form and substance of any proposed assignment or sublease shall be reasonably satisfactory to Landlord and shall comply with the provisions of this Article 11;

(ii) no sublease shall be for a term ending later than one day prior to the Expiration Date of this Lease;

(iii) no sublease shall be delivered to any subtenant, and no subtenant shall take possession of any part of the Premises, until an executed counterpart of such sublease has been delivered to Landlord and approved in writing by Landlord as provided in Section 11.04(a);

(iv) if an Event of Default shall occur at any time prior to the effective date of such assignment or subletting, then Landlord’s consent thereto, if previously granted, shall be immediately deemed revoked until Tenant shall duly and timely cure such default, and if such assignment or subletting would have been permitted without Landlord’s consent pursuant to Section 11.08, such permission shall be void and without force and effect, and in either such case, any such assignment or subletting shall constitute a further Event of Default hereunder; and

(v) each sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, it being the intention of Landlord and Tenant that Tenant shall assume and be liable to Landlord for any and all acts and omissions of all subtenants and anyone claiming under or through any subtenants which, if performed or omitted by Tenant, would be an Event of Default under this Lease; and Tenant and each subtenant shall be deemed to have agreed that upon the occurrence and during the continuation of an Event of Default hereunder, Tenant has hereby assigned to Landlord, and Landlord may, at its option, accept such assignment of, all right, title and interest of Tenant as sublandlord under such sublease, together with all modifications, extensions and renewals thereof then in effect, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (A) liable for any previous act or omission of Tenant under such sublease, (B) subject to any counterclaim, offset or defense which theretofore accrued to such subtenant against Tenant, (C) bound by any previous modification of such sublease not consented to by Landlord, or by any prepayment of more than one month’s rent and Additional Rent under such sublease, (D) bound to return such subtenant’s security deposit, if any, except to the extent that Landlord shall receive actual possession of such deposit and such subtenant shall be entitled to the return of all or any portion of such deposit under the terms of its sublease, or (E) obligated to make any payment to or on behalf of such subtenant, or to perform any work in the subleased space or the Building, or in any way to prepare the subleased space for occupancy, beyond Landlord’s obligations under this Lease. The provisions of this Section 11.04(b)(v) shall be self-operative, and no further instrument shall be required to give effect hereto, provided that the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such subordination and attornment.

(c) If Landlord fails to either exercise Landlord’s option pursuant to Sections 11.02 and 11.03 or approve or disapprove a proposed sublease or assignment within the thirty (30) day period referred to in Section 11.04 then Tenant shall have the right to send Landlord an additional notice specifically referring to such obligation of Landlord to so exercise such options or approve or disapprove, and if Landlord shall nonetheless fail to either exercise such option or approve or disapprove with an additional five (5) Business Day period, then such proposed sublease or assignment shall be deemed approved.

11.05 No Release of Tenant; Indemnification of Landlord. Notwithstanding any assignment or subletting or any acceptance of Rent by Landlord from any assignee or subtenant, Tenant shall remain fully liable for the payment of all Rent due and for the performance of all other terms, covenants and conditions contained in this Lease on Tenant’s part to be observed and performed, and any Event of Default under any term, covenant or condition of this Lease by any subtenant shall be deemed an Event of Default under this Lease by Tenant. Tenant shall indemnify, defend, protect and hold harmless Landlord and the Landlord Protected Parties from and against any and all loss, cost, liability damage or expense) (including without limitation, reasonable attorneys’ fees) resulting from any claims that may be made against Landlord or any Landlord Protected Party by the proposed assignee or subtenant or by any brokers or other Persons claiming a commission or similar compensation in connection with the proposed assignment or sublease, irrespective of whether Landlord shall give or decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under this Article 11.

11.06 Tenant’s Failure to Complete. If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver to Landlord such assignment or sublease within one hundred eighty (180) days after the giving of such consent, then Tenant shall again comply with all of the provisions and conditions of Sections 11.2 and 11.4 hereof before assigning this Lease or subletting all or part of the Premises.

11.07 Profits. If Tenant shall enter into any assignment or sublease permitted hereunder or consented to by Landlord, Tenant shall, within sixty (60) days of Landlord’s consent to such assignment or sublease (or within sixty (60) days of the date notice of such assignment or sublease is given to Landlord, if Landlord’s consent is not required), deliver to Landlord a complete list of Tenant’s reasonable brokerage fees, marketing expenses, reasonable legal fees, architectural fees, the cost of making (including funds contributed to the subtenant or assignee to perform) changes in the layout and finish of the sublet space and/or in the Premises for the subtenant or assignee paid or to be paid to third parties in connection with such transaction (collectively, “Transaction Costs”), together with a list of all of Tenant’s Property to be transferred to such assignee or sublessee. Tenant shall deliver to Landlord evidence of the payment of such fees promptly after the same are paid. In consideration of such assignment or subletting, Tenant shall pay to Landlord:

(a) In the case of an assignment, an amount equal to fifty percent (50%) of the Assignment Profit. As used herein, the term “Assignment Profit” shall mean (i) all sums and other consideration paid to Tenant by the assignee for or by reason of such assignment (including sums paid for the sale or rental of Tenant’s Property, less, in the case of a sale thereof, the then fair market value thereof, as reasonably determined by Landlord), less (ii) the sum of (A) the unamortized portion of the amount by which the Project costs (as defined in Article 25 hereof) exceed One Million Six Hundred Thousand Dollars ($1,600,000), amortized on a straight line basis over fifteen (15) years, plus (B) the Transaction Costs incurred by Tenant in connection with such assignment. Such sums shall be paid by Tenant to the Landlord as and when paid by the assignee to Tenant; or

(b) In the case of a sublease, fifty percent (50%) of the Subletting Profit. As used herein, the term “Subletting Profit” shall mean (i) all consideration payable under the sublease to Tenant by the subtenant which exceeds, on a per square foot basis, Base Rent and Additional Rent accruing during the term of the sublease in respect of the subleased space (together with any sums paid for the sale or rental of Tenant’s Property, less, in the case of the sale thereof, the then fair market value thereof, as reasonably determined by Landlord), less (ii) the sum of (A) the unamortized portion of the amount by which the Project Costs (as defined in Article 25 hereof) exceed One Million Six Hundred Thousand Dollars ($1,600,000), amortized on a straight line basis over fifteen (15) years, multiplied by a fraction, the numerator of which is the rentable square feet of the portion of the Premises being sublet and the denominator of which is the rentable square feet of the entire Premises as described herein, plus (B) the Transaction Costs incurred by Tenant in connection with such sublease, as amortized on a straight line basis over the remaining term of such sublease. The sums payable under this clause shall be paid by Tenant to Landlord as and when paid by the subtenant to Tenant.

11.08 Transfers.

(a) If Tenant is a corporation, the transfer by one or more transfers, directly or indirectly, by operation of law or otherwise, of a majority of the stock of Tenant shall be deemed a voluntary assignment of this Lease; provided, however, that the provisions of this Article 11 shall not apply to the transfer of shares of stock of Tenant in connection with an initial public offering of Tenant’s stock and/or if and so long as Tenant is publicly traded on a nationally recognized stock exchange. Notwithstanding the foregoing, transfers of shares of stock of Tenant’s direct or indirect parent shall not be deemed an indirect transfer of a majority of stock of Tenant or deemed a voluntary assignment of this Lease so long as such direct or indirect parent of Tenant is publicly traded on a nationally recognized stock exchange. For purposes of this Section 11.08 the term “transfers” shall be deemed to include the issuance of new stock (other than in a public offering) or of treasury stock which results in a majority of the stock of Tenant being held by a Person or Persons that do not hold a majority of the stock of Tenant on the date hereof. If Tenant is a partnership, the transfer by one or more transfers, directly or indirectly, by operation of law or otherwise, of a majority interest in the partnership or otherwise in violation of the provisions of Section 28.02 shall be deemed a voluntary assignment of this Lease. If Tenant is a limited liability company, trust, or any other legal entity (including a corporation or partnership), the transfer by one or more transfers, directly or indirectly, of Control of such entity, however characterized, shall be deemed a voluntary assignment of this Lease. The provisions of Sections 11.01, 11.02, 11.03 and 11.07 shall not apply to transactions with an entity into or with which Tenant is merged or consolidated or to which substantially all of Tenant’s assets are transferred so long as (i) such transfer was made for a legitimate independent business purpose and not for the purpose of transferring this Lease, (ii) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (A) the net worth of Tenant immediately prior to such merger, consolidation or transfer, and (B) the net worth of the original Tenant on the date of this Lease, and (iii) proof satisfactory to Landlord of such net worth is delivered to Landlord at least five (5) days prior to the effective date of any such transaction. Tenant may also, upon prior notice to and without the consent of Landlord, and which notice shall not give rise to Landlord’s option under Section 11.02, permit any Person which Controls, is Controlled by, or is under common Control with, the original Tenant named herein (a “Related Entity”) to sublet all or part of the Premises for any Permitted Use, provided the Related Entity is in Landlord’s reasonable judgment of a character and engaged in a business which is in keeping with the standards for the Building and the occupancy thereof. Such sublease shall not be deemed to vest in any such Related Entity any right or interest in this Lease or the Premises nor shall it relieve, release, impair or discharge any of Tenant’s obligations hereunder.

(b) Applicability. The limitations set forth in this Section 11.08 shall apply to subtenant(s), assignee(s) and guarantor(s) of this Lease, if any, and any transfer by any such entity in violation of this Section 11.08 shall be a transfer in violation of Section 11.01.

(c) Modifications, Takeover Agreements. Any modification, amendment or extension of a sublease and/or any other agreement by which a landlord (or its affiliate) of a building other than the Building agrees to assume or perform the obligations of Tenant under this Lease shall be deemed a sublease for the purposes of Section 11.1.

11.09 Assumption of Obligations. Any assignment or transfer, whether made with Landlord’s consent or without Landlord’s consent, if and to the extent permitted hereunder, shall not be effective unless and until the assignee executes, acknowledges and delivers to Landlord (a) an agreement in form and substance satisfactory to Landlord whereby the assignee (i) assumes Tenant’s obligations under this Lease, and (ii) agrees that, notwithstanding such assignment or transfer, the provisions of Section 11.1 shall be binding upon it in respect of all future assignments and transfers, and (b) certificates or policies of insurance as required under Article 16.

11.10 Tenant’s Liability. The joint and several liability of Tenant and any successors-in-interest of Tenant and the due performance of Tenant’s obligations under this Lease shall not be discharged, released or impaired by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord, extending the time, or modifying any of the terms and provisions of this Lease, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord, to enforce any of the terms and provisions of this Lease.

11.11 Lease Not Affirmed or Rejected. If at any time after an assignment by Tenant named herein, this Lease is not affirmed or rejected in any proceeding of the types described in Article 16 or any similar proceeding, or upon a termination of this Lease due to any such proceeding, Tenant originally named herein, upon request of Landlord given within thirty (30) days after such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (a) pay to Landlord all Rent and other charges due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (b) as “tenant,” enter into a new lease of the Premises with Landlord for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Expiration Date, unless sooner terminated in accordance therewith, at the same Rent and upon the then executory terms, covenants and conditions contained in this Lease, except that (i) the rights of Tenant named herein under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any Persons claiming through or under such assignee or by virtue of any statute or of any order of any court, (ii) such new lease shall require all defaults existing under this Lease to be cured by Tenant named herein with due diligence, and (iii) such new lease shall require Tenant named herein to pay all Rent which, had this Lease not been so disaffirmed, rejected or terminated, would have become due under the provisions of this Lease after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. If Tenant named herein defaults in its obligations to enter into such new lease for a period of ten (10) days after Landlord’s request, then, in addition to all other rights and remedies by reason of default, either at law or in equity, Landlord shall have the same rights and remedies against Tenant named herein as if it had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of Tenant’s default thereunder.

11.12 Other Permitted Occupancies. Notwithstanding anything to the contrary contained in this Article 11, Tenant may, without the consent of but upon prior notice to Landlord, allow up to twenty percent (20%) of the total rentable square footage of the Premises to be used and occupied in accordance with the provisions of this Lease by Tenant’s clients, colleagues, or third persons engaged jointly with Tenant in connection with the business activities of Tenant conducted in the Premises, provided that (i) no demising walls are installed in the Premises in connection with such occupancy (and there is no separate reception area) so that the Premises shall at all times give the appearance of being occupied solely by Tenant, (ii) the occupant is a reputable person of good character and (iii) the occupant is not an occupant of another portion of the Building or a person with whom Landlord is then negotiating to lease space in the Building. Such occupancy shall not be subject to Landlord’s rights to recapture the Premises under Section 11.02 or to share in the consideration payable for such occupancy under Section 11.02(c) or (d) of this Lease nor shall it create any rights under this Lease in favor of such occupants.

ARTICLE 12

SUBORDINATION

12.01 Subordination. (a) This Lease and Tenant’s rights hereunder are subject and subordinate to: (i) all present and future ground leases, operating leases, superior leases, overriding leases, underlying leases, the TICA, and grants of term of the Building or any portion thereof (collectively, including the applicable items set forth in clause (iv) of this subsection (a), “Superior Leases”); (ii) all mortgages and building loan agreements, including leasehold mortgages and spreader and consolidation agreements, which may now or hereafter affect all or any portion of the Building or any Superior Lease (collectively, including the applicable items set forth in clauses (iii) and (iv) of this subsection (a), “Superior Mortgages”), whether or not a Superior Mortgage shall also cover other lands or buildings or leases, except that a mortgage on the Land only shall not be a Superior Mortgage so long as there is in effect a Superior Lease which is not subordinate to such mortgage; (iii) each advance made under any Superior Mortgage; and (iv) all renewals, modifications, replacements, substitutions and extensions of any Superior Lease or Superior Mortgage. The provisions of this subsection shall be self-operative and no further instrument of subordination shall be required.

(b) Tenant shall, within fifteen (15) days after request therefor, and after Tenant’s receipt, to the extent applicable, of a copy of any such instrument, execute and deliver, at its expense, any instrument, in recordable form if requested, that Landlord, any holder of a Superior Mortgage (a “Superior Mortgagee”) or any lessor under a Superior Lease (a “Superior Lessor”) may reasonably request, from time to time, to evidence and confirm the subordination provided in subsection (a) of this Section 12.01.

(c) Any Superior Mortgagee may elect that this Lease shall have priority over the mortgage held by such Superior Mortgagee (such mortgage, upon such election by the applicable Superior Mortgagee, is referred to herein as a “Subordinated Mortgage”) and, upon notification by such Superior Mortgagee to Tenant, this Lease shall be deemed to have priority over such Subordinated Mortgage, whether this Lease is dated prior to or subsequent to the date of such Subordinated Mortgage and, to the extent that such an election is made by a Superior Mortgagee, the provisions of this Article shall not be applicable to such Subordinated Mortgage (except as otherwise provided), but such Superior Mortgagee shall remain a Superior Mortgagee for the purpose of all other provisions of this Lease. Tenant and such Superior Mortgagee shall promptly, upon the notification by such Superior Mortgagee, execute and deliver an instrument in recordable form to evidence and confirm such priority.

(d) If, in connection with obtaining, continuing or renewing financing for which the Building, the Land or the interest of the lessee under any Superior Lease represents collateral, in whole or in part, the Superior Mortgagee or proposed Superior Mortgagee (including any which may elect that this Lease shall have priority over such Superior Mortgage) shall request reasonable modifications of this Lease as a condition of such financing, Tenant shall not unreasonably withhold its consent thereto, provided that such modifications do not increase Tenant’s obligation to pay Base Rent or Additional Rent, shorten or lengthen the Term and do not materially increase any other obligations or materially diminish any other rights of Tenant under this Lease.

(e) Landlord represents to Tenant that as of the date hereof (i) there are no Superior Leases, and (ii) the only Superior Mortgage is in favor of Goldman Sachs Commercial Mortgage Capital, L.P., Bank of America, N.A., Bear Stearns Commercial Mortgage, Inc., German American Capital Corporation, Morgan Stanley Commercial Mortgage Capital, Inc., Citigroup Global Markets Realty Corp., Wachovia Bank, National Association, and Column Financial, Inc.

(f) In the event that Tenant and any Superior Mortgagee or Superior Lessor shall execute and deliver a subordination, non-disturbance and attornment agreement with respect to this Lease, the terms of such agreement shall supersede the terms of this Article 12 to the extent applicable with respect to such Superior Mortgage on Superior Lease.

12.02 Attornment. If at any time any Superior Lessor, Superior Mortgagee (each a “Senior Interest Holder”) or any other person or the successors or assigns of any of the foregoing (such Senior Interest Holder and any such other person being herein collectively referred to as “Successor Landlord”) shall succeed to the rights of Landlord under this Lease, Tenant agrees, at the election and upon the request of any such Successor Landlord, from time to time, fully and completely to attorn to and recognize any such Successor Landlord as Tenant’s landlord under this Lease upon the then executory terms of this Lease, provided such Successor Landlord shall agree in writing to accept Tenant’s attornment. The foregoing provisions of this Section 12.02 shall inure to the benefit of any such Successor Landlord, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of the Superior Lease and shall be self-operative upon any such request, and no further instrument shall be required to give effect to said provisions. Upon the request of any such Successor Landlord, Tenant shall execute and deliver, from time to time, instruments reasonably satisfactory to any such Successor Landlord, in recordable form if requested, to evidence and confirm the foregoing provisions of this Section 12.02, acknowledging such attornment and setting forth the terms and conditions of its tenancy. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between such Successor Landlord and Tenant upon all of the then executory terms of this Lease except that such Successor Landlord shall not be: (i) liable for any act or omission, negligence or default of any prior Landlord (but such Successor Landlord shall be subject to the continuing obligations the of the Landlord to the extent arising from and after such succession to the extent of such Successor Landlord’s interest in the Building); (ii) subject to any counterclaim, defense or offset which theretofore shall have accrued to Tenant against any prior Landlord; (iii) bound by the payment of any Base Rent or Additional Rent for more than one month in advance (unless actually received by such Successor Landlord); (iv) bound by any modification or amendment of this Lease unless such modification or amendment shall have been approved in writing by the Senior Interest Holder, of which Tenant has been given notice, through or by reason of which the Successor Landlord shall have succeeded to the rights of Landlord under this Lease or unless the modification or amendment shall have occurred prior to the creation of such Senior Interest; (v) obligated to construct any improvements or to grant any credit toward the cost of any improvements; (vi) in the event of damage to the Building by fire or other casualty, obligated to repair the Premises or the Building or any part thereof beyond such repair as may be reasonably accomplished from the net proceeds of insurance actually made available to Landlord; (vii) in the event of partial condemnation, obligated to repair the Premises or the Building or any part thereof beyond such repair as may be reasonably accomplished from the net proceeds of any award actually made available to Landlord as consequential damages allocable to the part of the Premises or the Building not taken; or (viii) liable for or bound by any credits, claims, setoffs or defenses which Tenant may have against any prior Landlord. Nothing contained in this Section 12.02 shall be construed to impair any right otherwise exercisable by any such Successor Landlord.

12.03 Right to Cure. If any act or omission by Landlord shall give Tenant the right, immediately or after the lapse of time, to cancel or terminate this Lease in whole or in part or to claim such cancellation or termination on the basis of a partial or total eviction, Tenant shall not exercise any such right until (a) it shall have given written notice of such act or omission to each Senior Interest Holder whose name and address shall have been previously furnished to Tenant, and (b) a reasonable period for remedying such act or omission shall have elapsed following such notice and following the time when such Superior Mortgagee or Superior Lessor shall have become entitled under such Superior Mortgage, Subordinated Mortgage or Superior Lease, as the case may be, to remedy the same (which reasonable period shall be not less than sixty (60) days and, if such act or omission is of such a nature that it cannot be completely remedied within such sixty (60) day period, such reasonable period shall be such longer period as may be required provided such Senior Interest Holder shall have within such sixty (60) day period given Tenant notice of its intention to remedy such act or omission, and has commenced and thereafter continues to act upon such intention). It is agreed, however, that if such Senior Interest Holder requires possession of the Premises in order to effect a remedy, then such Senior Interest Holder shall have such further period of time as is necessary to obtain possession in addition to the reasonable period referred to in the preceding sentence, provided such Senior Interest Holder shall give Tenant notice of its intention to obtain possession and remedy such act or omission and shall promptly commence and continue to pursue, through appointment of a receiver or foreclosure, summary proceedings or other procedures, steps necessary to obtain possession. For the purposes of this Section 12.03, if there shall be more than one Senior Interest Holder, the provisions of this Section 12.03 shall be applicable only to the holder of the Superior Mortgage or the Subordinated Mortgage which constitutes the first mortgage lien on the Building.

12.04 Subordination, Non-Disturbance and Attornment. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to deliver to Tenant within a reasonable time following the date hereof, a subordination, non-disturbance and attornment agreement (a “SNDA”) in favor of the Tenant from the present Superior Mortgagee on such Superior Mortgagee’s standard form for such agreement, provided Tenant executes and delivers the same to Landlord within twenty (20) Business Days following Tenant’s receipt of the same. In addition, provided this Lease shall be in full force and effect and Tenant shall not be in default hereunder beyond applicable notice and grace periods, Tenant’s obligation to subordinate this Lease to any future Superior Mortgages or Superior Leases shall be conditioned upon Landlord securing from any future Superior Mortgagee an SNDA in the standard form utilized by the future Superior Mortgagee. Tenant covenants to execute and deliver any such SNDA within twenty (20) Business days following Tenant’s receipt of the same, failing which notwithstanding the foregoing provisions of this sentence, this Lease shall be deemed subordinate to any such future Superior Mortgagee pursuant to the terms of this Article 12.

ARTICLE 13

BANKRUPTCY; CONDITIONS OF LIMITATION

13.01 Bankruptcy. (a) In the event a petition is filed by or against Tenant under the United States Bankruptcy Code, 11 U.S.C. §§ 101-1330, as amended, or any successor thereto (the “Bankruptcy Code”), Tenant, as debtor and debtor-in-possession, and any trustee who may be appointed, agree to adequately protect Landlord as follows: (i) to pay monthly in advance on the first day of each month as reasonable compensation for use and occupancy of the Premises an amount equal to all Base Rent and Additional Rent due pursuant to this Lease; (ii) to perform each and every obligation of Tenant under this Lease until such time as this Lease is either rejected or assumed by order of a court of competent jurisdiction; (iii) to determine within sixty (60) days after the filing of such petition whether to assume or to reject this Lease; (iv) to give Landlord at least thirty (30) days’ prior written notice, unless a shorter notice period is agreed to in writing by the parties, of any proceeding relating to any assumption of this Lease; (v) to give at least thirty (30) days’ prior written notice of any vacation or abandonment of the Premises, any such vacation or abandonment to be deemed a rejection of this Lease; and (vi) to do all other things of benefit to Landlord otherwise required under the Bankruptcy Code. Tenant shall be deemed to have rejected this Lease in the event of the failure to comply with any of the above.

(b) If Tenant or a trustee elects to reject this Lease subsequent to the filing of a petition under the Bankruptcy Code, or if this Lease is otherwise rejected, Tenant shall immediately vacate and surrender possession of the Premises in accordance with Article 20 hereof.

(c) If Tenant or a trustee elects to assume this Lease subsequent to the filing of a petition under the Bankruptcy Code, Tenant, as debtor and as debtor-in-possession, and any trustee who may be appointed agree as follows: (i) to cure each and every existing breach by Tenant within not more than ninety (90) days after assumption of this Lease; (ii) within ninety (90) days of this Lease to compensate Landlord for any actual pecuniary loss resulting from any existing breach, including, without limitation, Landlord’s reasonable costs, expenses and attorneys’ fees incurred as a result of such breach, as determined by a court of competent jurisdiction; (iii) in the event of an existing breach, to provide adequate assurance of Tenant’s future performance, including, without limitation, (A) the deposit of a sum equal to three (3) months’ installments of Base Rent to be held to secure Tenant’s obligations under the Lease, (B) the production to Landlord of written documentation establishing that Tenant has sufficient present and anticipated financial ability to perform each and every obligation of Tenant under this Lease, and (C) such additional assurances, in form reasonably acceptable to Landlord, as may be required under any applicable provision of the Bankruptcy Code; (iv) the assumption will not breach any provision of this Lease; (v) the assumption will be subject to all of the provisions of this Lease unless the prior written consent of Landlord is obtained; and (vi) the prior written consent of any Senior Interest Holder to which this Lease has been assigned as collateral security to the assumption is obtained.

(d) If Tenant assumes this Lease and proposes to assign the same pursuant to the provisions of the Bankruptcy Code to any person or entity who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to Tenant, then notices of such proposed assignment, setting forth (i) the name’ and address of such person, (ii) all the terms and conditions of such offer, and (iii) the adequate assurances to be provided Landlord to assure such person’s future performance under the Lease, shall be given to Landlord by Tenant no later than twenty (20) days after receipt by Tenant, but in any event no later than ten (10) days prior to the date that Tenant shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption, and Landlord shall thereupon have the prior right and option, to be exercised by notice to Tenant given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease. The adequate assurance to be provided Landlord to assure the assignee’s future performance under the Lease shall include without limitation: (A) the deposit of a sum equal to three (3) months’ installments of Base Rent to be held to secure Tenant’s obligations under this Lease, (B) a written demonstration that the assignee meets all reasonable financial and other criteria of Landlord as did Tenant and its business at the time of execution of this Lease, including the production of the most recent audited financial statement of the assignee prepared by an independent certified public accountant, (C) use of the Premises in compliance with the terms of Section 2.01 of this Lease, and (D) such additional assurances, in form reasonably acceptable to Landlord, as to all matters identified in any applicable provision of the Bankruptcy Code.

(e) Neither Tenant nor any trustee who may be appointed in the event of the filing of a petition under the Bankruptcy Code shall conduct or permit the conduct of any “fire,” “bankruptcy,” “going out of business” or auction sale in or from the Premises.

13.02 Default. This Lease and the term and estate hereby granted are subject to the limitation that:

(a) if Tenant shall default in the payment of (i) Base Rent on any date upon which the same becomes due and such default shall continue for a period of seven (7) days after Landlord shall have given Tenant a notice specifying such default, or (ii) Additional Rent on any date upon which the same becomes due and such default shall continue for a period of seven (7) days after Landlord shall have given Tenant a notice specifying such default, or

(b) if any policy of insurance carried by or on behalf of Landlord with respect to the Project shall be canceled or rendered void or voidable by reason of the use of the Premises in violation of the restrictions provided in Section 2.01 or 16.01 and if Tenant shall fail to cease such use within seventy-two (72) hours after Landlord shall have given Tenant a notice specifying such default, or

(c) if Tenant shall default in the keeping, observance or performance of any covenant or agreement (other than a default of the character referred to in Sections 13.02(a) and/or 13.02(b)), and if such default shall continue and shall not be cured within thirty (30) days after Landlord shall have given to Tenant a notice specifying the same, or, in the case of a default which for causes beyond Tenant’s reasonable control, cannot with due diligence be cured within such period of thirty (30) days, if Tenant (i) shall not, promptly upon the giving of such notice, advise Landlord of Tenant’s intention duly to institute all steps necessary to cure such default or (ii) shall not duly institute and thereafter diligently prosecute to completion all steps necessary to cure the same and, in any event, but subject to Force Majeure, cure such default within one hundred eighty (180) days of receipt of Landlord’s notice of such default by Tenant, or

(d) if any event shall occur or any contingency shall arise whereby this Lease or the estate hereby granted or the unexpired balance of the Term would, by operation of law or otherwise, devolve upon or pass to any person other than Tenant except as is expressly permitted under Article 12, or

(e) Intentionally Deleted

(f) failure by Tenant to comply with the Rules, unless such failure is cured within fifteen (15) days after notice (provided, if the nature of Tenant’s failure is such that more than fifteen (15) days time is reasonably required in order to cure, Tenant shall not be in Default if Tenant commences to cure within such period and thereafter reasonably seeks to cure such failure to completion), or

(g) (v) (a) making by Tenant or any guarantor of this Lease (“Guarantor”) of any general assignment for the benefit of creditors, (b) filing by or against Tenant or any Guarantor of a petition to have Tenant or such Guarantor adjudged a bankrupt or a petition for reorganization or arrangement under any Law relating to bankruptcy (unless, in the case of a petition filed against Tenant or such Guarantor, the same is dismissed within sixty (60) days), (c) appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located on the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within sixty (60) days, (d) attachment, execution or other judicial seizure of substantially all of Tenant’s assets located on the Premises or of Tenant’s interest in this Lease, (e) Tenant’s or any Guarantor’s convening of a meeting of its creditors or any class thereof for the purpose of effecting a moratorium upon or composition of its debts, or (f) Tenant’s or any Guarantor’s insolvency or admission of an inability to pay its debts as they mature; (vi) any material misrepresentation herein, or material misrepresentation or omission in any financial statements or other materials provided by Tenant or any Guarantor in connection with negotiating or entering this Lease or in connection with any Transfer under Article 20; (vii) cancellation of any guaranty of this Lease by any Guarantor, then, in any of such cases (each of which is sometimes referred to herein as an “Event of Default”), Landlord shall, in addition to any other remedies available to it at law or in equity, be entitled to give to Tenant a notice of intention to end the Term at the expiration of five (5) Business Days from the date of the giving of such notice, and, in the event such notice is given, this Lease and the Term and estate hereby granted shall terminate upon the expiration of such five (5) Business Days with the same effect as if the last of such five (5) Business Days were the Expiration Date, but Tenant shall remain liable for damages as provided herein or pursuant to law.

13.03 Intentional Default. Tenant expressly recognizes that Tenant’s due and punctual performance of all of its obligations under this Lease throughout the Term is of importance to Landlord, and, without limiting the foregoing provisions of Section 13.02, Tenant agrees that, if Tenant shall default (i) in the timely payment of Base Rent or Additional Rent, and such default shall continue or be repeated for three (3) consecutive months or for a total of three (3) months in any period of twelve (12) months or (ii) in the performance of any other term of this Lease to be performed by Tenant, and such default shall occur more than three (3) times in any period of twelve (12) months, then, notwithstanding that such defaults shall have each been cured within the applicable period, if any, as above provided, any further similar default shall be deemed to be deliberate and Landlord thereafter may serve the termination notice described in Section 13.02 hereof upon Tenant without affording to Tenant an opportunity to cure such further default.

13.04 Re-entry by Landlord. If this Lease shall terminate as provided in Section 13.02, Landlord or Landlord’s agents may immediately or at any time thereafter re-enter into or upon the Premises, or any part thereof in the name of the whole, either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Premises again as and of its first estate and interest therein. The words “re-enter” and “re-entering” as used in this Lease are not restricted to their technical legal meanings.

13.05 Damages. In the event of a termination of this Lease, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(a) a sum which, at the time of such termination, represents the then present value (employing a discount rate equal to the then current rate of United States Treasury Bills or Notes, as applicable, maturing on the Expiration Date or the next maturity date for such bills or notes occurring after the Expiration Date) of the excess, if any of (i) the aggregate of the Base Rent and Additional Rent which would have been payable hereunder by Tenant, had this Lease not terminated, for the period commencing with the day following the date of such termination and ending with the Expiration Date over (ii) the aggregate fair rental value of the Premises for the same period (for the purposes of this subsection (a), the amount of Additional Rent which would have been payable by Tenant under Article 4 shall, for each calendar year ending after such termination, be deemed to be an amount equal to the amount of Tenant’s Operating Payment and Tenant’s Tax Payment payable by Tenant for the calendar year and Tax Year, respectively, immediately preceding the calendar year in which such termination shall occur) increased in each succeeding year by three percent (3%), on a compounded basis, or

(b) sums equal to the aggregate Gross Rent which would have been payable by Tenant had this Lease not terminated, payable upon the due dates therefor specified herein until the Expiration Date; provided, however, that if Landlord shall relet all or any part of the Premises for all or any part of the period commencing on the day following the date of such termination and ending on the Expiration Date, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease and re-entering the Premises and securing possession thereof, as well as the expenses of reletting, including altering and preparing the Premises for new tenants, brokers’ commissions, and all other expenses properly chargeable against the Premises and the rental therefrom in connection with such reletting, it being understood that any such reletting may be for a period equal to or shorter or longer than said period and that Landlord shall have no obligation to so relet the Premises; provided further that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, (ii) in no event shall Tenant be entitled, in any suit for the collection of damages pursuant to this subsection (b), to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord, and (iii) if the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot rentable area basis shall be made of the rent received from such reletting and of the expenses of reletting.

Suit or suits for the recovery of any damages payable hereunder by Tenant, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall require Landlord to postpone suit until the date when the Term would have expired but for such termination.

13.06 Right to Injunction. In the event of a breach or threatened breach on the part of Tenant with respect to any of the covenants or agreements on the part of or on behalf of Tenant to be kept, observed or performed, Landlord shall also have the right to seek an injunction.

13.07 Other Remedies. (a) Nothing herein contained shall be construed as limiting or preventing the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant, provided that this sentence shall not be construed to authorize Landlord to recover any damages, or exercise any remedy, expressly denied by Section 13.07(b). The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled at any time, and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided.

(b) Anything contained in this Article 13 or elsewhere in this Lease to the contrary notwithstanding, neither Landlord nor any principal, partner, member, officer, stockholder, director, employee or agent of Landlord or of any partnership or other entity constituting Landlord, disclosed or undisclosed, on the one hand, nor Tenant nor any principal, partner, member, officer, stockholder, director, employee or agent of Tenant or of any partnership or other entity constituting Tenant, disclosed or undisclosed (but expressly excluding Tenant’s liability pursuant to Section 20.02) shall be liable to the other for any consequential damages of any kind or nature whatsoever in connection with any matter arising under or related to this Lease (even if arising from any act, omission or negligence of any such party or from the breach by such party of its obligations under this Lease).

13.08 Certain Waivers. Tenant waives and surrenders all right and privilege which it might have under or by reason of any present or future law to redeem the Premises or to have a continuance of this Lease for the Term after Tenant is dispossessed or ejected therefrom by process of law.

13.09 No Waiver. Failure of Landlord or Tenant to declare any default immediately upon its occurrence or delay in taking any action in connection with such default shall not waive such default and either party shall have the right to declare any such default at any time thereafter. Any amounts paid by Tenant to Landlord may be applied by Landlord, in its sole discretion, to any items then owing by Tenant to Landlord under this Lease and receipt of a partial payment shall not be deemed to be an accord and satisfaction or waiver of the failure to make full payment.

13.10 Attorneys’ Fees. In the event Landlord or Tenant shall prevail against the other with respect to any claim relating to the enforcement of this Lease, or any part thereof, or the collection of any rent due, or to become due, hereunder, or recovery of the possession of the Premises, or files suit upon the same, the non-prevailing party shall, within ten (10) days after demand therefor, reimburse the prevailing party for its reasonable attorneys’ fees and disbursements and court costs.

ARTICLE 14

QUIET ENJOYMENT

14.01 Quiet Enjoyment. Landlord covenants that, so long as Tenant is not in default in the payment or performance of any of its obligations under this Lease beyond any applicable notice and grace periods, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises. This covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors and assigns only with respect to breaches which occur during its and their respective ownership of Landlord’s interest.

ARTICLE 15

RULES OF THE BUILDING

15.01 No Nuisance. Tenant shall conduct its business and control its agents. employees, contractors, invitees and licensees in such manner as not to create any nuisance, or unreasonably interfere with any other tenant of the Building or Landlord in its operation of the Building (it being agreed that the covenants contained in this sentence shall not be construed to prohibit Tenant from performing Alterations in accordance with the applicable terms of this Lease).

15.02 Building Rules. Tenant shall comply with, and Tenant shall cause its licensees, employees, contractors, agents and invitees to comply with the rules of the Building reasonably adopted and altered by Landlord from time to time for the safety, care and cleanliness of the Premises and the Building and for preservation of good order therein, all of which shall be communicated by Landlord to Tenant and shall be thereafter carried out and observed by Tenant, its agents, contractors, employees, invitees and licensees with reasonable promptness. Landlord shall not enforce the rules of the Building in a manner which discriminates against Tenant. The initial rules of the Building are set forth in Exhibit E. If any rule of the Building shall conflict with any provision of this Lease, such provision shall govern.

15.03 Graphics. Except as provided in Article 29, no signs, numerals, letters or other graphics shall be used or permitted on the exterior of, or which may be visible from outside, the Premises, unless approved by Landlord in advance of installation.

ARTICLE 16

INSURANCE

16.01 Compliance with Insurance Standards. Tenant shall not occupy or use the Premises, or permit any portion of the Premises to be occupied or used, for any business or purpose which is unlawful, disreputable or deemed to be hazardous on account of fire or other hazards, or permit anything to be done which would in any way increase the risk of fire or other hazards, or permit anything to be done which would in any way increase the rate of fire or liability or any other insurance coverage on the Building or Building and/or its contents. Landlord shall not be liable for the acts or omissions of other tenants or parties which are in violation of the provisions of this Section.

16.02 Landlord Insurance. (a) As part of Operating Expenses, Landlord shall obtain and keep in full force and effect during the Term insurance against loss or damage by fire and other casualty to the Building, as may be insurable under then available standard forms of “all-risk” insurance policies issued by insurers which are rated A-X or better by A.M. Best Company, and licensed to do business in the State of New York, in amounts as are comparable to other owners of comparable properties in New York County.

(b) Landlord shall have the right to satisfy its obligations under subsection (a) of this Section 16.02 by means of any so-called blanket policy or policies of insurance covering the Building and other properties of Landlord or its affiliates.

16.03 Tenant Insurance. (a) Tenant, at Tenant’s sole cost and expense, shall obtain and keep in full force and effect during the Term hereof insurance against loss or damage by fire and other casualty to the Initial Improvements, Tenant’s Property and all Alterations and other improvements to the Premises, under then available standard forms of “all-risk” insurance policies, in amount equal to one hundred percent (100%) of the replacement value thereof, having a deductible amount, if any, of not more than $250,000.00.

(b) Tenant, at Tenant’s sole cost and expense, shall obtain and maintain in full force and effect throughout the Term a commercial general liability insurance policy (ISO form or equivalent), on a per occurrence, per location basis, insuring Tenant and naming Landlord (and its successors and assigns), the managing agent for the Building (and its successors and assigns), Blackhawk Parent LLC, Equity Office Properties Management Corp., BREA Property Management of New York L.L.C., and their respective managers, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord and its successors and assigns as the interest of such designees shall appear and, at Landlord’s request, any Senior Interest Holder as additional insureds, against any liability for bodily injury, death or property damage occurring on or about the Premises, with limits of liability of not less than $5,000,000 with respect to bodily injury and property damage arising from any one occurrence and $10,000,000 from the aggregate of all occurrences within each policy year. Such policy shall include a provision that such aggregate limit shall apply separately at the Premises and that Tenant will use all commercially reasonable efforts to cause such insurer to provide notice to Landlord if the available portion of such aggregate is reduced to less than $9,000,000 by either payment of claims or the establishment of reserves for claims, and if such insurer shall refuse or otherwise fail to provide such notice to Landlord, then Tenant shall promptly give such notice to Landlord. Tenant agrees that if the aggregate limit applying to the Premises is reduced by the payment of a claim or establishment of a reserve Tenant shall take immediate commercially reasonable steps to have the required aggregate limit restored by endorsement to the existing policy or the purchase of an additional insurance policy. Such policy shall also include a provision that no act or omission of Tenant shall affect or limit the obligations of the insurance company in respect of any additional insured.

(c) Tenant, at Tenant’s cost and expense, shall obtain and keep in full force and effect workers’ compensation insurance to the extent required by law.

(d) Tenant shall not carry separate or additional insurance with respect to the risks covered by the insurance required by this Article 16, concurrent in form or contributing in the event of any loss or damage with any insurance required to be obtained by Tenant under this Lease. Tenant may carry any insurance coverage required of it hereunder pursuant to blanket policies of insurance so long as the coverage afforded Landlord and the other named insureds thereunder shall not be less than the coverage which would be provided by direct policies.

16.04 Waiver of Subrogation. The parties hereto shall (a) each procure an appropriate clause in, or endorsement on, any all-risk insurance covering the Premises, the Building and personal property, fixtures and equipment located thereon or therein, pursuant to which the insurance companies issuing same waive subrogation or consent to a waiver of right of recovery, and (b) hereby agree not to make any claim against or seek to recover from the other for any loss or damage to its property or the property of others resulting from fire or other hazards covered by such fire and extended coverage insurance; provided, however, that the release, discharge, exoneration and covenant not to sue herein contained shall be limited by and coextensive with the terms and provisions of the waiver of subrogation clause or endorsement or clause or endorsement consenting to a waiver of right of recovery. If the payment of an additional premium is required for the inclusion of such waiver of subrogation or consent to waiver provision, each party shall advise the other of the amount of any such additional premiums and the other party at its own election may, but shall not be obligated to, pay the same. If either party shall be unable to obtain the inclusion of such clause even with the payment of an additional premium, then such party shall name the other party as an additional insured (but not a loss payee) under the policy. Tenant acknowledges that Landlord will not carry insurance on, and shall not be responsible for damage to, Tenant’s Property, and that Landlord will not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant’s business.

16.05 Policy Requirements. The insurance required to be obtained by Tenant under this Article: (a) shall be issued by an insurance company qualified to do business in the State of New York, which is rated A-X or better by Best’s Key Rating Guide, and (b) shall be primary and not be concurrent in form or contributing with any other coverage which Tenant or Landlord may carry. Neither the issuance of any insurance policy required under this Lease, nor the minimum limits specified herein with respect to Tenant’s insurance coverage, shall be deemed to limit or restrict in any way Tenant’s liability arising under this Lease. The dollar amounts set forth in this Article shall be subject to review by Landlord from time to time during the term and may be increased by Landlord in accordance with the requirements imposed by landlords from time to time at First-Class Office Buildings; however, coverage shall not be more than that then required to be maintained by comparable tenants of comparable properties in New York County. With respect to each insurance policy required to be obtained by Tenant under this Article, on or before the Term Commencement Date, Tenant shall deliver to Landlord satisfactory evidence that such insurance is in effect and satisfies the requirements of this Article. By no later than ten (10) days prior to the expiration of any required policy, Tenant shall provide to Landlord reasonably satisfactory evidence of renewal or replacement of such insurance policy. Each insurance policy required to be carried hereunder by or on behalf of Tenant shall provide (and any certificate evidencing the existence of each such insurance policy shall certify) that such insurance policy shall not be canceled or modified unless Landlord shall have received twenty (20) days’ prior written notice of such cancellation or modification. Landlord shall have the right to require Tenant to obtain a certification from Tenant’s insurer of the coverage afforded by any required policy.

ARTICLE 17

NONLIABILITY AND INDEMNIFICATION

17.01 Exculpation. (a) Unless due to, and to the extent of, the gross negligence or willful misconduct of Landlord or Landlord’s agents or employees or of a Senior Interest Holder or its agents, neither Landlord nor any Senior Interest Holder, nor any of their agents, officers, directors, shareholders, managers, members, partners or principals (disclosed or undisclosed) shall be liable to Tenant or Tenant’s agents, employees, contractors, invitees or licensees or any other occupant of the Premises in connection with any injury to Tenant or to any other person or for any damage to, or loss (by theft or otherwise) of, any of Tenant’s Property or of the property of Tenant or any other person arising from or in connection with the use by Tenant or such other person of the Premises or the Building, irrespective of the cause of such injury, damage or loss, it being understood that no property, other than such as might normally be brought upon or kept in the Premises as incidental to the reasonable use of the Premises for the purposes herein permitted will be brought upon or be kept in the Premises; provided, however, that even if due to any such gross negligence of Landlord, Landlord’s agents or employees, or any Senior Interest Holder or its agents or breach by Landlord of its obligations under this Lease, Tenant waives, to the full extent permitted by applicable law, any claim for consequential damages in connection therewith. Landlord and any Senior Interest Holder and their respective agents shall not be liable for any loss or damage to any person or property even if due to the negligence of Landlord or any Senior Interest Holder or their agents. Any employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor any Senior Interest Holder nor their respective agents or employees shall be liable for any loss of or damage to any such property by theft or otherwise.

(b) Except for such liability as may be imposed by law for the gross negligence of Landlord or Landlord’s agents or employees, or for the breach by Landlord of any term of this Lease to be performed by Landlord, no (i) performance by Landlord, Tenant or others of any repairs or Alterations in or to the Building or Premises, (ii) failure of Landlord or others to make any such repairs or Alterations, (iii) damage to the Building Systems or equipment, Premises or the property of Tenant, (iv) injury to any persons caused by other tenants or persons in the Building or by operations in the construction of any private, public or quasi-public work, or by any other cause, (v) Latent Defect in the Building, Building Systems or equipment or Premises, (vi) diminution or shutting off of light, air or view by any structure which may be erected on lands in the vicinity of the Building or (vii) inconvenience or annoyance to Tenant or injury to or interruption of Tenant’s business by reason of anything referred to in the foregoing subsections (i) through (vi) shall impose any liability on Landlord to Tenant. No representation, guaranty or warranty is made that the communications or security systems, devices or procedures of the Building will be effective to prevent injury to Tenant or any other person or damage to, or loss (by theft or otherwise) of, any of the property of Tenant or the property of any other person, and Landlord reserves the right to discontinue or modify at any time such communications or security systems or procedures without liability to Tenant.

17.02 Indemnity. (a) To the fullest extent permitted by applicable law, Tenant hereby agrees to indemnify and hold harmless Landlord, each Senior Interest Holder and any managing agent of Landlord, and their respective agents, officers, directors, shareholders, managers, members, partners, principals, employees and agents (collectively “Landlord’s Protected Parties”), from and against any and all claims, losses, actions, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) that arise out of or in connection with (a) the possession, use, occupancy, management, repair, maintenance or control of the Premises, or any portion thereof, or the business conducted by Tenant in the Premises, or (b) any willful or negligent act or omission of Tenant or anyone for whom Tenant is responsible, or any assignee, sublease, licensee or any other occupant of the Premises, or (c) any default, breach, violation or nonperformance of this Lease by Tenant or any subtenant of Tenant or any officer, employee, agent or contractor of Tenant or any subtenant of Tenant, or (d) any Environmental Activity by Tenant or anyone for whom Tenant is responsible at the Building, or (e) any injury or death to individuals or damage to property sustained on or about the Premises; provided, however, that nothing contained in this Section shall obligate Tenant to indemnify Landlord from any claim, loss, damage, liability or expense resulting from the gross negligence or willful misconduct of Landlord or Landlord’s agents or employees. Tenant shall, at its own cost and expense, upon notice thereof from Landlord or any Landlord Protected Party defend any and all actions, suits and proceedings which may be brought against any one or more of the aforesaid parties with respect to the foregoing or in which any one or more of the aforesaid parties may be impleaded with counsel acceptable to Landlord or such Landlord Protected Party. In such event, Tenant shall have no authority to settle to any such action, suit or proceeding without Landlord’s approval, which approval shall not be unreasonably withheld or delayed.

Tenant shall pay, satisfy and discharge any and all final money judgments which may be recovered against Landlord in connection with the foregoing, provided, however, the foregoing is not intended to limit Tenant’s right, at Tenant’s sole cost and expense to appeal any such judgment, so long as Tenant shall fully indemnify Landlord or such Landlord Protected Party in connection therewith. The general liability insurance policy required by Section 16.03(b) hereof shall also cover Tenant for liability assumed by contract, specifically including clause (e) of this Section 17.02. The obligations of Tenant under this Section 17.02 shall survive the expiration or sooner termination of this Lease.

(b) If any claim that is within the scope of any indemnity set forth in this Lease is asserted against Landlord or Landlord’s Protected Parties, then the party being indemnified shall give prompt written notice (each, an “Indemnified Party Notice”) thereof to Tenant, and Tenant shall have the right to defend and control the defense of any action brought on such claim with counsel chosen by Tenant subject to the approval of the indemnified party, which approval shall not be unreasonably withheld, or by Tenant’s insurance company. If the indemnified party fails to promptly give such notice or if the indemnified party shall not afford Tenant the right to defend and control the defense of any such action or proceeding, then, in either of such events, Tenant shall have no obligation under the applicable indemnity set forth in this Lease with respect to such action or proceeding or other actions or proceedings involving the same or related facts. If Tenant shall defend any such action or proceeding, then the indemnified party shall cooperate with Tenant or Tenant’s insurer in the defense of any such action or proceeding in such manner as Tenant or its insurer may from time to time reasonably request and the Tenant shall not be liable for the costs of any separate counsel employed by the indemnified party.

17.03 Limitation of Landlord’s Personal Liability. Tenant shall look solely to Landlord’s interest in the Building, and to the insurance proceeds or proceeds of any sale of the Building for the recovery of any judgment against Landlord. If Landlord is a partnership, its partners, whether general or limited, or if Landlord is a corporation, its directors, officers or shareholders, or if Landlord is a limited liability company, its managers or members, shall never be personally liable for any such judgment. The first sentence of this section is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors or assigns, or to maintain any suit or action in connection with enforcement or collection of amounts which may become owing or payable under or on account of insurance maintained by Landlord. Any lien obtained to enforce any such judgment and any levy of execution on such judgment shall be subject and subordinate to any Superior Mortgage. If Tenant obtains a final, unappealable money judgment against Landlord, and such judgment is not paid within sixty (60) days after the same is entered, then Tenant may offset the amount of such money judgment against the Base Rent and Additional Rent coming due hereunder, together with interest thereon at the Stipulated Rate from the date such judgment was entered until the date of setoff.

ARTICLE 18

CONDEMNATION

18.01 Condemnation. (a) If there shall be a total taking of the Premises or a Constructive Total Taking (as defined in this Section 18.01) of the Building in condemnation proceedings or by any right of eminent domain or by conveyance in lieu thereof, this Lease and the Term and estate hereby granted shall forthwith cease and terminate as of the date of taking of possession by the condemning authority and all Gross Rent shall be prorated and paid as of such termination date. In the event of a taking which is less than a Constructive Total Taking, (i) the term and estate hereby granted with respect to the taken part of the Premises shall forthwith cease and terminate as of the date of taking of possession by the condemning authority and the Gross Rent, Tenant’s Operating Share, Tenant’s Tax Share, Base Real Estate Taxes and Base Operating Expenses shall be appropriately abated or reduced, as the case may be, with respect to such portion of the Premises for the period from such date to the date specified in this Lease for the expiration of the Term and (ii) the Base Rent shall be appropriately abated for any portion of the Premises rendered untenantable by such taking until such portion of the Premises is made tenantable. “Constructive Total Taking” means a taking of such scope that (A) the untaken part of the Building (whether or not the Premises are affected by the taking) would in Landlord’s reasonable judgment be uneconomic to operate, or (B) leases (including this Lease) of tenants occupying at least sixty-five percent (65%) of the rentable area of the Building are terminated in connection with such taking or (II) a taking of the Premises of such scope that Tenant, in Tenant’s reasonable judgment, is unable to efficiently operate its business in the untaken portion of the Premises. Landlord shall give Tenant notice of a total taking or a Constructive Total Taking within fifteen (15) days of receiving notice thereof.

(b) In the event of any condemnation or taking of all or a part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including any award made for the value of the estate vested by this Lease in Tenant. Tenant shall be entitled to receive no part of such award and Tenant hereby assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof; provided, however, that nothing shall preclude Tenant from intervening in any such condemnation proceeding to claim or receive from the condemning authority any compensation to which Tenant may otherwise lawfully be entitled in such case for the expenses of moving to a new location, reimbursement for the loss of Tenant’s Property or for any other benefits available to a tenant in such circumstances; provided further that the same (i) do not include any value of the estate vested by this Lease in Tenant and (ii) shall not reduce the award of Landlord in any respect.

(c) Notwithstanding the foregoing, if all or any portion of the Premises shall be condemned or taken for governmental occupancy for a limited period, this Lease shall continue in full force and effect (without any abatement of the Gross Rent) and Tenant shall be entitled to receive the entire award therefor (whether paid as damages, rent or otherwise) unless the period of governmental occupancy extends beyond the Expiration Date, in which case Landlord shall be entitled to such part of such award as shall be properly allocable to the cost of restoration of the Premises, and the balance of such award shall be apportioned between Landlord and Tenant as of the Expiration Date. If the termination of such governmental occupancy occurs prior to expiration of this Lease, Tenant shall, to the extent that an award has been made for such purpose, after application for and diligent pursuit of such award by Tenant, restore the Premises as nearly as possible to their condition prior to the condemnation or taking.

ARTICLE 19

CASUALTY

19.01 Restoration. (a) If the Premises are damaged by fire or other casualty, or if the Building is damaged such that Tenant is deprived of access to the Premises, Tenant shall give prompt notice to Landlord, and, provided this Lease is not terminated in accordance with Sections 19.02, 19.03 or 19.04 hereunder, Landlord shall use available insurance proceeds, including the amount of any deductible applicable to Landlord’s insurance policies, to repair the damage to substantially the condition of the Premises prior to the damage, subject to the provisions of any Superior Mortgage or Superior Lease and Legal Requirements, but Landlord shall have no obligation to repair or restore (i) Tenant’s Property, or (ii) except as provided in Section 19.01(b), the Initial Improvements, any Alterations or improvements to the Premises, to the extent such Initial Improvements, Alterations or improvements exceed Building Standard Installations (as herein defined) (“Above Building Standard Installations”). So long as Tenant is not in default beyond applicable grace or notice provisions in the payment or performance of its obligations under this Section 19.01, and provided Tenant timely delivers to Landlord Tenant’s Restoration Payment (hereinafter defined) Landlord shall repair or restore Tenant’s Above Building Standard Installations, provided, however, that until the restoration of the Premises is Substantially Completed (as herein defined) or would have been Substantially Completed but for Tenant Delay, Base Rent, Tenant’s Tax Payment and Tenant’s Operating Payment and all other Additional Rent shall be reduced in the proportion by which the area of the part of the Premises which is not usable (or accessible) and is not used by Tenant bears to the total area of the Premises.

(b) As a condition precedent to Landlord’s obligation to repair or restore any of Tenant’s Above Building Standard Installations, Tenant shall (i) pay to Landlord within thirty (30) days following Landlord’s demand a sum (“Tenant’s Restoration Payment”) equal to the amount, if any, by which (A) the cost, as estimated by a reputable independent contractor designated by Landlord, of repairing and restoring all Alterations and improvements in the Premises to their condition prior to the damage, exceeds (B) the cost of restoring the Premises with Building Standard Installations. If Tenant shall fail to deliver to Landlord Tenant’s Restoration Payment, or a written waiver by Tenant, in form reasonably satisfactory to Landlord, of all of Landlord’s obligations to repair or restore any of the Above Building Standard Installations, in either case within fifteen (15) days after Landlord’s demand therefor, Tenant’s abatement of Base Rent and Additional Rent shall cease, commencing as of the sixteenth (16th) day after Landlord’s demand, and shall resume upon delivery to Landlord of Tenant’s Restoration Payment or such written waiver, as the case may be. Nothing set forth in this Section 19.01 shall be interpreted to limit Landlord’s right to repair or restore all or any portion of the Premises at such time and in such manner as Landlord deems appropriate in Landlord’s reasonable judgment, and no such repair or restoration shall constitute a waiver by Landlord of any of Landlord’s rights set forth in this Section 19.01 or elsewhere in this Lease.

19.02 Landlord’s Termination Right. Notwithstanding anything to the contrary contained in Section 19.01, Landlord may elect to terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of damage (such termination notice to include a termination date providing at least one hundred twenty (120) days for Tenant to vacate the Premises), if the Building shall be damaged by fire or other casualty or cause such that: (a) repairs to the Premises and access thereto cannot reasonably be completed within one hundred eighty days (180) after the casualty without the payment of overtime or other premiums, (b) any Holder (as defined in Article 24) shall require that the insurance proceeds or any portion thereof be used to retire the Mortgage debt (or shall terminate the ground lease, as the case may be), or the damage is not fully covered by Landlord’s insurance policies, or (c) the cost of the repairs, alterations, restoration or improvement work would exceed twenty-five percent (25%) of the replacement value of the Building. If this Lease is so terminated, (a) the Term shall expire upon the date set forth in Landlord’s notice, which shall not be less than one hundred eighty (180) days after such notice is given, and Tenant shall vacate the Premises and surrender the same to Landlord no later than the date set forth in the notice, (b) Tenant’s liability for Rent shall cease as of the date of the damage, (c) any prepaid Rent for any period after the date of the damage shall be refunded by Landlord to Tenant, and (d) Landlord shall be entitled to collect all insurance proceeds of policies held by Landlord or Tenant providing coverage for Alterations and other improvements to the Premises. Landlord shall retain such proceeds from Tenant’s insurance only to the extent that Landlord performed or paid for such Alterations and improvements, whether by contribution, offset or otherwise, and the balance of such proceeds, if any, shall be paid to Tenant.

19.03 Tenant’s Termination Right. If the Premises are totally damaged and are thereby rendered wholly untenantable, or if the Building shall be so damaged that Tenant is deprived of reasonable access to the Premises, and if Landlord elects to restore the Premises, Landlord shall, within sixty (60) days following the date of the damage, cause a contractor or architect selected by Landlord to give notice (the “Restoration Notice”) to Tenant of the date by which such contractor or architect estimates the restoration of the Premises (excluding any Above Building Standard Installations) shall be Substantially Completed. If such date, as set forth in the Restoration Notice, is more than twelve (12) months from the date of such damage, which twelve (12) month period may be extended in the event of Force Majeure, provided such Force Majeure extension shall not exceed ninety (90) days, then Tenant shall have the right to terminate this Lease by giving notice (the “Termination Notice”) to Landlord not later than forty-five (45) days following Tenant’s receipt of the Restoration Notice. If Tenant delivers a Termination Notice to Landlord, this Lease shall be deemed to have terminated as of the date of the giving of the Termination Notice. Tenant agrees that Landlord’s obligation to restore, and the abatement of Rent provided herein, shall be Tenant’s sole recourse in the event of such damage, and waives any other rights Tenant may have under any applicable Law to terminate the Lease by reason of damage to the Premises or the Building except as provided in Section 19.03.

19.04 Final 24 Months. Notwithstanding anything set forth to the contrary in this Article, in the event that any damage rendering the Premises untenantable occurs during the final twenty-four (24) months of either the initial Term or the Renewal Term and Tenant’s inability to use the Premises, or the portion thereof that has been rendered untenantable, is reasonably expected to continue until at least the earlier of the (a) Expiration Date, or (b) the one hundred eightieth (180th) day after the date when such damage occurs, then either Landlord or Tenant may terminate this Lease by notice to the other party within thirty (30) days after the occurrence of such damage and this Lease shall expire on the thirtieth (30th) day after the date of such notice.

19.05 Waiver of Real Property Law §227. This Article 14 constitutes an express agreement governing any case of damage or destruction of the Premises or the Building by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, which provides for such contingency in the absence of an express agreement, and any other law of like nature and purpose now or hereafter in force, shall have no application in any such case.

19.06 Inability to Collect. Notwithstanding any of the foregoing provisions of this Article, if Landlord or any Lessor or Mortgagee shall be unable to collect all of the insurance proceeds (including rent insurance proceeds) applicable to damage or destruction of the Premises or the Building by reason of any failure on the part of Tenant or any Tenant Party, following reasonable notice, to provide reasonably requested information or otherwise failing to cooperate in a reasonable manner, then, without prejudice to any other remedies which may be available against Tenant, there shall be no abatement of Rent.

19.07 Cooperation. Notwithstanding any of the foregoing provisions of this Article 19, if, by reason of some action or inaction on the part of Tenant or any of Tenant’s Invitees, either (a) Landlord or the Senior Interest Holders shall be unable to collect all of the insurance proceeds) applicable to damage or destruction of the Premises or the Building by fire or other casualty or (b) the Premises or the Building shall be damaged or destroyed or rendered completely or partially Untenantable on account of fire or other casualty then, without prejudice to any other remedy which may be available against Tenant, the abatement of rent provided for in this Article shall not be effective (i) in the case of subsection (a) above, to the extent of the uncollected insurance proceeds, and (ii) in the case of subsection (b) above, to the extent of the excess of the cost of repair over the amount of the collected insurance proceeds.

19.08 Landlord’s Liability. Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor any of Landlord’s Protected Parties shall be liable for any damage to such property, or for the loss of or damage to any property of Tenant by theft or otherwise. Neither Landlord nor any of Landlord’s Protected Parties shall be liable for any injury or damage to persons or property or interruption of Tenant’s business resulting from fire or other casualty, any damage caused by other tenants or persons in the Building or by construction of any private, public or quasi-public work, or any latent defect in the Premises or in the Building (except that Landlord shall be required to repair the same to the extent provided in Article 6). Neither Landlord nor any of Landlord’s Protected Parties shall be responsible or liable for the bursting of pipes; any unforeseeable loss or damage by adjacent tenants; any injury or damage to persons or property resulting from unknown fire, explosion, falling plaster, steam, gas, electricity, electrical or electronic emanations or disturbance, water, rain, snow or leaks from any part of the Building or from the pipes or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature unless caused by or due to the gross negligence of Landlord, its agents or employees, and then only after (x) notice to Landlord of the condition claimed in writing and (y) the expiration of a reasonable time after such notice has been received by Landlord and without Landlord having taken all reasonable and practicable means to cure or correct such conditions; and pending such cure or correction by Landlord, Tenant shall take all reasonably prudent temporary measures and safeguards to prevent any injury, loss or damage to persons or property. No penalty shall accrue for delays which may arise by reason of adjustment of fire insurance on the part of Landlord or Tenant, or Force Majeure, in connection with any repair or restoration of any portion of the Premises or of the Building. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of any such repair or restoration, provided, however, Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever. Nothing in this Section 19.08 shall affect any right of Landlord to be indemnified by Tenant under Section 17.02 for payments made to compensate for losses of third parties.

19.09 Windows. If at any time any windows of the Premises are temporarily closed, darkened or covered over by reason of repairs, maintenance, alterations or improvements to the Building, or any of such windows are permanently closed, darkened or covered over due to any Requirement, Landlord shall not be liable for any damage Tenant may sustain and Tenant shall not be entitled to any compensation or abatement of any Rent, nor shall the same release Tenant from its obligations hereunder or constitute an actual or constructive eviction. Notwithstanding the foregoing, Landlord shall use all commercially reasonable efforts to minimize interference with Tenant’s business on account of the windows being so closed, darkened or covered.

ARTICLE 20

SURRENDER

20.01 Surrender. (a) On the Expiration Date or upon the sooner termination of this Lease or upon any re-entry by Landlord, Tenant shall, at its expense, quit, surrender, vacate and deliver the Premises to Landlord “broom clean” and in good order, condition and repair, ordinary wear, tear and damage by fire or other casualty and damage for which Landlord is solely responsible excepted, together with all Alterations (except as otherwise provided for in this Lease). Tenant shall, at its expense, remove from the Building (i) all of Tenant’s Property, (ii) Extraordinary Fixtures (as defined below) required to be removed by Landlord (in accordance with Section 20.01(b) below), and (iii) any personal property of Tenant or persons claiming through or under Tenant, and shall repair or pay the cost of repairing all damage to the Premises and the Building occasioned by such removal. Any Tenant’s Property or other personal property which shall remain in the Premises (A) after the Expiration Date or (B) for thirty (30) days after the termination of this Lease shall be deemed to have been abandoned and either may be retained by Landlord as its property or may be disposed of as Landlord may see fit. If such property not so removed shall be sold, Landlord may receive and retain the proceeds of such sale and apply the same, at its option, against the expenses of the sale, moving and storage, arrears of rent and any damages to which Landlord may be entitled. Any excess proceeds shall be the property of Landlord. Any expense incurred by Landlord in removing or disposing of such property shall be reimbursed to Landlord by Tenant as Additional Rent on demand. The obligations of Tenant under this shall survive the expiration or sooner termination of the Lease.

(b) Tenant expressly waives, for itself and for any person claiming through or under Tenant, any rights which Tenant or such person may have under the provisions of Section 22.01 of the New York Civil Practice Law and Rules and any similar successor law of same import then in force in connection with any holdover proceedings which Landlord may institute to enforce the provisions of this Article.

(c) Simultaneously with Landlord’s approval of the Initial Improvements or any subsequent Alteration, provided Tenant shall expressly request Landlord to do so in a writing accompanying Tenant’s plans and specifications submitted to Landlord for approval pursuant to Article 7 Landlord shall notify Tenant (i) whether, in Landlord’s opinion, any of the alterations, additions or improvements to be installed with the Initial Improvements or subsequent Alteration in question (as the case may be) constitute an Extraordinary Fixture (and identifying same) and (ii) which items, of those identified as Extraordinary Fixtures, Tenant must remove at the expiration or earlier termination of this Lease. If Landlord notified Tenant at the time Landlord approves the Initial Improvements or any subsequent Alteration in question (as the case may be) that in Landlord’s opinion the alterations, additions or improvements (or any of them) installed in connection therewith constitutes an Extraordinary Fixture, but that Landlord will not require Tenant to remove same at the expiration or sooner termination of this Lease, then Landlord shall have waived its right to cause Tenant to remove such alterations, additions or improvements and Tenant shall not be obligated to remove same. If Landlord fails to notify Tenant at the time Landlord approves the Initial Improvements or any subsequent Alteration (as the case may be) that in Landlord’s opinion an alteration, addition or improvement to be installed in connection therewith constitutes an Extraordinary Fixture or that Landlord will require Tenant to remove same at the expiration or earlier termination of this Lease, then Landlord shall be deemed to have waived its right to cause Tenant to remove such alterations, additions or improvements and Tenant shall not be obligated to remove same. “Extraordinary Fixture” means (i) any slab opening in the Premises which does not exist as of the date hereof and which is made by Tenant, and (ii) a fixture which, at the time of installation, (aa) is not the type of improvement customarily found in a standard office installations and (bb) is materially more expensive to remove than the type of improvement that is customarily found in standard office installations; such as, but not by way of limitation, any internal staircases, vaults, safes, raised floors, reinforced floors, slabs, computer installations (including all cabling and wiring), cooking kitchens, libraries, file rooms, conveyors, dumbwaiters, specialty finishes and private bathrooms and any other unusual improvements to the extent that any of the foregoing were installed in the Premises after the date hereof and restore the Premises to their condition prior to the making of such improvements provided that air handlers, chillers and other air conditioning equipment installed by or for Tenant shall in no event constitute “Extraordinary Fixtures”, and provided further that Tenant shall reimburse Landlord for the cost of restoring the elevator, and re-programming the same to reinstate the modifications being performed by Landlord as described in Exhibit L.

20.02 Holding-Over. In the event of any holding-over by Tenant after expiration or termination of this Lease without the consent of Landlord, Tenant shall pay as holdover rental for each month of the holdover tenancy, or portion thereof, an amount equal to the greater of (i) the fair market rental value of the Premises for such month (as reasonably determined by Landlord) or (ii) for the first thirty (30) days of any such holdover, one and one-half (1.5) times, and thereafter two (2) times, the Gross Rent which Tenant was obligated to pay for the month immediately preceding the end of the Term.

No holding-over by Tenant after the Term shall operate to extend the Term. Anything in this Article to the contrary notwithstanding, the acceptance of any rent paid by Tenant pursuant to this Section 20.02 shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding, and the preceding sentence shall be deemed to be an “agreement expressly providing otherwise” within the meaning of Section 223-C of the Real Property Law of the State of New York and any successor law of like import.

ARTICLE 21

ESTOPPEL CERTIFICATES

21.01 Estoppel Certificates. Landlord and Tenant agree at any time and from time to time upon ten (10) Business Days’ prior notice from the requesting party to execute, acknowledge and deliver to the requesting party and to such other persons and entities as such requesting party may reasonably designate, a statement certifying (a) that this Lease is unmodified and in full force and effect, or if there have been modifications, that the Lease is in full force and effect as modified and stating the modifications, (b) the date to which the Base Rent has been paid and the current amount of Base Rent, (c) whether all Additional Rent that is due and payable on or before such date has been paid in full and, if so, the amount of Tenant’s Estimated Operating Payment and of Tenant’s Estimated Tax Payment, (d) that, to the best of the certifying party’s knowledge, neither the certifying party nor the requesting party is in default in observing, performing or complying with any term, covenant or condition contained in this Lease on such party’s part to be observed, performed or complied with or, if the certifying party has knowledge of any such default, specifying each such default, (e) that, to the best of the certifying party’s knowledge, the certifying party has not made and does not have any claim against the requesting party under this Lease or, if so, the nature and the dollar amount, if any, of such claim, (f) that, to the best of the certifying party’s knowledge, there do not exist any offsets, defenses or counterclaims against enforcement of any of the terms, covenants or conditions of this Lease to be observed, performed or complied with on the part of the requesting party, or, if such do exist, specifying the same and the dollar amount thereof, and (g) in the case of a request by Landlord, such further information with respect to this Lease or the Premises as Landlord may reasonably request, it being intended that any such statement delivered pursuant to this Section 21.01 shall be binding on the certifying party and may be relied upon by the requesting party and any designee of the requesting party, including, without limitation, any prospective purchaser of the Premises, any mortgagee or prospective mortgagee of the Premises, or any lessor or prospective lessor under any underlying lease of the Premises or any assignee or prospective assignee of any such mortgagee or lessor.

ARTICLE 22

CONDOMINIUM

22.01 Future Condominium Declaration. This Lease and Tenant’s rights hereunder are and will be subject and subordinate to any Condominium Declaration and the By-Laws with respect thereto (as either may be amended from time to time) (collectively, the “Declaration”) which may be recorded in order to subject the Building to a condominium form of ownership pursuant to Article 9-B of the New York Real Property Law or any successor statute, and such By-Laws shall be deemed to be incorporated herein, provided, however, Tenant shall not be bound by any provisions of the Declaration which will increase the amount to be paid by Tenant as Fixed Rent under this Lease, or which will, in any material respect, alter or change the Premises, or which will, in any material respect, interfere with or diminish Tenant’s right to use and occupy the Premises for the Uses permitted under Section 2.01 of this Lease. At

Landlord’s request, and subject to the foregoing proviso, Tenant will execute and deliver to Landlord an amendment of this Lease confirming such subordination and modifying this Lease to conform to such condominium regime. Landlord acknowledges that the Declaration anticipated by Landlord to be recorded contains a provision in the By-laws (Section 7.4.1 of such By-Laws) which permits Tenant, with Landlord’s consent, to become a “Registered Tenant” (as defined in such By-Laws) and, subject to certain terms and conditions set forth in such By-Laws, to seek and obtain a “Tenant Non-Disturbance Agreement” from the Board of the Condominium. Landlord hereby consents to Tenant, at Tenant’s sole cost and expense, so registering with such Board if, as and when the Declaration becomes effective, and Landlord shall reasonably cooperate with Tenant in connection therewith and shall thereafter request a Tenant Non-Disturbance Agreement from the Board of the Condominium on Tenant’s behalf.

ARTICLE 23

PARTIES BOUND

23.01 Successors and Assigns. The terms of this Lease shall bind and benefit the successors and assigns of the parties with the same effect as if mentioned in each instance where a party is named or referred to, except that no violation of the provisions of Article 11 shall operate to vest any right in any successor or assignee of Tenant and that the provisions of this Article shall not be construed as modifying the conditions of limitation contained in Article 12 or Article 13.

23.02 Landlord for Time Being. The term “Landlord” shall mean only the owner at the time in question of the present landlord’s interest in the Building and, in the event of a sale or transfer of the Building (by operation of law or otherwise), or in the event of the making of a lease from all or substantially all of the Building, or in the event of a sale or transfer (by operation of law or otherwise) of the leasehold estate under any such lease, the grantor, transferor or lessor, as the case may be, shall be and hereby is (to the extent of the interest or portion of the Building or leasehold estate sold, transferred or leased) automatically and entirely released and discharged, from and after the date of such sale, transfer or leasing, of all liability in respect of the performance of any of the terms of this Lease on the part of Landlord thereafter to be performed; provided that the purchaser, transferee or lessee (collectively, “Transferee”) shall have assumed and agreed to perform, subject to the limitations of this Article and, in the case of a Successor Landlord, the provisions of Section 12.02 and only during and in respect of the Transferee’s period of ownership of Landlord’s interest under this Lease, all of the terms of this Lease on the part of Landlord to be performed during such period of ownership, which terms shall be deemed to be “covenants running with the land”, it being intended that Landlord’s obligations hereunder shall, as limited by this Article, be binding on Landlord, its successors and assigns, only during and in respect of their respective successive periods of ownership.

23.03 Partnership Tenant. If Tenant is a partnership (or is comprised of two (2) or more persons, individually or as co-partners of a partnership) or if Tenant’s interest in this Lease shall be assigned to a partnership (or to two (2) or more persons, individually or as co-partners of a partnership), any such partnership and such persons being referred to as a “Partnership Tenant”, the following provisions of this Section shall apply to such Partnership Tenant: (a) the liability of each of the parties comprising Partnership Tenant shall be joint and several, (b) each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by, any written instrument which may hereafter be executed, changing, modifying or discharging this Lease, in whole or in part, or surrendering all or any part of the Premises to Landlord or renewing or extending this Lease and by any notices, demands, requests or other communications which may hereafter be given by Partnership Tenant or by any of the parties comprising Partnership Tenant, (c) any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Tenant or to any of the parties comprising Partnership Tenant shall be deemed given or rendered to Partnership Tenant and to all such parties and shall be binding upon Partnership Tenant and all such parties, (d) if Partnership Tenant shall admit new partners, all of such new partners shall, by their admission to Partnership Tenant, be deemed to have assumed performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed and (e) Partnership Tenant shall give prompt notice to Landlord of the admission of any such new partners, and, upon demand of Landlord, shall cause each such new partner to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new partner shall assume performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Landlord shall vitiate the provisions of this Section).

23.04 No Offer. The submission of this Lease to Tenant shall not constitute an offer and shall not bind the parties hereto in any manner whatsoever until (a) Tenant has duly executed and delivered duplicate counterparts to Landlord, and (b) Landlord has executed and delivered one fully executed counterpart to Tenant. Notwithstanding the foregoing, Tenant’s execution of this Lease constitutes a firm offer to enter into the same which may not be withdrawn for a period of thirty (30) days after delivery to Landlord, because Landlord has advised Tenant that Landlord may not execute this Lease unless and until (i) Merrill Lynch relinquishes its option rights to the 11th Floor Space and its renewal rights to the 9th Floor Space, and (ii) the Superior Mortgagee pursuant to Landlord’s Superior Mortgage (x) consents to such an agreement in which Merrill Lynch so relinquishes such option and renewal rights, (y) grants a Subordination, Non-Disturbance and Attornment Agreement to Merrill Lynch, and (z) consents to Landlord entering into this Lease with Tenant (the “Conditions”). Tenant’s firm offer hereunder is subject to Landlord using all commercially reasonable efforts to obtain satisfaction of the Conditions, as soon as possible after Tenant executes this Lease. If and when Landlord shall so obtain satisfaction of the Conditions, then Landlord shall provide Tenant with no less than five (5) days written notice thereof and will execute and deliver this Lease, whereupon Landlord’s obligations under this Lease shall become unconditional. If Landlord shall fail to execute this Lease within thirty (30) days following the date upon which Tenant executes and delivers this Lease to Landlord pursuant hereto, Tenant shall have the right, by notice to Landlord, to withdraw its offer to enter into this Lease, and, unless within five (5) Business Days following Tenant’s delivery to Landlord of such notice of rescission Landlord shall execute and unconditionally deliver to Tenant an original counterpart of this Lease, Landlord shall promptly return such partially executed Lease to Tenant, and neither Landlord nor Tenant shall have any further liability or obligation to the other pursuant hereto. During such period and in reliance on the foregoing, Landlord may, at Landlord’s option, proceed with any plans, specifications, alterations or improvements, and permit Tenant to enter the Premises, but such acts by Landlord or Tenant shall not be deemed an acceptance of Tenant’s offer to enter this Lease, and such acceptance shall be evidenced only by Landlord signing and delivering this Lease to Tenant.

Notwithstanding anything in this Lease to the contrary, the Second Portion of the 12th Floor Space Commencement Date shall not occur prior to the expiration of said five (5) Business Day period.

23.05 Inability to Perform. (a) Except as otherwise provided herein, this Lease and the obligations of Tenant to pay Gross Rent and perform all of the other terms of this Lease on the part of Tenant to be performed shall in no way be affected because Landlord is unable or delayed in fulfilling any of its obligations under this Lease by reason of Force Majeure. Landlord shall in each instance exercise reasonable diligence to effect performance when and as soon as possible; provided, however, that except as otherwise provided herein, Landlord shall be under no obligation to employ overtime or premium labor. This Lease and the obligation of Landlord to perform all of the terms of this Lease on the party of Landlord to be performed shall in no way be affected because Tenant is unable or delayed in fulfilling any of its obligations under this Lease (other than the obligation to pay any sums payable hereunder, including but not limited to Gross Rent) by reason of Force Majeure. Tenant shall in each instance exercise reasonable diligence to effect performance when and as soon as possible, provided, however, that Tenant shall be under no obligation to employ overtime or premium labor.

(b) For purposes of this Lease, “Force Majeure” shall mean any and all causes beyond the reasonable control of Landlord or Tenant, as the case may be, including delays caused by the other party hereto or other tenants, Legal Requirements and other forms of governmental restrictions, regulations or controls (including energy and water conservation measures), labor disputes, accidents, mechanical breakdowns, shortages or inability to obtain labor, fuel, steam, water, electricity or materials through ordinary sources, acts of God, war, terrorism, sabotage, embargo, enemy action, civil commotion, fire or other casualty, but shall not include lack of funds or financial inability to perform.

ARTICLE 24

MISCELLANEOUS PROVISIONS

24.01 Waiver of Counterclaims and Jury Trial. In the event Landlord commences any summary proceeding or action for non-payment of rent, Tenant covenants and agrees not to interpose, by consolidation of actions or otherwise, any counterclaim in any such proceeding (provided that the claim to be asserted in any such counterclaim would not be waived by Tenant’s failure to raise such claim), it being agreed that nothing contained herein shall be deemed to prevent Tenant from bringing a separate proceeding with respect to such counterclaim or be deemed a waiver thereof. To the extent permitted by applicable law, Landlord and Tenant hereby waive trial by jury in any matter arising out of or in any way connected with this Lease. The provisions of this Section 24.01 shall survive the termination of this Lease.

24.02 Notices. Except as otherwise expressly provided in this Lease or pursuant to any Legal Requirement, any bills, statements, notices, demands, requests, consents or other communications given or required to be given under or in connection with this Lease or pursuant to any Legal Requirement shall be effective only if in writing and

(a) if to Tenant, then, at the option of Landlord, (i) sent by registered or certified mail, return receipt requested, postage prepaid, (ii) sent by nationally recognized overnight courier, or (iii) delivered by hand to Tenant’s address as set forth in this Lease, Attention: Ira Polk, with a copy to Tenant’s general counsel at Tenant’s address, Attention: General Counsel, or to such other address as Tenant may designate for such purpose, with a copy of any default notice to Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004, Attention: Samuel Sultanik, Esq.

(b) if to Landlord, sent by nationally recognized overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed to Landlord’s address as set forth in this Lease, Attention: Property Manager and The Blackstone Group, 345 Park Avenue, New York, New York 10154, Attention: Marshall K. Findley and Adam Goldenberg and Equity Office, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, Attention: General Counsel or to such other address as Landlord may designate for such purpose by like notice; with a copy of default notices to Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, Attention: Robert S. Nash, Esq., and

(c) if to any other person, sent by nationally recognized overnight courier or registered or certified mail, return receipt requested and postage prepaid, addressed to such person’s last known principal address or to such other address as such person may designate to Landlord and Tenant as its address for such purpose by like notice.

Any such bill, statement, notice, demand, request, consent or other communication shall be deemed to have been rendered or given (a) on the date delivered, if delivered to Tenant by hand, or (b) on the earlier of (x) the date actually received or (y) the third (3rd) Business Day after mailing if by registered or certified mail, or (c) on the next Business Day after given to the courier service, if by nationally recognized overnight courier.

24.03 Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

24.04 Amendments. This Lease may not be altered, changed or amended except by an instrument in writing signed by the party to be charged.

24.05 No Joint Venture. This Lease shall not be deemed or construed to create or establish any relationship of partnership or joint venture or similar relationship or arrangement between Landlord and Tenant.

24.06 Brokers. Each party represents to the other that it has dealt with no broker in connection with this Lease or the Building other than the Brokers (as defined in this Section 24.06). Tenant shall indemnify and hold harmless Landlord from and against all claims, losses, costs, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker (other than the Brokers) who has dealt with Tenant in connection with this Lease or the Building (Landlord not to make any settlement with any such broker without Tenant’s consent). Landlord shall indemnify and hold harmless Tenant from and against all claims, losses, costs, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by the Brokers or any other broker who has dealt with Landlord in connection with this Lease (Tenant may not make any settlement with any such broker without Landlord’s consent). Landlord shall pay the Brokers a commission in accordance with a separate agreement(s). “Brokers” means Jones Lang LaSalle Americas, Inc. and CB Richard Ellis, Inc. The obligations of Landlord and Tenant under this Section 24.06 shall survive the expiration or sooner termination of this Lease.

24.07 Merger. This Lease embodies the entire understanding between the parties with respect to the subject matter hereof, and all prior agreements, understandings and statements, oral or written, with respect thereto are merged in this Lease.

24.08 Applicable Law. This Lease shall be construed and enforced according to the laws of the State of New York.

24.09 Shoring; No Dedication. (a) If an excavation or other substructure work shall be undertaken or authorized upon land adjacent to the Building or in the vaults beneath the Building or in subsurface space adjacent to said vaults, Tenant shall afford Landlord or the person causing such excavation or other substructure work license to enter upon the Premises for the purpose of doing such work as Landlord or such person shall reasonably deem necessary to protect any of the walls or structures of the Building or surrounding land from injury or damage and to support the same by proper foundations, pinning and/or underpinning, and, except in case of emergency, Landlord shall endeavor to have such entry accomplished during reasonable hours in the presence of a representative of Tenant, who shall be designated by Tenant promptly upon Landlord’s request. Such license to enter shall be without liability of Landlord to Tenant.

(b) Landlord shall have the right to erect any gate, chain or other obstruction or to close off any portion of the Common Areas to the public at any time to the extent necessary to prevent a dedication thereof for public use. Landlord shall use reasonable efforts to minimize any resulting interference with access to the Premises.

24.10 Notice of Occurrences. Tenant shall give notice to Landlord, promptly after Tenant learns thereof, of any accident, emergency, occurrence for which Landlord might be liable, fire or other casualty and all damages to or defects in the Premises or the Project for the repair of which Landlord might be responsible or which constitutes Landlord’s property. Such notice shall be given by telegram, facsimile or personal delivery to the address of Landlord then in effect for notices.

24.11 Vaults. No vaults, vault space or other space not within the property line of the Project shall be leased hereunder notwithstanding anything contained in or indicated on any sketch, blueprint or plan, or elsewhere in this Lease to the contrary. Landlord makes no representation as the location of the property line of the Project. All vaults and vault space and all other space not within the property line of the Project, which Tenant may be permitted to use or occupy, are to be used or occupied under a license revocable by Landlord on ten (10) days’ notice to Tenant, and should any such license be revoked by Landlord, or should the amount of any such vaults, vault space or other space be diminished or required by any federal, state or municipal authority or public utility, Landlord shall be without liability to Tenant. Any fee, tax or charge imposed by any governmental authority for any such vault, vault space or other space shall be paid by Tenant.

24.12 Window Cleaning. Tenant shall not authorize the cleaning of any window in the Premises from the outside (within the meaning of Section 202 of the New York Labor Law or any successor statute).

24.13 Intentionally Deleted.

24.14 Consents and Approvals. Wherever in this Lease Landlord’s consent or approval is required, if Landlord refuses to grant such consent or approval, whether or not Landlord expressly agreed that such consent or approval would not be unreasonably withheld, Tenant shall not make, and Tenant hereby waives, any claim for money damages (including any claim by way of set-off, counterclaim or defense) based upon Tenant’s claim or assertion that Landlord unreasonably withheld or delayed its consent or approval. Tenant’s sole remedy shall be an action or proceeding to enforce such provision, by specific performance, injunction or declaratory judgment. Notwithstanding any of the foregoing to the contrary, where Landlord has herein expressly agreed that its consent to an assignment of this Lease or a subletting of the Premises shall not be unreasonably withheld, Tenant may dispute the reasonableness of the withholding by Landlord of its consent to an assignment of this Lease or to a subletting of all or a portion of the Premises by Tenant, by expedited arbitration of the issue in The City of New York in accordance with the rules and regulations for commercial matters then obtaining of the American Arbitration Association or its successor (the “AAA”) pursuant to a submission effected within ten (10) Business Days after written notice of the withholding of consent has been given by Landlord to Tenant. If the AAA is not then in existence or does not desire to act, then Tenant may apply within said ten (10) business day period to any judge of any court of competent jurisdiction in The City of New York for the appointment of an arbitrator within two (2) Business Days after such submission or application, the arbitration shall commence two (2) Business Days thereafter and shall be conducted on the date of commencement until completion, each party shall have no more than a total of two (2) hours to present its case and to cross-examine or interrogate persons supplying information or documentation on behalf of the other party and the arbitrator shall make a determination within three (3) Business Days after conclusion of the arbitration. The arbitrator shall have at least ten (10) years’ experience in owning, managing, leasing or operating First Class commercial office building in the borough of Manhattan, and the determination of such arbitrator shall be conclusive and binding upon the parties, whether or not a judgment shall be entered in any court; and all actions necessary to implement the decision of the AAA shall be undertaken as soon as possible, but in no event later than ten (10) Business Days after rendering of such decision. The judgment upon the dispute or any award rendered may be entered in any court having jurisdiction thereof. All fees payable to the AAA or of the court, as the case may be, for services rendered in connection with the resolution of the dispute shall be paid for by the party suffering the adverse decision of the AAA, or of the court, as the case may be.

24.15 Development Rights. Tenant acknowledges that it has no rights to any development rights, “air rights” or comparable rights appurtenant to the Project, and consents, without further consideration, to any utilization of such rights by Landlord and agrees to promptly execute and deliver any instruments which may be requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent. The provisions of this Section shall be deemed to be and shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such quoted term is defined in Section 12-10 Zoning Lot of the Zoning Resolution of the City of New York) in the Project.

24.16 Business Hours. As used in this Lease, “Business Days” means any days which are not Saturdays, Sundays or holidays designated by Local 32B-32J (or its Successor) (“Holidays”) and “Business Hours” means the hours between 8:00 A.M. and 6:00 P.M. on Business Days.

24.17 Confidentiality. Landlord and Tenant shall use reasonable efforts to keep the provisions of this Lease (and the TICA) confidential, and shall instruct its agents, employees, attorneys and consultants to keep such provisions confidential, but the foregoing shall not restrict Landlord’s right to disclose such provisions as reasonably required in connection with any sale, financing, securitization or similar transaction related to the Building or a portion thereof. Landlord agrees that it shall not issue any press release with respect to or otherwise publicize this Lease, and Landlord shall require its agents and consultants to similarly refrain from publicizing the terms hereof.

24.18 Exhibits. The terms and provisions of Exhibits A through P, inclusive, attached to this Lease are made a part of this Lease for all purposes.

24.19 Roof Rights. To the extent space is now available or shall become available, Landlord shall provide Tenant reasonable space on the roof for the placement of Tenant’s antennas, satellite dishes or other mechanical equipment.

ARTICLE 25

EMERGENCY GENERATOR

(A) Landlord shall install, maintain and operate one (1) diesel powered emergency electric generator (the “Generator”) and related cabling, pumps, mountings, bracing, supports, conduits, and fuel lines (collectively, “the related equipment”) on a portion of the rooftop setback of the Building, and (ii) at a location in the basement of the Building as determined by Landlord, furnish and install, operate and maintain one (1) diesel fuel tank (the “Fuel Tank”) and a fuel riser leading to and servicing the Generator. The Generator, Fuel Tank and such fuel riser shall all be purchased, installed, operated and maintained by Landlord in accordance with the Engineering Specifications attached hereto and made a part hereof as Exhibit M. Landlord shall use all commercially reasonable efforts to cause the Generator to be purchased, constructed, installed, erected and commissioned in accordance with the Schedule set forth in Exhibit O, subject to Force Majeure and Tenant Delay.

(B) All costs and expenses associated with designing, engineering, purchasing, constructing, installing erecting and commissioning the Generator, including but not limited to the obtaining of all permits and licenses associated therewith, and all costs related to the Fuel Tank and the fuel riser (the “Project Costs”) shall be recorded by Landlord, and such Project Costs shall be made available to Tenant at all reasonable times on an “open book” basis, together with all contracts, purchase orders, bids and proposals, drawings and specifications for the Generator, and Landlord shall contribute the sum of One Million Six Hundred Thousand Dollars ($1,600,000.00) toward the Project Costs, and the balance of the Project Costs shall be paid by Tenant, as Additional Rent, within fifteen (15) days following Landlord’s request for portions thereof from time to time until fully paid. All such requests shall be accompanied by invoices and back-up documentation as Tenant may reasonably require Tenant shall have the right to approve any and all plans and specifications developed in connection with Generator. Landlord shall promptly notify Tenant as soon as Landlord has any bidding and cost estimates with regard to the work. In the event the anticipated Project Costs exceed $4,900,000.00, then all contracts for such work shall be competitively bid on an open book basis so that Tenant does not have to pay more than the lowest bona fide bid for such work.

(C) When the Generator, the Fuel Tank and the fuel riser are completed and fully operational, as described in Exhibit M, then thereafter throughout the Term, Landlord shall repair, maintain, test and otherwise operate the Generator in good and safe condition in compliance with all Legal Requirements, the rules, orders, and regulations of all public and quasi-public authorities, all manufacturers recommendations and specifications, and in accordance with such reasonable securities industry standards and practices as shall be required of Tenant.

(D) All costs of such repair, maintenance, testing and operation of the Generator and Related Equipment, including without limitation all costs of labor, materials fuel, licensing, service contracts and insurance (“Generator Operating Costs”) shall be calculated by Landlord and shared between Landlord and Tenant in the proportion by which the capacity of the Generator, as measured in Kilowatts, shall service, in the case of Landlord, Landlord’s Building Life Safety System, and, in the case of Tenant, (i) Tenant’s emergency power backup, and (ii) the Cooling Tower referred to in Exhibit M. Tenant shall pay to Landlord annually, as Additional Rent, 87.5% of the Generator Operating Costs within thirty (30) days following delivery of Landlord’s statement therefore, which statement shall include reasonable detail as to the components thereof. Landlord shall maintain logs and records of the Generator Operating Costs, and Tenant shall have the right to examine the same from time to time, at all reasonable times. Landlord’s proportionate share of Generator Operating Costs shall be included in Operating Expenses. It is expressly understood that the Generator shall be for the sole use of Tenant except for the capacities specifically allocated for Landlord’s life safety systems as outlined in Exhibit M.

(E) Notwithstanding anything to the contrary contained in this Lease, if Landlord shall fail following notice from Tenant (which notice need not be in writing in the event of an actual or threatened interruption in electric power from the public utility) if Landlord fail to supply fuel to the Fuel Tank, Tenant shall have the right to supply such fuel in accordance with all Legal Requirements and manufacturer’s recommendation. The foregoing shall not in any manner be construed as granting to Tenant the right or authority to cure any other failures or defaults by Landlord under this Lease.

ARTICLE 26

OPTION TO RENEW

26.01 Renewal Option. Provided that (i) this Lease shall be in full force and effect as of the date of the Renewal Notice (as hereinafter defined) and as of the Expiration Date; (ii) there shall not then be existing a default under this Lease which is continuing after notice by Landlord to Tenant and the expiration of the applicable cure period, (iii) Tenant shall be in actual occupancy of not less than two (2) full floors of the entire Premises (portions of the premises occupied by other parties pursuant to Section 11.12 shall be deemed to be occupied by Tenant for the purposes of this Section 26.01), then Tenant originally herein named shall have one (1) option to extend the Term of this Lease for a period of ten (10) years (the “Renewal Term”) commencing on the day after the Expiration Date. Such option shall be exercisable by written notice (the “Renewal Notice”) to Landlord given not earlier than twenty four (24) months prior to nor later than fifteen (15) months prior to the Expiration Date. The Renewal Term shall constitute an extension of the initial Term of this Lease and shall be upon all of the same terms and conditions as the initial Term, except that (i) there shall be no further option to renew the Term of this Lease in the Renewal Term, (ii) Landlord shall not be required to furnish any materials or perform any work to prepare the Premises for Tenant’s occupancy and Landlord shall not be required to reimburse Tenant for any Alterations made or to be made by Tenant, and (iii) the Base Rent for the Renewal Term shall be payable at a rate per annum equal to the fair market rental value of the Premises as of the first day of the Renewal Term as determined by Landlord based upon comparable space in the Building (including existing executed leases, as well as pending transactions pursuant to letters of intent) and in comparable buildings in the vicinity of the Building, including all of Landlord’s services provided for in this Lease, and with the Premises considered as vacant, and in “as is” condition on the Renewal Term Commencement Date. The calculation of the fair market value shall take into account all relevant factors and may include escalations on a fixed or CPI basis. During the Renewal Term, all Additional Rent that Tenant is obligated to pay under this Lease during the initial Term hereof for Real Estate Taxes and Operating Expenses shall continue without interruption, it being the intention of the parties hereto that the Renewal Term shall be deemed a part of and continuation of the initial Term of this Lease. If Tenant shall duly and timely give the Renewal Notice, then not later than twelve (12) months prior to the Expiration Date, Landlord shall respond to Tenant’s Renewal Notice with Landlord’s calculation of fair market value, provided, however, (i) the fact that the base years for Real Estate Taxes and Operating Expenses shall remain unchanged and shall be taken into account in determining fair market value hereunder, and (ii) Landlord shall not be bound by such Landlord’s calculation of fair market value if the parties determine fair market value pursuant to Section 26.02.

26.02 Arbitration. If Tenant disagrees with Landlord’s determination of the fair market rate, Landlord and Tenant shall meet, negotiate in good faith and attempt to agree on the fair market value. In connection therewith, Landlord shall provide to Tenant information then available to Landlord relating to the rental of comparable space in the Building. If the parties do not so agree on the fair market value within sixty (60) days of the date of Landlord’s notice, Landlord and Tenant shall submit the determination of fair market value to binding arbitration unless the parties otherwise mutually agree in their respective sole discretion. In such event, Landlord and Tenant shall attempt to agree on an arbitrator within ten (10) days after the notice of such election. If they fail, after good faith efforts, to agree on an arbitrator within such ten

(10) day period, Landlord and Tenant shall each appoint a fit and impartial person as arbitrator having at least five (5) years’ active and current experience in the commercial real estate industry and the Manhattan office leasing market. Such an appointment shall be signified in writing by each party to the other. The arbitrators so appointed shall appoint a third arbitrator within ten (10) days after the appointment of the second arbitrator. In the case of the failure of such arbitrators (or the arbitrators appointed as hereinafter provided) to agree upon a third arbitrator, such third arbitrator shall be appointed by the American Arbitration Association, or its successor, from its qualified panel of arbitrators, and shall be a person having at least five (5) years’ active and current experience in the commercial real estate industry and the Manhattan office leasing market. In the case either party shall fail to appoint an arbitrator within a period of ten (10) days after written notice from the other party to take such appointment, then the American Arbitration Association shall appoint a second fit and impartial arbitrator having at least five (5) years’ active and current experience in the commercial real estate industry and the Manhattan office leasing market. The two (2) arbitrators so appointed shall appoint a third fit and impartial arbitrator who shall having at least five (5) years’ active and current experience (in the past ten (10) years) in the commercial real estate industry and the Manhattan leasing market within ten (10) days after the appointment of the second arbitrator. Each of Landlord and Tenant shall furnish each of the three arbitrators with a copy of their respective final determination of Base Rent pursuant to this Article.

The third arbitrator shall proceed with all reasonable dispatch to determine the question submitted; provided, however, that in determining the fair market value in any situation such arbitrator shall select either Landlord’s final determination of fair market value or Tenant’s final determination of fair market value, and in no event shall the arbitrator have the right (i) to average the final determination of fair market value of Landlord or Tenant or (ii) to choose another number. The decision of such arbitrator shall in any event be rendered within thirty (30) days after his/her appointment, or within such other period as the parties shall agree, and such decision shall be in writing and in duplicate, one counterpart thereof to be delivered to each of the parties. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association (or its successor) and applicable Law and this Article, which shall govern to the extent of any conflict between this Article and the rules of the American Arbitration Association and the decision of the third arbitrator shall be reviewable only to the extent provided by the rules of the American Arbitration Association shall be otherwise be binding, final and conclusive on the parties. Each party shall pay the fees of the arbitrator it chose and was chosen for it by the American Arbitration Association and the fees of its counsel and the losing party shall pay for the fees of the third arbitrator and the reasonable and necessary expenses incident to the proceedings.

If Tenant exercises the Extension Option provided here, Landlord shall prepare an amendment to this Lease (the “Extension Amendment”) reflecting the changes in the Base Rent, lease term, expiration date and other appropriate terms. A copy of the Extension Amendment shall be (i) sent to Tenant within a reasonable time after receipt of Tenant’s notice exercising the Extension Option and the determination of fair market value, and (ii) executed by Tenant and returned to Landlord within ten (10) Business Days thereafter and Landlord shall return to Tenant a fully executed copy of the Extension Amendment within ten (10) Business Days after receipt from Tenant, but an otherwise valid exercise of the Extension Option contained herein shall be fully effective whether or not the Extension Amendment is executed.

26.03 Time of Essence. It is an express condition of the option granted to Tenant pursuant to the terms of this Article 26 that time shall be of the essence with respect to Tenant’s giving of the Renewal Notice within the period above provided.

26.04 Right No Longer Valid. The Renewal Option shall automatically terminate and become null, void and of no force and effect upon the earlier to occur of (a) the expiration or termination of this Lease by Landlord or pursuant to law, (b) the termination or surrender of Tenant’s right to possession of the Premises or any portion thereof, (c) the assignment of this Lease by Tenant other than to a Related Entity or Successor Entity, (d) the sublease by Tenant for the remainder of the Term of more than the greater of (i) one-third ( 1/3) the aggregate rentable area of the Premises (not including the Storage Space), or (ii) one (1) full floor of the Premises (not including the Storage Space), or (e) the failure of Tenant to timely and properly exercise the Renewal Option. The Extension Option is personal to Tenant and any Tenant Affiliate under a complete assignment of the Lease. Under no circumstances whatsoever shall any assignee (other than a Tenant Affiliate under a complete assignment of the Lease) or any sublessee have any right to exercise the Extension Option granted herein.

ARTICLE 27

RIGHT OF FIRST OFFER

27.01 Right of First Offer. If at any time during the Term, Landlord shall desire to lease any space on the 10th Floor of the Building (any such space is herein referred to as a “ROFO Space”) to a third party other than (i) the existing tenant or occupant of any such space, or (ii) a Person then having a pre-existing right to lease such space (clauses (i) and (ii) shall be referred to as “Pre-Existing Rights”), Landlord shall first give Tenant notice (“Landlord’s ROFO Notice”) of the availability of the ROFO Space (specifically describing the ROFO Space) which Landlord desires in good faith to lease and the financial and material business terms and conditions upon which Landlord intends to offer to lease such ROFO Space to a third party. Landlord’s ROFO Notice shall be deemed to be an irrevocable offer to lease the ROFO Space to Tenant and Tenant shall have the option, exercisable by written notice to Landlord given within ten (10) Business Days after the date of Landlord’s ROFO Notice to lease the ROFO Space specified in Landlord’s ROFO Notice upon the terms and conditions contained therein (“Right of First Offer”), provided that, at any time the Right of First Offer Option is exercised and at any time thereafter, this Lease shall be in full force and effect, and no Event of Default shall exist, and Tenant shall occupy the entire Premises. Except as otherwise provided in this Article and in the Landlord’s ROFO Notice, the ROFO Space described in Landlord’s ROFO Notice shall be leased upon the same terms and conditions in effect under this Lease, as may be amended from time to time, except that any economic concessions or inducements applicable to the Premises, including without limitation, any rent abatement or any tenant improvement or construction allowances, shall not be applicable to the ROFO Space, except if such concessions or inducements are included in the ROFO Notice. If Tenant exercises its Right of First Offer, Landlord shall prepare an amendment (the “Offering Amendment”) adding the applicable ROFO Space to the Premises on the terms set forth in Landlord’s ROFO Notice and reflecting the changes in the Gross Rent, rentable square footage of the Premises, Tenant’s Tax Share, Tenant’s Operating Share and other appropriate terms. A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Exercise by Tenant of its Right of First Offer, and Tenant shall execute and return the Offering Amendment to Landlord within fifteen (15) days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed. Tenant shall be deemed to have waived its rights under this Article with respect to the ROFO Space described in Landlord’s ROFO Notice, Landlord shall have the absolute right to lease the ROFO Space specified in Landlord’s ROFO Notice to any other Person and Tenant shall have no further rights with respect to such ROFO Space. Notwithstanding the foregoing, if (i) Tenant was entitled to exercise its Right of First Offer, but failed to provide Landlord with a Notice of Exercise within the ten (10) day period provided above, and (ii) Landlord does not enter into a lease for the ROFO Space within a period of one (1) year following the date of Landlord’s ROFO Notice. Tenant shall once again have a Right of First Offer with respect to such ROFO Space. In addition, Tenant shall once again have the Right of First Offer with respect to the ROFO Space if, within such twelve (12) month period, Landlord proposes to lease the ROFO Space to a prospective tenant on terms that are substantially different than those set forth in Landlord’s ROFO Notice. For purposes hereof, the terms offered to a prospect shall be deemed to be substantially the same as those set forth in Landlord’s ROFO Notice as long as there is not more than a seven and one-half percent (7.5%) reduction in the “bottom line” cost per rentable square foot of the ROFO Space to the prospect when compared with the “bottom line” cost per rentable square foot under Landlord’s ROFO Notice, considering all of the economic terms of both deals, respectively, including, without limitation, the length of term, the net rent, any tax or expense escalation or other financial escalation and any financial concessions. Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof, as set forth in Exhibit N annexed hereto and made a part hereof. The Right of First Offer granted in this Article 27 is personal to the originally named Tenant and under no circumstances whatsoever shall any assignee or sublessee of Tenant have any right to exercise the right of first offer granted herein (other than a Related Entity under a complete assignment of this Lease). Tenant’s rights under this Article 27 shall be null and void and of no further force or effect if (i) this Lease or Tenant’s right to possession of the Premises is terminated, (ii) Tenant assigns any of its interest in this Lease (other than to a Related Entity under a complete assignment of the Lease) or sublets more than the greater of (i) one-third ( 1/3) of the aggregate rentable area of the Premises (not including the Storage Space) or (ii) one (1) full floor of the Premises (not including the Storage Space) (other than to a Related Entity), or (iii) Tenant fails to timely exercise its option under this Article 27, time being of the essence with respect to Tenant’s exercise of this Right of First Offer and with respect to all other time frames set forth in this Article 27.

ARTICLE 28

TERRACE

28.01 Terrace. Landlord hereby grants Tenant an exclusive license, during the term of this Lease, to use that portion of the terrace outside the 9th Floor Space as shown on Exhibit P attached hereto and made a part hereof (the “Terrace”); provided however, that Landlord may revoke such license in the event either: (i) Tenant’s use of the Terrace is prohibited by law or (ii) Tenant defaults under any of its obligations set forth in this Article 28 on not fewer than two (2) separate occasions in any twelve (12) month period, and such default continues for more than five (5) Business Days after the expiration of applicable notice and cure periods. Landlord hereby agrees that Landlord shall not permit the installation or storage of any equipment or materials (other than on a temporary basis pursuant to Section 6.02) on the Terrace, other than equipment which is located on the Terrace as of the date hereof, Landlord need not supply air-cooling, heat, water, janitorial service, cleaning, passenger or freight elevator service, window washing or electricity to the Terrace and Tenant shall not be entitled to any work allowances, rent credits, expansion rights or renewal rights with respect to the Terrace.

28.02 Conditions. Tenant’s use of the Terrace is expressly subject to the following terms and conditions:

(a) Tenant represents that its use of the Terrace will at all times comply with all Laws, ordinances, codes, rules or regulations of any governmental authority. Tenant shall obtain and maintain all necessary permits and licenses in connection with Tenant’s use of the Terrace. Landlord may, from time to time, establish additional reasonable rules and regulations applicable to the Terrace and Tenant shall comply with all such rules and regulations. Tenant shall have the right to use the Terrace for the sole purpose of outdoor seating for its employees and guests. In no event shall Tenant be permitted to use the Terrace for any other purpose, including without limitation, signage, displays or electronic or telecommunications equipment;

(b) Tenant acknowledges that its use of the Terrace is at Tenant’s sole risk and Tenant acknowledges that Landlord shall not provide any security or patrol such Terrace in any way whatsoever. The Terrace shall be delivered to Tenant as is with all faults and flaws, other than structural defects, and Tenant hereby acknowledges that Tenant has inspected the Terrace and agrees to accept the Terrace in such condition. Landlord makes no representations or warranties whatever with respect to the condition of the Terrace, or the fitness or suitability of the Terrace for the use described herein, and Landlord assumes no responsibility for the operation, repair or maintenance of the Terrace except as may be expressly set forth herein;

(c) Tenant agrees not to move, install or locate any property whatsoever on the Terrace without Landlord’s prior written consent which shall not be unreasonably withheld. In furtherance thereof, Tenant shall not permit or suffer any flammable, toxic or otherwise hazardous materials, any electronic equipment, or any lightweight furniture, equipment or personal property which is capable of being blown from the Terrace to be used, located or stored within the Terrace. Any such property on the Terrace shall be at Tenant’s sole risk. Tenant further agrees not to place any property or permit persons on the Terrace in excess of the authorized weight permitted on such Terrace as may be determined in the reasonable discretion of Landlord from time to time;

(d) Tenant covenants that the door (which may be constructed by Tenant pursuant to the terms of this Lease) leading to the Terrace shall at all times be kept closed and Tenant covenants that the use of such Terrace will in no way interfere with the proper functioning of the heating, ventilating and air conditioning systems of the Building;

(e) Landlord acknowledges that Tenant shall not be required to remove snow or ice from the Terrace; provided however, that Tenant is not permitted to use such Terrace in inclement weather or when snow or ice are accumulated thereon;

(f) Tenant shall be responsible for the cleaning of the Terrace and for the proper removal of any items advertently or inadvertently left on the Terrace by Tenant. Tenant agrees to maintain all of Tenant’s furniture and property placed on or about the Terrace in satisfactory condition as to appearance and safety and, if reasonably required by Landlord, to remove such furniture and property during the winter months. Tenant agrees that at all times it has the right to use the Terrace, it will keep the Terrace free of all trash or waste materials by Tenant;

(g) From and after the date upon which Tenant shall first commence performance of Alterations to the Terrace, or directly related to Tenant’s use thereof (such as the installation of a door from the Premises to the Terrace), pursuant to the terms hereof, Tenant shall be responsible for all repairs to the Terrace, including structural repairs thereto that are the direct result of (i) any Alterations performed by Tenant, or (ii) Tenant’s use thereof in violation of the provisions of this Lease. Landlord shall be responsible for all repairs to the structure of the Terrace (except as set forth in the immediately preceding sentence), all repairs to any Building Systems on the Terrace, and all non-structural repairs to the Terrace resulting directly from entry thereon and/or the negligence of Landlord or Landlord’s agents, employees or contractors);

(h) Tenant agrees to properly safeguard and secure the Terrace and all items and materials thereon in a manner determined in the sole and absolute discretion of Landlord and to at all times prevent any persons or property from falling from the Terrace. Tenant agrees to exercise firm control over the people given access to the Terrace in order to keep to a minimum the number of people having access to the Terrace, to ensure their safety, and to avoid any disruptive or dangerous behavior in the Terrace;

(i) Subject to Section 28.02(c) hereof, Tenant covenants Tenant will not store any materials whatsoever on the Terrace, or alter or improve the Terrace in any way not approved by Landlord, or drop or throw any matter whatsoever from the Terrace; and

(j) Tenant agrees that its indemnification obligations under Article 17 of this Lease shall apply to Tenant’s use of the Terrace. Tenant shall obtain an endorsement to its commercial general liability insurance required to be maintained pursuant to Article 16 of this Lease specifically covering Tenant’s use of the Terrace.

(k) Tenant shall be responsible for the cost of all electricity, if any, or any other services consumed by Tenant in connection with the Terrace. Tenant shall pay Landlord for any electricity costs or other costs incurred by Tenant with respect to the Terrace within 15 days after receipt of a bill therefor from Landlord;

(1) Tenant may not sublease the Terrace to any other person or entity, except as part of a permitted sublease of the entire 9th Floor Space, and any attempt to do so shall render this license immediately void. Tenant shall not, without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion, grant any license, concession or other right of occupancy or permit the use of the Terrace by any party other than Tenant;

(m) Tenant shall not make or allow to be made any alterations, additions or improvements to the Terrace without first obtaining the written consent of Landlord in each such instance, but Landlord shall not unreasonably withhold its consent to the making by Tenant of Alterations to the Terrace which are similar to the improvements made to the terrace at the fourth (4th) floor of the Building, provided that such Alterations shall be performed in accordance with all of the provisions of this Lease. Additionally, Tenant shall be allowed to install equipment (which may include additional air conditioning equipment servicing the Premises) and exterior lighting on the Terrace as may be required, subject to the terms hereof and to Landlord’s reasonable approval. Landlord shall have reasonable approval rights with respect to all personal property placed on the Terrace;

(n) Upon the expiration or earlier termination of the Lease or Tenant’s right to use the Terrace, Tenant, at its own expense, shall remove all of Tenant’s personal property and repair any damage caused by such removal. If Tenant fails to perform such removal work within 10 days after the expiration or earlier termination of the Lease, Landlord shall have the right to perform such removal and restoration work at Tenant’s sole cost and expense and either store, sell or dispose of the equipment, all at Tenant’s sole cost and expense. Tenant shall pay Landlord for any costs incurred by Landlord upon demand; and

(o) Tenant acknowledges that equipment used in connection with the operation of the Building is located on the area shown on Exhibit P as adjacent to the Terrace, including, without limitation, window washing equipment, provided, however, that Tenant acknowledges that Landlord and the tenant which utilizes such existing equipment, Merrill Lynch, each shall be permitted to access such equipment through the Premises at reasonable times (except in the event of an emergency), and upon reasonable advance notice to Tenant of such requirement for access to such equipment. On any day when window washing or other work requiring scaffolding is being performed, Landlord may prohibit access to the Terrace to the Tenant with reasonable prior notice. In the event Landlord contemplates roof repairs that could affect the Terrace or requires access (for any reason) to the Terrace which requires temporary closure of the Terrace, Landlord shall formally notify Tenant at least 10 days in advance (except in the case of an emergency when no notice shall be required, or in the event of window washing when reasonable notice shall be required) prior to the commencement of such contemplated work. Landlord shall not be required to formally notify Tenant if Landlord requires access for any reason which does not require temporary closure of the Terrace.

ARTICLE 29

SIGNAGE

29.01 Signage.

The following terms have the meanings herein set forth for all purposes under this Article 29:

“Tenant’s Signage” means Tenant’s depiction of one Permitted Name and/or related Permitted Logo (one sign only) in the elevator lobby of the Building serving Tenant’s Premises in the location indicated on Exhibit C.

“Permitted Logo” means an entity mark or trade mark commonly used by a member of the Tenant Group.

“Permitted Names” means the entity name or trade name of a member of the Tenant Group.

“Signage Factors” means the design, size, materials, quality, method of attachment, coloring and location of the signage.

“Signage Occupancy Condition” means occupancy of not fewer than two (2) full floors in the Building by one or more members of the Tenant Group (other than space occupied by subtenants who are not part of the Tenant Group).

“Tenant Group” means Tenant originally named in this Lease and each Related Entity occupying a portion in the Building.

Subject to (i) Landlord obtaining the express consent of Merrill Lynch thereto (and Landlord shall use all commercially reasonable efforts acting in good faith to secure such consent of Merrill Lynch), (ii) the Tenant Group continuously meeting the Signage Occupancy Condition, and (iii) the provisions of the Lease and this Article 29, Tenant originally named in this Lease shall be permitted to affix and maintain Tenant’s Signage at the location depicted on Exhibit C approved by Landlord pursuant to the terms of this Article 29. Tenant originally named in this Lease may change the Permitted Name and/or related Permitted Logo of Tenant’s Signage from time to time with Landlord’s prior consent, which shall not be unreasonably withheld, delayed or conditioned, to another Permitted Name and/or related Permitted Logo, provided (y) Tenant acknowledges that any such change may be subject to the express consent of Merrill Lynch (in which case Landlord shall use all commercially reasonable efforts acting in good faith to secure such consent of Merrill Lynch), and (z) Tenant shall repair, to Landlord’s reasonable satisfaction, any damage to the Building as a result of such installation of Tenant’s Signage. Tenant’s Signage shall be subject to Landlord’s reasonable approval with respect to the Signage Factors in all respects, it being understood and agreed that Tenant’s Signage shall not be larger or more prominent in any respect than any signage of Merrill Lynch which shall be proximate thereto. The installation and maintenance of Tenant’s Signage shall be at the sole cost and expense of Tenant. Landlord shall not be liable or responsible to Tenant for any damage to Tenant’s Signage. If necessary or advisable in connection with maintenance, repairs or construction, Landlord may temporarily cover or remove Tenant’s Signage for the reasonable duration of the subject work. If at any time during the term of this Lease, the Tenant Group shall not fulfill the Signage Occupancy Condition, Landlord may, by notice to Tenant, direct Tenant to promptly remove Tenant’s Signage and to effect such repairs as shall be necessary to restore such area to the condition thereof prior to the installation of Tenant’s Signage, reasonable wear and tear excepted. On or before the Expiration Date, as the same may be extended pursuant hereto, Tenant shall remove Tenant’s Signage at Tenant’s sole cost and expense and shall, at Tenant’s sole cost and expense, restore any damage to the Building caused by such removal reasonable wear and tear excepted, to Landlord’s reasonable satisfaction.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD:

NY-717 FIFTH AVENUE, L.L.C.

By:
Name:
Title:	VP

TENANT:

MF GLOBAL HOLDINGS USA INC.

By:
Name:
Title:	President & CFO

Tenant’s Federal Tax I.D. No.: 13-1962847

Exhibit A

Description of Building

ALL that certain lot, place or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the easterly side of Fifth Avenue with the southerly side of 56th Street;

RUNNING THENCE easterly along said southerly side of 56th Street 242 feet 6 inches;

THENCE southerly parallel with said easterly side of Fifth Avenue 100 feet 5 inches to the center line of the block;

THENCE westerly along the center line of the block 11 feet 6 inches;

THENCE southerly parallel with the easterly side of Fifth Avenue and part of the distance through a party wall 100 feet 5 inches to the northerly side of 55th Street;

THENCE westerly along said northerly side of 55th Street 81 feet to a point distant 150 feet along the same from the easterly side of Fifth Avenue;

THENCE northerly again parallel with the easterly side of Fifth Avenue 120 feet;

THENCE westerly parallel with the southerly side of 56th Street 50 feet;

THENCE northerly again parallel with the easterly side of Fifth Avenue 5 inches;

THENCE westerly again parallel with the southerly side of 56th Street 100 feet to the easterly side of Fifth Avenue;

THENCE northerly along the easterly side of Fifth Avenue 80 feet 5 inches to the point of BEGINNING.

Exhibit K

Base Rent Schedule

A. 12th Floor Space:

(i) Two Million Four Hundred Thirty-Six Thousand Three Hundred Forty-Six and 00/100 Dollars ($2,436,346.00) per annum ($203,028.83 per month) for the period commencing on the 12th Floor Rent Commencement Date and ending one day prior to the first (1st) anniversary of the 12th Floor Rent Commencement Date;

(ii) Two Million Five Hundred Eighty Thousand Eight Hundred Seventy-Five and 00/100 Dollars ($2,580,875.00) per annum ($215,072.92 per month) for the period commencing on the first (1st) anniversary of the 12th Floor Rent Commencement Date and ending one day prior to the second (2nd) anniversary of the 12th Floor Rent Commencement Date;

(iii) Two Million Seven Hundred Twenty-Five Thousand Four Hundred Four and 00/100 Dollars ($2,725,404.00) per annum ($227,117.00 per month) for the period commencing on the second (2nd) anniversary of the 12th Floor Rent Commencement Date and ending one day prior to the fifth (5th) anniversary of the 12th Floor Rent Commencement Date;

(iv) Two Million Nine Hundred Fifty-Two Thousand Five Hundred Twenty-One and 00/100 Dollars ($2,952,521.00) per annum ($246,043.42 per month) for the period commencing on the fifth (5th) anniversary of the 12th Floor Rent Commencement Date and ending one day prior to the tenth (10th) anniversary of the 12th Floor Rent Commencement Date; and

(v) Three Million One Hundred Seventy-Nine Thousand Six Hundred Thirty-Eight and 00/100 Dollars ($3,179,638.00) per annum ($264,969.83 per month) for the period commencing on the tenth (10th) anniversary of the 12th Floor Rent Commencement Date and ending on the Expiration Date.

B. 11th Floor Space:

(i) Two Hundred One Thousand Six Hundred Seventy-One and 83/100 Dollars ($201,671.83) per month for the period commencing on the 11th Floor Space Rent Commencement Date and ending one day prior to the first (1st) anniversary of the 12th Floor Space Rent Commencement Date;

(ii) Two Million Five Hundred Sixty-Three Thousand Six Hundred Twenty-Five and 00/100 Dollars ($2,563,625.00) per annum ($213,635.42 per month) for the period commencing on the first (1st) anniversary of the 12th Floor Space Rent Commencement Date and ending one day prior to the second (2nd) anniversary of the 12th Floor Space Rent Commencement Date;

(iii) Two Million Seven Hundred Seven Thousand One Hundred Eighty-Eight and 00/100 Dollars ($2,707,188.00) per annum ($225,599.00 per month) for the period commencing on the second (2nd) anniversary of the 12th Floor Space Rent Commencement Date and ending one day prior to the fifth (5th) anniversary of the 12th Floor Space Rent Commencement Date;

(iv) Two Million Nine Hundred Thirty-Two Thousand Seven Hundred Eighty-Seven and 00/100 Dollars ($2,932,787.00) per annum ($244,398.92 per month) for the period commencing on the fifth (5th) anniversary of the 12th Floor Space Rent Commencement Date and ending one day prior to the tenth (10th) anniversary of the 12th Floor Space Rent Commencement Date; and

(v) Three Million One Hundred Fifty-Eight Thousand Three Hundred Eighty-Six and 00/100 Dollars ($3,158,386.00) per annum ($263,198.83 per month) for the period commencing on the tenth (10th) anniversary of the 12th Floor Space Rent Commencement Date and ending on the Expiration Date.

C. 9th Floor Space:

(i) Three Million Eighty-Four Thousand Seven Hundred Eight and 00/100 Dollars ($3,084,708.00) per annum ($257,059.00 per month) for the period commencing on the 9th Floor Space Rent Commencement Date and ending one day prior to the fifth (5th) anniversary of the 12th Floor Space Rent Commencement Date;

(ii) Three Million Three Hundred Forty-One Thousand Seven Hundred Sixty-Seven and 00/100 Dollars ($3,341,767.00) per annum ($278,480.58 per month) for the period commencing on the fifth (5th) anniversary of the 12th Floor Space Rent Commencement Date and ending one day prior to the tenth (10th) anniversary of the 12th Floor Space Rent Commencement Date; and

(iii) Three Million Five Hundred Ninety-Eight Thousand Eight Hundred Twenty-Six and 00/100 Dollars ($3,598,826.00) per annum ($299,902.17 per month) for the period commencing on the tenth (10th) anniversary of the 12th Floor Space Rent Commencement Date and ending on the Expiration Date.

D. Storage Space:

With respect to Storage Unit B13:

(i) $15,000.00 per annum ($1,250.00 per month) for the period commencing on the Storage Unit B13 Commencement Date and ending one day prior to the fifth (5th) anniversary of the 12th Floor Space Rent Commencement Date;

(ii) $16,875.00 per annum ($1,406.25 per month) for the period commencing on the fifth (5th) anniversary of the 12th Floor Space Rent Commencement Date and ending one day prior to the tenth (10th) anniversary of the 12th Floor Space Rent Commencement Date; and

(iii) $18,750.00 per annum ($1,562.50 per month) for the period commencing on the tenth (10th) anniversary of the 12th Floor Space Rent Commencement Date and ending on the Expiration Date.

2

With respect to Storage Unit B15:

(i) $16,000.00 per annum ($1,333.33 per month) for the period commencing on the Storage Unit B15 Commencement Date and ending one day prior to the fifth (5th) anniversary of the 12th Floor Space Rent Commencement Date;

(ii) $18,000.00 per annum ( $1,500.00 per month) for the period commencing on the fifth anniversary of the 12th Floor Space Rent Commencement Date and ending one day prior to the tenth (10th) anniversary of the Storage Unit B15 Commencement Date; and

(iii) $20,000.00 per annum ($1,666.66 per month) for the period commencing on the tenth (10th) anniversary of the 12th Floor Space Rent Commencement Date and ending on the Expiration Date.

3